   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 21, 2001

                                                      REGISTRATION NO. 333-43672
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 8


                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              SUREBEAM CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                        3556                        33-0921003
  (State or jurisdiction of          (Primary Standard              (I.R.S. Employer
incorporation or organization)          Industrial                Identification No.)
                                Classification Code Number)

            3033 SCIENCE PARK ROAD, SAN DIEGO, CALIFORNIA 92121-1199
                                 (858) 552-9500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------

                           NICHOLAS J. COSTANZA, ESQ.
                     SENIOR VICE PRESIDENT, GENERAL COUNSEL
                             3033 SCIENCE PARK ROAD
                        SAN DIEGO, CALIFORNIA 92121-1199
                                 (858) 552-9500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

 M. WAINWRIGHT FISHBURN, JR., ESQ.              MICHAEL L. FITZGERALD, ESQ.
      BARBARA L. BORDEN, ESQ.                         Brown & Wood LLP
         Cooley Godward LLP                        One World Trade Center
  4365 Executive Drive, Suite 1100                New York, NY 10048-0057
        San Diego, CA 92121                            (212) 839-5300
           (858) 550-6000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION


                 PRELIMINARY PROSPECTUS DATED FEBRUARY 21, 2001

The information in this prospectus is not complete and may be changed. We cannot sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

P_R_O_S_P_E_C_T_U_S

                                6,700,000 SHARES

                                     [LOGO]
                              CLASS A COMMON STOCK
                                  ------------

    This is SureBeam Corporation's initial public offering. SureBeam Corporation is selling all of the shares.

    We are a majority-owned subsidiary of The Titan Corporation and will continue to be controlled by Titan upon completion of this offering. Titan is the sole owner of our Class B common stock. Holders of Class B common stock are entitled to ten votes per share and holders of Class A common stock are entitled to one vote per share.

    We expect the public offering price to be between $10.00 and $12.00 per share. Currently, no public market exists for the shares. After pricing the offering, we expect that the shares will be quoted on the Nasdaq National Market under the symbol "SURE."

    INVESTING IN THE CLASS A COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.
                               -----------------

                                                                 PER SHARE               TOTAL
                                                                 ---------               -----
Public offering price.......................................         $                     $

Underwriting discount.......................................         $                     $

Proceeds, before expenses, to SureBeam......................         $                     $

    The underwriters also may purchase up to an additional 1,005,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares will be ready for delivery on or about            , 2001.

                              -------------------

MERRILL LYNCH & CO.                                   CREDIT SUISSE FIRST BOSTON

FIRST UNION SECURITIES, INC.                           A.G. EDWARDS & SONS, INC.

                                  ------------


               The date of this prospectus is             , 2001.

                       SureBeam-Registered Trademark-...
                     the extra measure of safety that helps
                          reduce the threat of harmful
                              food-borne bacteria

               [First Panel: Centered text stating, "SureBeam...
 the extra measure of safety that helps reduce the threat of harmful food-borne bacteria."]



[Second Panel: Graphics depicting hamburger with newspaper headlines describing recent recalls.]



[Third Panel: Graphics depicting SureBeam's in-line system and a service center.
 The graphic of the service center has a caption stating, "In the illustration above of SureBeam's Sioux City facility, portions of the ceiling, protective shielding and flooring of the facility have been removed in order to portray a full layout of the SureBeam service center system." The graphic of the in-line system has a caption stating, "In the illustration above, room walls and portions of the protective shielding of the facility have been removed in order to portray the full layout of the SureBeam in-line system that SureBeam expects to install in its customers' production facilities." Both graphics have a legend that identifies the various components of the systems depicted in the graphics.
                       A SureBeam logo is also depicted.]

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Prospectus Summary..........................................    1
Risk Factors................................................    7
Special Note Regarding Forward-Looking Statements...........   21
Use of Proceeds.............................................   21
Dividend Policy.............................................   21
Capitalization..............................................   22
Dilution....................................................   23
Selected Historical and Pro Forma Financial Information.....   25
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   27
Business....................................................   37
Management..................................................   50
Certain Relationships and Related Party Transactions........   61
Principal Stockholders......................................   65
Description of Capital Stock................................   66
Shares Eligible for Future Sale.............................   69
Underwriting................................................   71
Legal Matters...............................................   75
Experts.....................................................   75
Where You Can Find More Information.........................   75
Index to Financial Statements...............................   F-1


                              -------------------

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

    SureBeam-Registered Trademark- is a registered trademark of SureBeam Corporation.

                               PROSPECTUS SUMMARY

    This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.

OVERVIEW

    We are a leading provider of electronic irradiation systems and services for the food industry. Our SureBeam electronic food irradiation process significantly improves food safety, prolongs shelf life and provides disinfestation, without compromising food taste, texture or nutritional value. Our SureBeam process is based on proven electron beam technology that destroys harmful food-borne bacteria such as E-coli, salmonella and listeria, eliminates or renders harmless fruit flies and other pests and reduces food spoilage. Heightened awareness of food safety issues has prompted food growers, packers, processors and retailers to find new, safe and efficient ways to eliminate bacteria and insects from their products and to reduce food spoilage. Unlike older irradiation technologies, the SureBeam process does not use nuclear radioactive materials as a means of irradiation. Instead, the SureBeam system uses ordinary electricity and operates in an efficient and environmentally responsible manner. As a result, we believe we have an opportunity to establish electronic irradiation as a new standard for food safety and SureBeam as the leading brand for food safety solutions.


    Our electronic food irradiation system combines our patented conveyor and shielding systems and proprietary software with publicly available electron beam, x-ray and linear accelerator technology. We intend to offer our irradiation processing services at centrally located service centers we would own and operate or through service centers that would be owned by third parties to which we would sell systems. We also have designed our systems so that we can install a system as part of a customer's production line. We built, own and operate in Sioux City, Iowa the first commercial electronic food irradiation service center in the United States. We use this service center for both commercial processing of ground beef for customers and for testing the processing of products for other customers. We plan on building additional company-owned service centers in Los Angeles, Philadelphia and Chicago during the next 18 months. In July 2000, the first third-party-owned processing center opened in Hilo, Hawaii. This facility is used for disinfestation of fruits and vegetables.



    Under our business model, we intend to generate revenue from processing food using our electronic food irradiation system as well as from the sale of our systems. In addition to the company-owned service centers, we plan to retain ownership and operate any systems that we install within a customer's production line. We may also sell systems to third parties who would own and operate service centers in the United States or internationally. We generally structure these sale transactions so that we can participate in the potential future value created through the use of the systems we sold. Typically, we obtain a right to acquire a minority equity interest in the entity that owns and operates the system. We recognize revenue from the sale of the systems and expect to recognize income from processing revenue commensurate with our equity ownership in these entities. We also may provide limited working capital or project financing in connection with these third party service centers. A significant portion of our revenues to date has been derived under the percentage-of-completion accounting method from the design and construction of our SureBeam systems not yet installed or in operation.


    We have executed agreements with many of the major meat and poultry providers and processors in the United States, including American Food Service Corporation, Cargill, Emmpak, Huisken Meats, IBP, Omaha Steaks, Tyson Foods and United Food Group. In addition, we have signed agreements with Anchor Foods, Del Monte and Kraft for applying the SureBeam technology to processed foods. Our customer agreements generally provide that we will be the exclusive provider of any food irradiation services, including gamma irradiation services that we do not currently provide, that our customers elect to use. We are currently electronically irradiating ground beef for commercial sale by Cargill, Emmpak, Huisken, IBP, Omaha Steaks and Schwan's. Our other customers are currently testing products processed by the SureBeam system.

    We have identified several global markets for our SureBeam process, which include over 19 billion pounds of ground beef and over one trillion pounds of fruits and vegetables. We also plan to target the pork, cut beef, egg and processed food markets. Each of these markets is substantial and represents a significant opportunity since we intend to derive the majority of our revenue by charging a per pound fee for food processed with our electronic irradiation systems.

OUR STRATEGY

    Our strategy is to be the premier global provider of electronic food irradiation systems and services and to establish our process as a new standard for food safety. The key elements of our strategy are to:

    - Continue to expand relationships with leading food processors and other customers in the United States and abroad.


    - Install and operate in-line turnkey electronic irradiation systems that are directly integrated into customer production lines. Customers pay a per pound processing fee to establish recurring revenue sources for us.


    - Build, own and operate additional electronic food irradiation service centers in locations near major food processors.

    - Build the SureBeam brand as the leading electronic irradiation brand with both food processors and consumers in the retail and foodservice markets.

    - Promote consumer awareness of electron beam technology by educating consumers on the SureBeam system's ability to increase food safety and highlighting major endorsements by health and industry officials.

    - Pursue global opportunities through strategic relationships with local entities in international markets, signing exclusive agreements when possible.

    - Protect our SureBeam technology by aggressively enforcing our current patents and filing additional patent applications in the United States and other countries.

    - Develop new opportunities for SureBeam by continuing to develop new applications of our technology.

OTHER INFORMATION

    Our electronic food irradiation business is at an early stage of development and we began generating revenues from this business in 1999. Our business is subject to a number of risks and uncertainties that involve the new application of an existing technology, including the need to gain consumer acceptance of irradiated foods and our SureBeam system.

    Our principal executive offices are located at 3033 Science Park Road, San Diego, California 92121-1199 and our telephone number at that address is
(858) 552-9480. Our Internet site address is WWW.SUREBEAMSAFE.COM. Any information that is included on or linked to our Internet site or Titan's Internet site is not a part of this prospectus.

CONTROL BY TITAN

    Upon completion of this offering, The Titan Corporation will own all of our Class B common stock, which will represent approximately 84% of the number of shares of our outstanding common stock and approximately 98% of our voting power, and will be able to control the election of our directors and all other matters requiring stockholder approval. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder and upon the occurrence of any of the events described in "Description of Capital Stock--Common Stock."

    Titan is a publicly traded company, and its filings with the Securities and Exchange Commission, or SEC, are available to the public over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV, at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Titan's SEC recording number is 1-6035. Our relationship with Titan is described more fully in the "Certain Relationships and Related Party Transactions" section of this prospectus.

OUR HISTORY

    We trace our corporate history to Titan Purification, Inc., a wholly owned subsidiary of Titan formed in December 1997. Titan Purification subsequently changed its name to SureBeam Corporation. We were formed in August 2000 to facilitate a reorganization of Titan's food irradiation and medical sterilization division in the most tax-efficient manner. At that time, Titan contributed to us the assets, liabilities and operations related to its electronic food irradiation business. We in turn contributed the same assets, liabilities and operations to SB Operating Co. (previously named SureBeam Corporation and originally named Titan Purification, Inc.) in exchange for all of the common stock of SB Operating Co. held by Titan and Dr. Gene Ray, President and Chief Executive Officer of Titan. Concurrently, we substituted the outstanding options and assumed the outstanding warrants to acquire common stock of SB Operating Co. that had been granted by SB Operating Co. As a result, the holders of the substituted options and assumed warrants have the right to receive shares of our class A common stock instead of shares of SB Operating Co. common stock. In addition, we assumed Titan's investment in all of SureBeam's operations as evidenced by the subordinated promissory note payable to Titan. Also at the time of the contribution, we licensed to Titan the patent rights for the SureBeam technology to be used solely for its medical equipment sterilization business. We and SB Operating Co. had limited assets prior to the contribution.

    Prior to August 2000, Titan's electronic food irradiation business had been operated as part of a division of Titan, together with Titan's medical equipment sterilization business and its linear electron beam accelerator business. Our electronic food irradiation process is based principally on electron beam accelerator technology that was created by Titan and refined over the past 18 years. Since 1992, Titan has utilized its electron beam technology for medical equipment sterilization. We have successfully demonstrated the reliability of our system with over 8,000 hours logged on our system for food irradiation applications and over 100,000 hours for medical equipment sterilization applications.

                                  THE OFFERING


Class A common stock offered by SureBeam................  6,700,000 shares

Common stock to be outstanding after the offering:
  Class A common stock..................................  9,168,942 shares
  Class B common stock..................................  46,583,850 shares
    Total...............................................  55,752,792 shares

Use of proceeds.........................................  We estimate that our net proceeds from the offering, assuming no exercise of the
                                                          underwriters' over-allotment option, will be
                                                          approximately $67 million. We intend to use
                                                          the net proceeds to:

                                                          - build new SureBeam systems and service
                                                            centers;

                                                          - expand our manufacturing capacity;

                                                          - increase our marketing activities;

                                                          - pursue strategic transactions;

                                                          - pursue acquisitions of complementary
                                                            businesses and technologies;

                                                          - fund working capital; and

                                                          - fund general corporate purposes.

Risk factors............................................  See "Risk Factors" and other information included in this prospectus for a discussion
                                                          of factors you should carefully consider
                                                          before deciding to invest in shares of the
                                                          Class A common stock.

Proposed Nasdaq National Market symbol..................  SURE



    The number of shares of common stock outstanding after the offering is based upon the number of shares of Class A common stock and Class B common stock outstanding as of December 31, 2000 and:


    - includes 2,236,023 shares of Class A common stock issuable upon the exercise of currently outstanding warrants that expire upon the closing of this offering;


    - excludes 2,170,800 shares of Class A common stock reserved for issuance under our 2000 Stock Option and Incentive Plan, of which options to purchase 349,374 shares at an exercise price of $0.1438 have been granted and are outstanding as of December 31, 2000;



    - excludes 7,975,137 shares of Class A common stock reserved for issuance under our Nonstatutory Stock Option Plan, of which options to purchase 7,714,269 shares at an exercise price of $0.1438 have been granted and are outstanding as of December 31, 2000; and


    - excludes 250,000 shares of Class A common stock reserved for issuance under our 2000 Employee Stock Purchase Plan.

    In addition, except as otherwise noted, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                         SUMMARY FINANCIAL INFORMATION


    The following summary financial information should be read in conjunction with the SureBeam financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The pro forma statement of operations information for the year ended December 31, 2000 should be read in conjunction with the unaudited pro forma financial statements included elsewhere in this prospectus. The historical financial information prior to the August 2000 contribution by Titan to SureBeam is based on the historical operating results of SureBeam's predecessor business, which was operated principally as a division of Titan and which included a medical equipment sterilization and electronic food irradiation business, as well as a linear accelerator business. The historical results of operations and financial condition of these businesses are presented as a combination of entities under common control in a manner similar to a pooling of interests for all periods presented. Separate financial statements for SB Operating Co. have not been included since SB Operating Co. did not have operations prior to the contribution of Titan's electronic food irradiation and medical equipment sterilization division to us. The pro forma financial information gives effect to the elimination of the operations related to the medical equipment sterilization and linear accelerator businesses in order to create SureBeam, the electronic food irradiation business. The as adjusted balance sheet information also gives effect to the issuance of 2,236,023 shares of Class A common stock issuable upon the exercise of currently outstanding warrants that expire upon the closing of this offering, and gives effect to the sale of 6,700,000 shares of Class A common stock in this offering, at an assumed initial public offering price of $11.00 per share (the midpoint of the expected price range) and after deducting the underwriting discount and commissions and estimated offering expenses.



    Prior to the commencement of our food irradiation business in January 1999, substantially all revenues for SureBeam's predecessor business were derived from selling medical equipment sterilization systems and from providing medical equipment sterilization services and, to a lesser extent, from selling electronic beam accelerator systems for use by the federal government.

                                                                               YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------------------------------------
                                                                                                                    PRO FORMA
                                                            1996         1997       1998       1999       2000      2000 (1)
                                                         -----------   --------   --------   --------   --------   -----------
                                                         (UNAUDITED)                                               (UNAUDITED)
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS INFORMATION:
Revenues...............................................    $ 7,930     $ 8,255    $11,184    $14,339    $29,448      $25,210
Cost of revenues.......................................      7,522       8,010      8,909      8,576     19,602       15,738
                                                           -------     -------    -------    -------    -------      -------
  Gross profit.........................................        408         245      2,275      5,763      9,846        9,472

Operating expenses:
  Selling, general and administrative..................      1,211       1,591      2,067      4,138      8,640        7,514
  Research and development.............................         --          --         --         --        524          499
                                                           -------     -------    -------    -------    -------      -------
Income (loss) from operations..........................       (803)     (1,346)       208      1,625        682        1,459
Interest expense, net..................................      1,169       1,302      1,154      1,299      3,611        3,768
                                                           -------     -------    -------    -------    -------      -------
Income (loss) before tax...............................     (1,972)     (2,648)      (946)       326     (2,929)      (2,309)
Income tax provision (benefit).........................       (592)       (794)      (284)       121     (1,130)        (882)
                                                           -------     -------    -------    -------    -------      -------
Net income (loss)......................................    $(1,380)    $(1,854)   $  (662)   $   205    $(1,799)     $(1,427)
                                                           =======     =======    =======    =======    =======      =======
Basic earnings (loss) per share:
  Net income (loss)....................................    $ (0.03)    $ (0.04)   $ (0.01)   $  0.00    $ (0.04)     $ (0.03)
                                                           =======     =======    =======    =======    =======      =======
Diluted earnings (loss) per share:
  Net income (loss)....................................    $ (0.03)    $ (0.04)   $ (0.01)   $  0.00    $ (0.04)     $ (0.03)
                                                           =======     =======    =======    =======    =======      =======
Weighted average common shares used in computing basic
  earnings (loss) per share(2).........................     46,584      46,584     46,584     46,630     46,817       46,817
                                                           =======     =======    =======    =======    =======      =======
Weighted average common shares and common share
  equivalents used in computing diluted earnings (loss)
  per share (2)........................................     46,584      46,584     46,584     53,082     46,817       46,817
                                                           =======     =======    =======    =======    =======      =======



                                                                               DECEMBER 31,
                                                               DECEMBER 31,        2000
                                                                   2000         AS ADJUSTED
                                                               -------------   -------------
                                                                                (UNAUDITED)
BALANCE SHEET INFORMATION:
Cash........................................................     $     --        $ 67,743
Working capital.............................................       19,284          87,027
Total assets................................................       53,181         120,924
Subordinated promissory note................................       58,072          58,072
Total stockholders' equity (deficit)........................     $(14,875)       $ 52,868


------------------------------


(1) The pro forma statement of operations information gives effect to the contribution by Titan to SureBeam of Titan's electronic food irradiation business as if such contribution had occurred as of January 1, 2000.


(2) For the number of shares used in the per share calculations, see the pro forma SureBeam financial statements and Note 2 to the historical SureBeam financial statements.

                                  RISK FACTORS

    ANY INVESTMENT IN SHARES OF OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE YOU DECIDE TO BUY OUR CLASS A COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND FUTURE GROWTH PROSPECTS COULD BE MATERIALLY ADVERSELY AFFECTED. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY BELIEVE TO BE IMMATERIAL ALSO MAY IMPAIR OUR BUSINESS. ANY ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD RESULT IN A DECLINE IN THE TRADING PRICE OF OUR CLASS A COMMON STOCK AND THE LOSS OF ALL OR PART OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

OUR BUSINESS IS AT AN EARLY STAGE OF DEVELOPMENT. WE ARE SUBJECT TO THE RISKS OF NEW ENTERPRISES AND THE COMMERCIALIZATION OF A TECHNOLOGY THAT REQUIRES CONSUMER ACCEPTANCE.

    Our early stage of development makes it difficult to assess our prospects or predict our future operating results. We are subject to risks and uncertainties frequently encountered by early stage companies that involve the new application of an existing technology. These risks include our inability to:

    - build consumer confidence in the benefits of food irradiation and establish the acceptance of our SureBeam electronic irradiation technology;

    - establish and maintain a sufficient number of food industry customers and strategic relationships; and

    - obtain substantial capital to support the further development of our technology and the commercialization of our systems and services.

    If we do not successfully address these risks, we may not be able to increase revenues or commercialize our SureBeam system.

IF WE ARE UNABLE TO SUCCESSFULLY ACHIEVE BROAD MARKET ACCEPTANCE OF THE SUREBEAM SYSTEM, WE MAY NOT BE ABLE TO GENERATE ENOUGH REVENUES IN THE FUTURE TO ACHIEVE OR SUSTAIN PROFITABILITY.

    We are dependent on the successful commercialization of our SureBeam system. The market for electronically irradiated food is at an early stage of development. Six food processors are currently selling food electronically irradiated by us. Other food processors are testing our technology and it is uncertain whether or when they will choose to begin commercial production. We also do not know whether or when any fast food or other national chain restaurants or food retailers will decide to offer irradiated meat and create demand for our electronic irradiation systems. For example, Wal-Mart announced in March 2000 that it would carry irradiated frozen hamburger patties on a trial basis and one of our customers confirmed publicly that it shipped irradiated product to Wal-Mart. However, to our knowledge, Wal-Mart has not offered any frozen irradiated hamburger patties for sale at any of its stores. We expect that some food processors will not irradiate food unless industry leaders first commit to distribute irradiated food.

    The markets for our SureBeam system are unproven. The SureBeam technology may not gain adequate commercial acceptance or success. A variety of the risk factors discussed in this section will determine the success of our market development and commercialization efforts and the rate and extent of market acceptance of the SureBeam system.

PUBLIC CONCERNS OVER THE IRRADIATION OF FOOD COULD NEGATIVELY IMPACT MARKET ACCEPTANCE OF THE SUREBEAM PROCESS AND SUREBEAM BRANDED FOOD PRODUCTS.


    Irradiation of food by any technology, whether using an electron beam or nuclear radioactive materials, is opposed by several organized and vocal consumer groups who claim that irradiated food products are unsafe for consumption or pose a danger to the environment. These groups attempt to influence public policy and promote consumer opposition to irradiated food through activities such as picketing stores that offer irradiated food and lobbying politicians. Because irradiation of foods by electron beam technology is a new process, consumers need to be informed about the benefits and safety of food irradiation. Since irradiation of food by any method, whether using electron beam or nuclear radioactive materials, must be disclosed under the same label "Treated with Radiation" or "Treated by Irradiation," consumers may fear that our process makes food unsafe for consumption, has unknown future health effects or poses a danger to the environment. We risk not being able to overcome these fears through our educational efforts or to distinguish our process from gamma irradiation. If the public or our potential customers perceive our systems and services as unsafe or undesirable, our systems and services may not gain market acceptance, which would severely limit our ability to market and sell our products. In addition, negative public attitudes may prompt state legislatures to prohibit the sale of irradiated food. New York, New Jersey and Maine have all in the past prohibited the sale of irradiated food and New Jersey currently is considering the adoption of a moratorium on the sale or distribution of irradiated food. The adoption of such legislation in a number of states could have a material adverse effect on our revenues and business model. Further, consumers may be unwilling to pay for the higher cost of food products processed by our SureBeam system which could negatively impact the market acceptance of our process.


WE HAVE A HISTORY OF LOSSES AND WE MAY NOT ACHIEVE OR SUSTAIN PROFITABILITY.


    We have incurred operating losses in each quarter since we commenced operations. As of December 31, 2000, we had an accumulated deficit of approximately $18.0 million. In addition, at the time of this offering and assuming an initial public offering price of $11.00 per share, we expect to record a deferred compensation expense of approximately $86.6 million, which will be recognized over the four year vesting period of the related options. This charge is recorded in accordance with the vesting provisions of the related options through 2004. Since a significant portion of the options will have vested at the time of the closing of this offering, approximately $43.5 million of this charge will be recognized at the time of the closing of this offering. This charge will have a significant adverse impact on our earnings from 2001 to 2004 and it may cause our stock price to decline after this offering. We expect to derive our future revenues from sales of our SureBeam systems and related food processing services. However, these revenues are highly uncertain. We expect to continue to devote substantial resources to expand our sales and marketing activities, including our consumer branding efforts, further increase manufacturing capacity, build new SureBeam service centers and expand our research and development activities. As a result, we expect that our operating losses will increase and that we will incur operating losses for the foreseeable future.


OUR CUSTOMER CONTRACTS CAN BE CANCELLED ON SHORT NOTICE WITH LITTLE PENALTY AND THESE CONTRACTS ALLOW THE CUSTOMERS TO USE OTHER ELECTRONIC IRRADIATION PROVIDERS IN LIMITED CIRCUMSTANCES.

    While our customer contracts generally provide for a term of more than one year, the customers may terminate such contracts with a nominal termination fee and upon short notice, typically one month. If one or more customers that are processing a significant volume of products decide to terminate their contracts, our results of operations would be adversely affected. While a termination of a contract by a customer would not generally release a customer from the exclusive provider arrangement in the customer's contract, we generally must release a customer from the exclusive provider arrangement if they can find an alternative food irradiation source that can provide a comparable service at a lower price, or if we cannot fully meet the customer's demand.

IF WE CANNOT ESTABLISH AND MAINTAIN RELATIONSHIPS WITH FOOD PROCESSORS, DISTRIBUTORS, RETAILERS AND FOOD SERVICE OPERATORS, WE MAY NOT BE ABLE TO INCREASE REVENUES OR COMMERCIALIZE OUR SUREBEAM SYSTEM.

    In order to increase our revenues and successfully commercialize our SureBeam system, we must establish and maintain relationships with our existing and potential customers and strategic partners. A reduction, delay or cancellation of orders from one or more significant customers or the loss of one or more key customers could significantly reduce our revenues and could damage our reputation among our current and potential customers as well as consumers. We cannot assure you that our current customers will continue to place orders with us, that our current customers evaluating the technology will elect to enter into commercial production, that orders by existing commercial customers will increase, or that we will be able to obtain orders from new customers or continue to secure additional strategic relationships.

IF WE CANNOT DEVELOP AND MAINTAIN POSITIVE SUREBEAM BRAND AWARENESS, OUR REVENUES MAY BE MATERIALLY ADVERSELY AFFECTED.

    To promote awareness of our brand, we intend to continue to spend significant amounts of capital, including some portion of the net proceeds of this offering, on an aggressive brand-enhancement campaign. Our efforts to develop and maintain positive SureBeam brand awareness with consumers and our customers may be unsuccessful. As a result, SureBeam systems may not gain market acceptance causing our revenues, customer relationships and business prospects to be materially adversely affected.

IF WE CANNOT ASSEMBLE A LARGE NUMBER OF SUREBEAM SYSTEMS, WE MAY NOT MEET ANTICIPATED MARKET DEMAND OR WE MAY NOT MEET OUR PRODUCT COMMERCIALIZATION SCHEDULE.

    To be successful, we will have to assemble our SureBeam systems in large quantities at acceptable costs while also preserving high product quality, safety and reliability. If we cannot maintain high product quality on a large scale, our business will be adversely affected. We intend to apply a portion of the net proceeds of this offering to significantly expand our production of SureBeam systems. We cannot assure you that we will be successful in expanding our assembly activities. We may encounter difficulties in scaling up production of our systems, including problems with the supply of key components. Even if we are successful in developing our assembly capability, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our customers.

IF WE EXPERIENCE QUALITY CONTROL PROBLEMS OR SUPPLY SHORTAGES FROM COMPONENT SUPPLIERS, OUR REVENUES AND PROFIT MARGINS MAY SUFFER.


    Our dependence on third-party suppliers for components of our systems involves several risks, including limited control over pricing, availability of materials, quality and delivery schedules. These components include the microwave cavities of our linear accelerators which we currently obtain from a single source. We may experience quality control problems or supply shortages with respect to these components in the future. Any quality control problems or interruptions in supply with respect to one or more components or increases in component costs could materially adversely affect our customer relationships, revenues and profit margins.



THE USE OF OUR SYSTEMS TO IRRADIATE FOOD IS SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION THAT COULD PROHIBIT THE SALE OF IRRADIATED FOOD IN VARIOUS JURISDICTIONS, INCREASE THE COST OF USING OUR PRODUCTS AND DELAY OR PREVENT THE USE OF OUR SYSTEMS AND SERVICES BY OUR CUSTOMERS.


    Food irradiation is subject to significant regulation as a food additive by the U.S. Food and Drug Administration. Use of our SureBeam system, including product labeling, is also subject to regulation by the U.S. Department of Agriculture's Food Safety and Inspection Service and by health and environmental safety departments within various states. The FDA has approved the use of irradiation for beef, poultry, pork, fruits and vegetables. The FDA has not yet approved the use of irradiation for two of the primary food markets we expect to target, processed foods and seafood. The failure of the FDA to approve irradiation of processed foods and seafood would prevent us from generating revenues from the application of our technology in these significant markets. Furthermore, the FDA could remove or restrict its approval of the use of irradiation for currently approved food products, which would severely limit our ability to provide services and systems.

    Several state legislatures have in the past prohibited the sale or distribution of any irradiated food. A bill to impose a five-year moratorium on the sale or distribution of irradiated foods, regardless of whether the irradiation was applied by electricity or nuclear radiation, is currently pending in the New Jersey state legislature. No assurance can be given that this bill will not be enacted into law or that similar bills in other states might not be adopted.


    In addition, FDA regulations require that all food that has been irradiated must carry the Radura symbol, an international symbol for irradiation, and state that the product has been "Treated with Radiation" or "Treated by Irradiation" on the label. States such as Vermont have similar labeling requirements. These labeling regulations may increase the risk that consumers will not purchase goods that have been treated by our products or services, which could negatively impact our revenues.


    FDA regulations also require approval for packaging materials used by our customers. While the FDA has approved a number of packaging materials, many other materials commonly used for packaging food have not been approved. Failure or delay in receiving such approvals could have a material adverse effect on our customer relationships and revenues.

    We also are required to obtain regulatory approval from foreign regulatory authorities before we can offer our systems and services in those jurisdictions. These jurisdictions may apply different criteria than the U.S. regulatory agencies in connection with their approval processes. Monitoring changes in, and our compliance with, diverse and numerous foreign regulatory requirements may increase our costs. Regulatory approvals in foreign countries that regulate irradiation are subject to similar risks and uncertainties as regulatory approvals in the United States. If we are unable to obtain approval to sell our products and services in these markets, our ability to generate revenues from these markets would be adversely affected.

    Our processing facilities also are subject to various other federal, state and municipal regulations regarding health, safety and environmental issues. Our facilities are subject to continuous supervision, in the case of the USDA, or periodic inspection by other regulators.

EFFORTS TO CHANGE THE LABELING REQUIREMENTS WITH RESPECT TO ELECTRONIC FOOD IRRADIATION MAY NOT BE SUCCESSFUL AND MAY RESULT IN CONSUMER CONFUSION.

    Along with food industry groups and others, we are seeking to change the labeling requirements for foods treated with electronic irradiation to allow the use of words like "cold pasteurization" or "electronic pasteurization" instead of "irradiation" or "radiation." Although we believe that the proposed changes may improve the overall acceptance of the SureBeam process, we cannot assure you that the proposed changes will be accepted, or if accepted, that we will recognize any benefit from such changes. Additionally, a continued reference to the SureBeam process as "irradiation" or "radiation" could adversely affect the consumer acceptance of our process.

INTERNATIONAL EXPANSION WILL SUBJECT US TO RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS THAT COULD INCREASE OUR COSTS AND DECREASE OUR PROFIT MARGINS IN BOTH OUR DOMESTIC AND OUR INTERNATIONAL OPERATIONS.

    Our success will depend in part on our ability to expand internationally as we obtain regulatory approvals to market and sell our SureBeam systems in other countries. We have entered into agreements to establish operations in both Japan and Brazil. Expansion of our international operations could impose substantial burdens on our resources, divert management's attention from domestic operations and otherwise adversely affect our business. Furthermore, international operations are subject to several inherent risks that could increase our costs and decrease our profit margins including:

    - reduced protection of intellectual property rights;

    - changes in foreign currency exchange rates;

    - changes in a specific country's or region's political or economic conditions;

    - trade protective measures and import or export licensing requirements or other restrictive actions by foreign governments; and

    - changes in tax laws.

IF WE CANNOT EFFECTIVELY MANAGE OUR INTERNAL GROWTH, OUR BUSINESS PROSPECTS, REVENUES AND PROFIT MARGINS MAY SUFFER.

    If we fail to effectively manage our internal growth in a manner that minimizes strains on our resources, we could experience disruptions in our operations and ultimately be unable to generate revenues or profits. We expect that we will need to significantly expand our operations to successfully implement our business strategy. As we add manufacturing, marketing, sales, and other personnel, both domestically and internationally, and expand our manufacturing, irradiation processing and research and development capabilities, we expect that our operating expenses and capital requirements will increase. To effectively manage our growth, we must continue to expend funds to improve our operational, financial and management controls, and our reporting systems and procedures. In addition, we must effectively expand, train and manage our employee base. If we fail in our efforts to manage our internal growth, our business prospects, revenues and profit margins may suffer.

WE INTEND TO PURSUE STRATEGIC TRANSACTIONS, WHICH COULD DISRUPT OUR OPERATIONS, INCREASE OUR COSTS AND NEGATIVELY IMPACT OUR EARNINGS.

    We intend to pursue strategic transactions that provide access to new technologies, products or markets. These transactions could include acquisitions, partnerships, joint ventures, business combinations and investments. Any transaction may require us to incur non-recurring or on-going charges and may pose significant integration challenges and/or management and business disruptions, any of which could increase our costs and negatively impact our earnings. In addition, we may not succeed in retaining key employees of any business that we acquire. We may not consummate these transactions on favorable terms or obtain the benefits we anticipate from a transaction.


OUR TECHNOLOGY COMPETES AGAINST OTHER FOOD IRRADIATION TECHNOLOGIES. COMPETITION IN OUR MARKET MAY RESULT IN PRICING PRESSURES, REDUCED MARGINS OR THE INABILITY OF OUR PRODUCTS AND SERVICES TO ACHIEVE MARKET ACCEPTANCE.


    We compete against several companies seeking to address the food safety market. Our electronic food irradiation technology competes against gamma ray technology and alternatives to irradiation, such as thermal sterilization, fumigation and chemical washes. We may be unable to compete successfully against our current and potential competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance for our products.


    The current level of market penetration for food irradiation products is relatively low when compared to the overall size of the food markets to which we are targeting our food irradiation services and products. As food irradiation gains consumer acceptance and the market increases, we expect competition to grow significantly. Our competitors include Flow International Corporation, Ion Beam Applications, s.a., MDS/Nordion Food Technologies Corporation and STERIS Corporation. These organizations may have significantly more capital, research and development, regulatory, manufacturing, marketing, human and other resources than we do. As a result, they may be able to devote greater resources to the manufacture, promotion and sale of their products, initiate or withstand substantial price competition, or take advantage of acquisition or other opportunities more readily.


THE HISTORICAL FINANCIAL INFORMATION PRESENTED IN THIS PROSPECTUS IS NOT REPRESENTATIVE OF OUR RESULTS AS A SEPARATE ELECTRONIC FOOD IRRADIATION BUSINESS BECAUSE IT INCLUDES TITAN'S MEDICAL EQUIPMENT STERILIZATION BUSINESS AND THE LINEAR ELECTRON BEAM ACCELERATOR BUSINESS FOR GOVERNMENT USE. ACCORDINGLY, YOU SHOULD NOT RELY ON THIS INFORMATION OR ANY DISCUSSION OF IT IN THIS PROSPECTUS AS BEING INDICATIVE OF OUR HISTORICAL OR FUTURE RESULTS OF OPERATIONS OR FINANCIAL CONDITION AS A SEPARATE ELECTRONIC FOOD IRRADIATION BUSINESS.


    The historical financial information contained in this prospectus does not reflect the results of operations and financial condition of the electronic food irradiation business on a stand-alone basis. The pro forma results of operations for the year ended December 31, 2000 give effect to the contribution by Titan to SureBeam of the electronic food irradiation business as if such contribution occurred on January 1, 2000. The pro forma results of operations information contained in this prospectus is the only results of operations information that addresses the electronic food irradiation business on a stand-alone basis. The "Management's Discussion and Analysis of Financial Condition and Results of Operations" section is based upon the historical results of operations of Titan's entire electron beam business, including the medical equipment sterilization business and the linear electron beam accelerator business for government use, and thus it is not comparable with the pro forma financial information. Accordingly, you should not rely on the discussion in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section or upon the historical financial information contained in this prospectus as being indicative of our historical or future results of operations or financial condition.



TO DATE WE HAVE DERIVED A SIGNIFICANT PORTION OF OUR REVENUES FROM THE SALE OF SYSTEMS TO A LIMITED NUMBER OF THIRD PARTIES, WHICH WILL OPERATE PROCESSING CENTERS. REVENUES FROM SYSTEM SALES MAY DECLINE IN THE FUTURE IF ANY EXISTING ORDERS ARE CANCELLED OR WE FAIL TO MAKE NEW SYSTEM SALES.



    Our historical revenues are primarily attributable to the design and construction of systems for a limited number of third party service centers, which we account for under the percentage of completion method. For example, for the year ended December 31, 1999 revenue from three customers represented approximately 40% of our total revenues and for the year ended December 31, 2000 revenue from three customers represented approximately 80% of our total revenues. Some of these systems are not yet installed or in operation and we expect to continue to derive system sales revenue as we complete construction of these systems. A reduction or delay of system sales to one or more significant customers or the loss of one or more key customers could significantly reduce our revenues. In addition, once these systems become operational, we will no longer derive revenue from these system sales, but expect to derive income from food processing revenues commensurate to our equity ownership in the entities that own and operate the third party service centers. We cannot assure you that we will continue to derive revenues from these customers, that revenues from these customers will continue at current or historical levels, that we will be able to derive revenue from new customers or that we will be able to derive income from significant food processing revenues from the completed systems in the future.


OUR INABILITY TO PROTECT OUR PATENTS AND PROPRIETARY RIGHTS IN THE UNITED STATES AND FOREIGN COUNTRIES COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS PROSPECTS AND COMPETITIVE POSITION.

    Our success depends on our ability to obtain and maintain patent and other proprietary-right protection for our technology and systems and services in the United States and other countries. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary rights in these foreign countries. If we are unable to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary rights. In addition, we may incur significant expense in protecting our intellectual property and defending or assessing claims with respect to intellectual property owned by others.

    Our patents may be challenged, narrowed, invalidated or circumvented. In addition, our issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products, or provide us with any competitive advantage. We are not certain that our pending patent applications will be issued. Moreover, our competitors could challenge or circumvent our patents or pending patent applications.

    We also rely on trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We have taken measures to protect our trade secrets and know-how, including the use of confidentiality agreements with our employees, consultants and advisors. It is possible that these agreements may be breached and that any remedies for a breach will not be sufficient to compensate us for damages incurred. We generally control and limit access to, and the distribution of, our product documentation and other proprietary information. Despite our efforts to protect these proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. We also cannot guarantee that other parties will not independently develop our know-how or otherwise obtain access to our technology.

THE VALIDITY OF OUR CORE PATENT HAS BEEN CHALLENGED IN A LEGAL ACTION THAT, IF SUCCESSFUL, WOULD ALLOW POTENTIAL COMPETITORS TO DEVELOP AND COMMERCIALIZE ELECTRON BEAM FOOD IRRADIATION SYSTEMS, THAT COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS PROSPECTS AND COMPETITIVE POSITION.


    On January 6, 2000, Ion Beam Applications s.a., a Belgian corporation, and its related U.S. subsidiaries filed an action for declaratory judgment against Titan in a federal court in Virginia relating to our patents for our SureBeam systems. The action challenges the validity of our core Irradiation System Utilizing Conveyor Transported Article Carriers patent, seeks a declaration that Ion Beam Applications and its customers have not infringed any of the claims in our patent, and alleges that we have engaged in unfair competition and that our conduct constitutes patent misuse. The case has been moved to the federal court in San Diego. On November 22, 2000, Ion Beam Applications filed an amended complaint alleging, in addition to the original claims, that we have engaged in false advertising, monopolization, restraint on trade and unfair business practices. We intend to vigorously defend our patent position and defend against all allegations. However, a finding in favor of Ion Beam Applications in this action would allow Ion Beam Applications and other potential competitors to develop and commercialize electron beam food irradiation systems that would compete against our SureBeam systems and services.


OTHER COMPANIES MAY CLAIM THAT WE INFRINGE THEIR INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS, WHICH COULD CAUSE US TO INCUR SIGNIFICANT EXPENSES OR PREVENT US FROM SELLING OUR PRODUCTS.

    Our success depends on our ability to operate without infringing the patents and proprietary rights of third parties. Product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Future patents issued to third parties may contain claims that conflict with our patents. Although we believe that our current product does not infringe the proprietary rights of any third parties, third parties could assert infringement claims against us in the future. Any litigation or interference proceedings, regardless of their outcome, would probably be costly and require significant time and attention of our key management and technical personnel. Litigation or interference proceedings could also force us to:

    - stop or delay selling, manufacturing or using products that incorporate the challenged intellectual property;

    - pay damages; or

    - enter into licensing or royalty agreements that may be unavailable on acceptable terms.

PRODUCT LIABILITY CLAIMS COULD MATERIALLY ADVERSELY AFFECT OUR CUSTOMER RELATIONSHIPS AND COSTS.

    Our involvement in the processing of food results in a significant risk that we will be subject to product liability claims resulting from the consumption of contaminated food. We may be held liable or incur costs to settle or defend liability claims if any of our systems cause, or are claimed to cause, injury or are found unsuitable during product testing, manufacturing, marketing, sale or use. These risks exist even with respect to products that have received, or may in the future receive, regulatory approval, registration or clearance for commercial use. Also, we may be liable to our customers for the costs they incur from product recalls. We cannot guarantee that we will be able to avoid product liability exposure.

    While we currently maintain product liability insurance at levels that we believe are sufficient and consistent with industry standards for companies at our stage of development, we cannot guarantee that our product liability insurance is adequate. It is also possible that at any time our insurance coverage may become unavailable on commercially reasonable terms or at all. A product liability claim or product recall could result in liability to us greater than our assets and/or insurance coverage. Moreover, product liability claims, recalls and expenses associated with defending against claims or recalls could have an adverse impact on us even if we have adequate insurance coverage.

IF WE CANNOT RETAIN KEY PERSONNEL OR ATTRACT QUALIFIED PERSONNEL, OUR CUSTOMER RELATIONSHIPS, COMPETITIVE POSITION AND REVENUES COULD SUFFER.

    Our success depends to a significant extent upon the efforts of our key management, sales and marketing, technical support and research and development personnel, none of whom have entered into agreements not to compete with us. The loss of key personnel could adversely affect us. We believe that our future success will depend in large part upon our continuing ability to attract and retain highly skilled managerial, sales and marketing, technical support and research and development personnel. Like other emerging growth companies, we face intense competition for our personnel needs, and we have at times experienced and continue to experience difficulty in recruiting qualified personnel. We cannot assure you that we will be successful in attracting, assimilating and retaining additional qualified personnel in the future. If we were to lose the services of one or more of our key personnel, or if we failed to attract and retain additional qualified personnel, it could materially and adversely affect our customer relationships, competitive position and revenues.

IF WE CANNOT EFFECTIVELY INCREASE AND ENHANCE OUR SALES AND MARKETING CAPABILITIES, WE MAY NOT BE ABLE TO INCREASE OUR REVENUES OR COMMERCIALIZE OUR SUREBEAM SYSTEM.


    We need to further develop our sales and marketing capabilities to support our commercialization efforts. As of December 31, 2000, we had six employees in our sales and marketing force. If we fail to increase and enhance our marketing and sales force, we may not be able to enter new or existing markets for the irradiation of food. Failure to recruit, train and retain new sales personnel, or the inability of new sales personnel to effectively market and sell our products and services, could impair our ability to gain market acceptance of our products and services and cause our sales to suffer. Further, since the irradiation of food has only recently been approved, we will need to commercialize our products and services and enhance our brand quickly in order to gain market share, which will only be possible if we increase our sales and marketing capabilities.


WE WILL REQUIRE SIGNIFICANT ADDITIONAL CAPITAL TO FUND OUR FUTURE OPERATIONS, WHICH MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS OR AT ALL.


    We believe that our existing capital resources are adequate to support our current level of operations for the next 12 months. The net proceeds from this offering will provide additional funds to expand growth over this period. However, our future capital requirements will depend on many factors, including:



    - fluctuations in our working capital requirements;


    - the costs of components for our systems, and the production cost of assembling our systems;

    - the adequacy of our manufacturing and other facilities to meet demand for our products and services;

    - the size and complexity of, and the progress in, our research and development programs;

    - the costs of filing and prosecuting patent applications, and maintaining, defending and enforcing our patents; and

    - the timing, scope and results of market testing by food processors.


    We currently have available a maximum of $75 million of indebtedness under a subordinated, unsecured promissory note from us to Titan. As of December 31, 2000, we had $58.1 million outstanding under this note. In the past, Titan financed all of our working capital and other capital requirements. However, we will not be able to rely on Titan for future funding in addition to amounts under the note. If our capital requirements vary from our current plans, we may require additional financing sooner than we anticipate. We expect we will need to obtain additional debt or equity financing in order to execute our business strategy. Future equity financings would be dilutive to the existing holders of our common stock. Future debt financings could involve restrictive covenants. We will likely not be able to obtain financing with interest rates or other terms as favorable as those that we have obtained from Titan and financing from Titan or from third parties may be unavailable to us when needed. In the event we are unable to generate sufficient cash flow and obtain necessary financing, we may have to delay, curtail or eliminate some or all of our operations or capital expenditures.


DELAYS IN THE CONSTRUCTION AND INSTALLATION OF OUR SYSTEMS COULD NEGATIVELY AFFECT OUR REVENUES.


    Our business model depends on the successful deployment of our systems, whether the systems are constructed and installed in service centers or in a customer's production line. A number of factors beyond our control can slow or delay the deployment of our systems such as site preparation, zoning and permitting requirements, the availability of skilled construction personnel and construction equipment, and adverse weather conditions. For example, our expected completion date of the first service center in Brazil was postponed from the fourth quarter of 2000 to the third quarter of 2001 as a result of unanticipated delays in the construction process. Any delay in the deployment of our systems could adversely affect our revenues and cash flows.


                  RISKS RELATED TO OUR RELATIONSHIP WITH TITAN

FOLLOWING THIS OFFERING, STOCKHOLDERS OTHER THAN TITAN WILL BE UNABLE TO AFFECT STOCKHOLDER VOTING.

    Following this offering, Titan will own all of our outstanding shares of Class B common stock, which has ten votes per share, representing approximately 98% of our voting power. As a result, Titan will have the ability to control the outcome of all matters requiring stockholder approval, including the election and removal of our board of directors, approval of any merger, consolidation or sale of all or substantially all of our assets.

TITAN'S CONTROL OF OUR COMPANY COULD MAKE IT DIFFICULT FOR ANOTHER COMPANY TO ACQUIRE US, WHICH COULD DEPRESS OUR STOCK PRICE.

    Following this offering, Titan will have the ability to control our management and affairs. This control could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to our business or our stockholders. As a result, this control could reduce the price that investors are willing to pay in the future for shares of our Class A common stock.

OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED IF TITAN'S INTERESTS RECEIVE PRIORITY OVER OUR INTERESTS.

    Conflicts of interest have arisen and may in the future arise between Titan and us in a number of areas relating to our past and ongoing relationships. Titan is a diversified technology company whose offerings include information technology products and services that it markets to defense, intelligence and other government agencies. Potential factors that may create a conflict of interest between Titan and us include the following:

    - the terms of the intercompany agreements that we have entered into with Titan in connection with this offering, which include a corporate services agreement, a tax allocation agreement, a contribution agreement and a credit facility;

    - sales or distributions by Titan of all or any portion of its ownership interest in us;

    - Titan's ability to control our management and affairs; and

    - several of our directors and executive officers also are directors or executive officers of Titan.

    Titan is under no obligation to resolve any conflicts that might develop between it and us in a manner that is favorable to us and we cannot guarantee that such conflicts will not result in harmful consequences to our business or prospects.

SOME OF OUR DIRECTORS AND EXECUTIVE OFFICERS ALSO ARE DIRECTORS OR EXECUTIVE OFFICERS OF TITAN, WHICH COULD CAUSE TITAN'S INTERESTS TO RECEIVE PRIORITY OVER OUR INTERESTS.

    One of our directors, Gene W. Ray, and our executive officers, Larry A. Oberkfell, Eric M. DeMarco and Nicholas J. Costanza, also are directors or executive officers of Titan. Because our financial results will be included in Titan's consolidated financial statements and our financial results are consolidated with Titan's in computing Titan's compliance with its financial covenants under its senior credit facility, these directors and executive officers may consider not only the short-term and long-term impact of financial and operating decisions on us, but also the impact of these decisions on Titan's consolidated financial results and its stockholders. In some instances, the impact of these decisions could be disadvantageous to us while advantageous to Titan. We cannot guarantee that all conflicts will be resolved in a manner that is favorable to us or that such conflicts will not result in harmful consequences to our business or prospects. In addition, the members of our board of directors currently have and may have in the future an equity interest in Titan that represents a significant portion of their personal financial portfolio. This equity interest could affect their decisions in resolving conflicts between us and Titan.

IF WE CANNOT RAISE EQUITY CAPITAL OR ISSUE COMMON STOCK IN CONNECTION WITH ACQUISITIONS IN THE FUTURE BECAUSE OF OUR RELATIONSHIP WITH TITAN, WE MAY BE UNABLE TO FUND PLANNED EXPENDITURES TO BUILD NEW SUREBEAM SYSTEMS AND SERVICE CENTERS, FURTHER DEVELOP OUR TECHNOLOGY OR INCREASE MARKETING ACTIVITIES.

    We may be constrained in our ability to raise equity capital in the future or to issue Class A common stock or other equity securities in connection with future acquisitions because of Titan's desire to maintain at least an 80% ownership interest in us in order to consolidate our financial results in its tax returns.

OUR BUSINESS MAY SUFFER BECAUSE WE HAVE ENTERED INTO AFFILIATE AGREEMENTS WITH TITAN THAT ARE NOT BASED ON ARMS' LENGTH NEGOTIATIONS. FOR EXAMPLE, ALTHOUGH COSTS TO DEVELOP TITAN'S MEDICAL PRODUCT STERILIZATION BUSINESS WERE ALLOCATED TO US, WE WILL NOT RECEIVE ANY ROYALTIES RELATED TO THE MEDICAL STERILIZATION BUSINESS.

    We have entered into various intercompany agreements with Titan including a corporate services agreement, tax allocation agreement, contribution agreement, license agreement and credit facility. Because we are currently a majority-owned subsidiary of Titan, none of these agreements resulted from arms' length negotiations. These agreements may include terms and conditions that are less favorable to us than we could have obtained from independent third parties. Substantially all of our assets and liabilities were contributed to us by Titan on August 4, 2000. This contribution was not made on arms' length terms and recourse to Titan is limited since representations regarding title to transferred assets and related matters are not contained in the contribution agreement. In connection with such contributions we licensed our patents and technology to another subsidiary of Titan to be used solely for medical equipment sterilization. This license is royalty free to Titan. In addition, we were allocated approximately $39 million of indebtedness by Titan at the time of the contribution. This indebtedness is in an amount equal to the net cash flow required by Titan to develop its electron beam business since inception, including its medical equipment sterilization business and its electron beam business for governmental use. Under the tax allocation agreement, Titan will determine the amount of separate taxable income and tax liability that we would realize if we filed a separate tax return. In addition, because we file a consolidated tax return with Titan, we would be obligated to pay taxes for the entire group of Titan companies if those companies defaulted in the payment of their taxes.


WE WILL BE RESTRICTED BY COVENANTS CONTAINED IN TITAN'S CREDIT FACILITY, WHICH COULD IMPAIR OUR ABILITY TO MAKE CAPITAL EXPENDITURES FOR NEW SYSTEMS OR SERVICE CENTERS OR FUND EXPANSION OF OUR INFRASTRUCTURE AND SALES AND MARKETING EFFORTS.


    Titan's credit facility contains covenants that require a minimum level of financial performance and that restrict its ability on a consolidated basis to take corporate actions such as changing its business operations, incurring new unsecured indebtedness, making payments on the principal of subordinated debt or merging with or into another entity. Since we are a majority-owned subsidiary of Titan, our activities are included in the determination of whether Titan has maintained the requisite financial performance. Titan may limit our activities, such as our capital expenditures or indebtedness, if such activities, together with those of other Titan subsidiaries, would negatively impact Titan's ability to meet the requisite financial performance. Titan also may restrict our activities because of competing needs of other Titan subsidiaries that are also included in Titan's consolidated financial performance. These restrictions may impair our ability to meet our business objectives. In addition, together with Titan's other subsidiaries, we are a guarantor of Titan's obligations under the credit facility and we would be liable for any amounts not repaid by Titan. As of December 31, 2000, Titan had approximately $263 million outstanding under its credit facility. Titan has entered into an amendment to the credit facility under which we will be removed from the guaranty concurrently with the completion of this offering, although we will continue to be included for the purpose of determining Titan's level of financial performance.


TITAN WILL PLEDGE ITS EQUITY INTEREST IN US AS COLLATERAL FOR ITS CREDIT FACILITY. A DEFAULT BY TITAN COULD RESULT IN AN INADVERTENT CHANGE IN CONTROL.

    As collateral for the credit facility, Titan has pledged its equity interest in us. Therefore, if Titan defaults on its credit facility, Titan's creditors could obtain ownership of Titan's equity interest in us, which would effectuate a change in our control.

                         RISKS RELATED TO THIS OFFERING

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE AND COULD FALL BELOW EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS, RESULTING IN A DECREASE IN OUR STOCK PRICE.

    Our operating results for a particular quarter or year may fall below the expectations of securities analysts and investors, which could result in a decrease in our stock price. We believe that period-to-period comparisons of our operating results are generally not meaningful and are not a good indication of our future performance. Numerous factors will contribute to the unpredictability of our operating results, including:

    - the six to nine month period of our sales cycle;

    - the size of individual customer orders;

    - the delay or deferral of customer implementations;


    - the delay or deferral of construction and installation of new service centers or in-line systems;


    - the fiscal or quarterly budget cycles of our customers;

    - the high level of our fixed costs such as research and development and general and administrative expenses; and

    - general or industry-specific economic conditions.

OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

    Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price of our Class A common stock, which will be determined through negotiations between the representatives of the underwriters, and us, may not be indicative of future market prices. An active trading market in our Class A common stock may not develop or be sustained following this offering. As a result, if you decide to purchase our shares, you may not be able to resell your shares at or above the initial public offering price. Stock markets may experience significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The stock prices of early-stage companies in particular have experienced extreme price fluctuations, often unrelated to the operating performance of these companies.

    The market price of our Class A common stock is likely to be very volatile due to a number of factors, including:

    - the degree to which we successfully implement our business strategy and commercialize our SureBeam system;

    - actual or anticipated variations in quarterly or annual operating and financial results;

    - changes in securities analysts' earnings projections or securities analysts' recommendations;

    - governmental regulatory initiatives;

    - patent or proprietary rights developments;

    - announcements of technological innovations or new products by us or our competitors; and

    - changes in business conditions affecting our competitors and us.

    In addition, the stock market recently has experienced significant volatility that often has been unrelated or disproportionate to the operating performance of particular companies, such as ours. These broad market and industry fluctuations also may adversely affect the market price of our Class A common stock, regardless of our actual operating performance. Furthermore, our stock price may fluctuate based on developments concerning our proprietary rights or those of our competitors.

    We have filed an application to include our Class A common stock for quotation on the Nasdaq National Market System. We do not know the extent to which investor interest in our company will lead to the development of a trading market for our Class A common stock or how our Class A common stock will trade in the future.

WE BELIEVE THAT THIRD PARTIES HAVE DISSEMINATED, AND MAY IN THE FUTURE DISSEMINATE, INACCURATE STATEMENTS REGARDING OUR BUSINESS THAT MAY ADVERSELY AFFECT OUR STOCK PRICE.


    We believe that third parties have disseminated inaccurate statements regarding our business and may continue to do so in the future. Titan believes the recent drop in its stock price was caused by the dissemination by short sellers and others, through Internet bulletin boards and other means, of inaccurate information about SureBeam and other Titan business units. Titan has brought an action against these persons it believes have engaged in unlawful business activities. Those defendants may counterclaim against Titan and possibly us. Inaccurate information may artificially cause our stock price to rise or fall depending on the nature of the inaccurate information.

OUR MANAGEMENT HAS BROAD DISCRETION AS TO THE USE OF THE NET PROCEEDS FROM THIS OFFERING.

    Our management has broad discretion as to the use of the net proceeds that we will receive from this offering. We cannot assure you that our management will apply these funds effectively, nor can we assure you that the net proceeds from this offering will be invested to yield a favorable return.

ANTITAKEOVER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND PROVISIONS OF DELAWARE LAW COULD DELAY OR PREVENT A CHANGE OF CONTROL THAT YOU MAY FAVOR.

    In addition to Titan's ability to control the outcome of our stockholder meetings and actions, our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to you. These provisions could discourage potential takeover attempts and could adversely affect the market price of our Class A common stock. Because of these provisions, you might not be able to receive a premium on your investment. These provisions:

    - authorize our board of directors, without stockholder approval, to issue up to 5,000,000 shares of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and prevent a takeover attempt;

    - limit who has the authority to call a special meeting of our stockholders;

    - prohibit stockholder action by written consent, requiring stockholder actions to be taken at stockholder meetings;

    - establish advance notice requirements for nominations for election to the board of directors and for proposals to be acted upon at stockholder meetings; and

    - establish staggered terms of office for the members of our board of directors.

    Any of the provisions described above could delay or make more difficult transactions involving a change in control of us or our management.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION AS A RESULT OF THIS OFFERING.


    The initial public offering price is substantially higher than the book value per share of our outstanding Class A common stock. As a result, investors purchasing Class A common stock in this offering will incur immediate and substantial dilution in net tangible book value per share of the common stock from the initial public offering price in the amount of $10.12 per share, based on the assumed initial public offering price of $11.00 per share. In addition, we have issued options and warrants to purchase Class A common stock at prices significantly below the assumed initial public offering price. To the extent these outstanding options and warrants are ultimately exercised, there will be further dilution to investors in this offering.


FUTURE SALES OF OUR COMMON STOCK OR THE AVAILABILITY OF SUCH STOCK FOR SALE MAY DEPRESS OUR STOCK PRICE.


    Sales of a large number of shares of our common stock, or the availability of a large number of shares for sale, could adversely affect the market price of our common stock and could impair our ability to raise funds in additional stock offerings. Based on shares outstanding as of December 31, 2000, upon completion of this offering we will have outstanding 55,752,792 shares of common stock, assuming no exercise of options or warrants after December 31, 2000. Holders of 49,052,792 shares are subject to agreements with the underwriters that restrict their ability to transfer their stock for 180 days after the date of this prospectus. Merrill Lynch, on behalf of the underwriters, may in its sole discretion and at any time waive the restrictions on transfer in these agreements during this period. After these agreements expire, approximately 6,932,919 shares will be eligible for sale in the public market assuming no exercise of stock options or warrants after December 31, 2000.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

    The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                USE OF PROCEEDS


    We expect to receive approximately $67 million in net proceeds from the sale by us of the shares of Class A common stock in this offering (approximately $77 million if the underwriters' over-allotment option is exercised in full), based on an assumed initial public offering price of $11.00 per share (the midpoint of the expected price range), and after deducting the underwriting discount and commissions and the estimated offering expenses. We currently intend to use up to approximately $40 million of the net proceeds of this offering to build new SureBeam in-line systems and service centers, $5 million to expand and enhance our manufacturing and research and development facilities and $15 million to expand our sales and marketing activities. We also may use a portion of the net proceeds to pursue strategic relationships and to pursue acquisitions of complementary businesses and technology. We have no present understandings, commitments or agreements to enter into any potential acquisitions or make any investments. We intend to use the remaining portion of the net proceeds for working capital and general corporate purposes. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.


                                DIVIDEND POLICY

    We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


    The following table sets forth our actual capitalization as of December 31, 2000:


    - on an actual basis;

    - as adjusted to give effect to:

       - the sale of 6.7 million shares of Class A common stock in this offering, at an assumed initial public offering price of $11.00 per share (the midpoint of the expected price range) and after deducting the underwriting discount and commissions and estimated offering expenses; and

       - the issuance of 2,236,023 shares of our Class A common stock upon the exercise of outstanding warrants that expire upon the closing of this offering.


                                                                DECEMBER 31, 2000
                                                                   (UNAUDITED)
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Cash........................................................  $     --    $ 67,743
                                                              ========    ========

Subordinated promissory note................................    58,072      58,072
Stockholders' equity:
  Preferred stock, $.001 par value, authorized 5,000,000
    shares, none issued.....................................        --          --
  Class A common stock, $.001 par value; 200,000,000 shares
    authorized and 232,919 shares issued and outstanding,
    actual; 200,000,000 shares authorized and
    9,168,942 shares issued and outstanding, as adjusted....        --           9
  Class B common stock, $.001 par value; 50,000,000 shares
    authorized and 46,583,850 shares issued and outstanding,
    actual; 50,000,000 shares authorized and 46,583,850
    shares issued and outstanding, as adjusted..............        47          47
  Additional paid-in capital................................     5,687      73,421
  Deferred compensation.....................................    (2,584)     (2,584)
  Retained deficit..........................................   (18,025)    (18,025)
                                                              --------    --------
    Total stockholders' equity (deficit)....................   (14,875)     52,868
                                                              --------    --------
      Total capitalization..................................  $ 43,197    $110,940
                                                              ========    ========



    The number of shares of common stock outstanding after the offering is based upon the number of shares of Class A common stock and Class B common stock outstanding as of December 31, 2000 and:


    - includes 2,236,023 shares of common stock issued upon the exercise of warrants concurrently with the closing of this offering;


    - excludes 2,170,800 shares of Class A common stock reserved for issuance under our 2000 Stock Option and Incentive Plan, of which options to purchase 349,374 shares at an average exercise price of $0.1438 have been granted and were outstanding as of December 31, 2000;



    - excludes 7,975,137 shares of Class A common stock reserved for issuance under our Nonstatutory Stock Option Plan, of which options to purchase 7,714,269 shares at an average exercise price of $0.1438 have been granted and are outstanding as of December 31, 2000; and


    - excludes 250,000 shares of Class A common stock reserved for issuance under our 2000 Employee Stock Purchase Plan.

    The number of shares of common stock outstanding after this offering on a fully diluted basis giving effect to the exercise of all outstanding stock options will be 64,077,303.

    Please read the above information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes beginning on page F-1 of this prospectus.

                                    DILUTION


    If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the public offering price per share and the adjusted net tangible book value per share after this offering. Our net tangible book value (deficit) as of December 31, 2000 was approximately ($18.8) million, or ($0.40) per share, based on the number of common shares outstanding as of December 31, 2000. Net tangible book value (deficit) per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of December 31, 2000.



    After giving effect to the issuance of 2,236,023 shares of Class A common stock issuable upon the exercise of currently outstanding warrants that expire upon closing of this offering, and giving effect to the sale of 6.7 million shares of common stock in this offering at an assumed initial public offering price of $11.00 per share (less the estimated underwriting discount and commissions and estimated expenses we expect to pay in connection with this offering), our as adjusted net tangible book value at December 31, 2000 would have been $49.0 million, or $0.88 per share. This represents an immediate increase in the adjusted net tangible book value of $1.28 per share to existing stockholders and an immediate and substantial dilution of $10.12 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............              $11.00
  Net tangible book value (deficit) per share as of
    December 31, 2000.......................................    (0.40)
  Increase per share attributable to new investors..........     1.28
                                                               ------
As adjusted net tangible book value per share after this
  offering..................................................                0.88
                                                                          ------
  Dilution per share to new investors.......................              $10.12
                                                                          ======



    If the underwriters' over-allotment option is exercised in full, the net tangible book value per share after this offering would be $1.04 per share, the increase in net tangible book value per share to existing stockholders would be $1.44 per share and the dilution in net tangible book value to new investors would be $9.96 per share.



    The following table shows as of December 31, 2000, on the basis described above, the differences between existing shareholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting the underwriting discount and commissions and our estimated offering expenses.



                                                  SHARES            TOTAL CONSIDERATION
                                           ---------------------   ----------------------   AVERAGE PRICE
                                             NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                           ----------   --------   -----------   --------   -------------
Existing stockholders....................  49,052,792     88.0%    $ 1,087,000      1.5%       $ 0.022
New investors............................   6,700,000     12.0      73,700,000     98.5        $ 11.00
                                           ----------    -----     -----------    -----
    Total................................  55,752,792    100.0%    $74,787,000    100.0%
                                           ==========    =====     ===========    =====



    These tables assume the exercise of warrants to purchase 2,236,023 shares of Class A common stock, no exercise of stock options outstanding at December 31, 2000 and include 232,919 shares subject to repurchase by us under certain circumstances at an exercise price of $0.1438.

    At December 31, 2000, there were 349,374 shares of Class A common stock issuable upon exercise of outstanding stock options under our 2000 Stock Option and Incentive Plan at an exercise price of $0.1438 per share, 7,714,269 shares of Class A common stock issuable upon exercise of outstanding stock options under our Nonstatutory Stock Option Plan at a weighted average exercise price of $0.1438 per share and 2,236,023 shares of common stock issuable upon exercise of outstanding warrants at a weighted-average exercise price of $0.4712 per share. In addition to the shares reserved for issuance under outstanding options, we have reserved an aggregate of 2,332,294 shares of common stock for issuance under our 2000 Stock Option and Incentive Plan, our Nonstatutory Stock Option Plan and our 2000 Employee Stock Purchase Plan. To the extent these options and warrants are exercised, and to the extent we issue new options and warrants or other rights under our stock plans or issue additional shares of common stock in the future, new investors will experience further dilution. The shares reserved under and issuable upon exercise of outstanding options under our 2000 Stock Option and Incentive Plan and our Nonstatutory Stock Option Plan are stated as if such outstanding options and reserves were existing as of December 31, 2000.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION


    The following selected financial information should be read in conjunction with the SureBeam financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The pro forma statement of operations information for the year ended December 31, 2000 should be read in conjunction with the unaudited pro forma financial statements included elsewhere in this prospectus. The historical financial information prior to the August 2000 contribution by Titan to SureBeam is based on the historical operating results of SureBeam's predecessor business, which was operated principally as a division of Titan and which included a medical equipment sterilization and electronic food irradiation business, as well as a linear accelerator business. The historical results of operations and financial condition of these businesses are presented as a combination of entities under common control in a manner similar to a pooling of interests for all periods presented. Separate financial statements for SB Operating Co. have not been included since SB Operating Co. did not have operations prior to the contribution of Titan's electronic food irradiation and medical equipment sterilization division to us. The historical statement of operations information for the years ended December 31, 1997, 1998, 1999 and 2000 and balance sheet information as of December 31, 1998, 1999 and 2000 are derived from audited financial statements for SureBeam and SureBeam's predecessor business. The historical statement of operations information for the year ended December 31, 1996 and the balance sheet information as of December 31, 1996 and 1997 are derived from unaudited financial statements. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for the periods presented. The pro forma financial information gives effect to the elimination of the operations related to the medical equipment sterilization and linear accelerator businesses in order to create SureBeam, the electronic food irradiation business. The as adjusted balance sheet information also gives effect to the issuance of 2,236,023 shares of Class A common stock issuable upon the exercise of currently outstanding warrants that expire upon the closing of this offering, and gives effect to the sale of 6,700,000 shares of Class A common stock in this offering, at an assumed initial public offering price of $11.00 per share (the midpoint of the expected price range) and after deducting the underwriting discount and commissions and estimated offering expenses.



    Prior to the commencement of our electronic food irradiation business in January 1999, substantially all revenues for SureBeam's predecessor business were derived from selling medical equipment sterilization systems and from providing medical equipment sterilization services and, to a lesser extent, from selling electronic beam accelerator systems for use by the federal government.

                                                                            YEARS ENDED DECEMBER 31,
                                                 -------------------------------------------------------------------------------
                                                                                                                     PRO FORMA
                                                    1996          1997         1998       1999         2000          2000 (1)
                                                 -----------   -----------   --------   --------   -------------   -------------
                                                 (UNAUDITED)                                                        (UNAUDITED)
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS INFORMATION:
Revenues.......................................    $ 7,930       $ 8,255     $11,184    $14,339       $29,448        $ 25,210
Cost of revenues...............................      7,522         8,010       8,909      8,576        19,602          15,738
                                                   -------       -------     -------    -------       -------        --------
  Gross profit.................................        408           245       2,275      5,763         9,846           9,472
Operating expenses:
  Selling, general and administrative..........      1,211         1,591       2,067      4,138         8,640           7,514
  Research and development.....................         --            --          --         --           524             499
                                                   -------       -------     -------    -------       -------        --------
Income (loss) from operations..................       (803)       (1,346)        208      1,625           682           1,459
Interest expense, net..........................      1,169         1,302       1,154      1,299         3,611           3,768
                                                   -------       -------     -------    -------       -------        --------
Income (loss) before tax.......................     (1,972)       (2,648)       (946)       326        (2,929)         (2,309)
Income tax provision (benefit).................       (592)         (794)       (284)       121        (1,130)           (882)
                                                   -------       -------     -------    -------       -------        --------
Net income (loss)..............................    $(1,380)      $(1,854)    $  (662)   $   205       $(1,799)       $ (1,427)
                                                   =======       =======     =======    =======       =======        ========
Basic earnings (loss) per share:
  Net income (loss)............................    $ (0.03)      $ (0.04)    $ (0.01)   $  0.00       $ (0.04)       $  (0.03)
                                                   =======       =======     =======    =======       =======        ========
Diluted earnings (loss) per share:
  Net income (loss)............................    $ (0.03)      $ (0.04)    $ (0.01)   $  0.00       $ (0.04)       $  (0.03)
                                                   =======       =======     =======    =======       =======        ========
Shares used in computing basic earnings (loss)
  per share(2).................................     46,584        46,584      46,584     46,630        46,817          46,817
                                                   =======       =======     =======    =======       =======        ========
Shares used in computing diluted earnings
  (loss) per share(2)..........................     46,584        46,584      46,584     53,082        46,817          46,817
                                                   =======       =======     =======    =======       =======        ========



                                                                          DECEMBER 31,                             DECEMBER 31,
                                                 ---------------------------------------------------------------       2000
                                                    1996          1997         1998       1999         2000         AS ADJUSTED
                                                 -----------   -----------   --------   --------   -------------   -------------
                                                 (UNAUDITED)   (UNAUDITED)                                          (UNAUDITED)
                                                                                 (IN THOUSANDS)
BALANCE SHEET INFORMATION:
Cash...........................................    $    --       $    --     $    --    $    --      $     --        $ 67,743
Working capital................................      3,317         4,114       3,739      6,566        19,284          87,027
Total assets...................................     14,851        15,115      14,192     23,924        53,181         120,924
Subordinated promissory note...................         --            --          --         --        58,072          58,072
Parent company investment......................     15,518        16,505      16,272     22,526            --              --
Total stockholders' equity (deficit)...........     14,851        15,115      11,792     18,287      $(14,875)       $ 52,868


------------------------------


(1) The pro forma statement of operations information gives effect to the contribution by Titan to SureBeam of Titan's electronic food irradiation business as if such contribution had occurred as of January 1, 2000.


(2) For the number of shares used in the per share calculations, see the pro forma SureBeam financial statements and Note 2 to the historical SureBeam financial statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    WHEN YOU READ THIS SECTION OF THIS PROSPECTUS, IT IS IMPORTANT THAT YOU ALSO READ THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS SECTION OF THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. WE USE WORDS SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "PLAN," "INTEND," "ANTICIPATE," "BELIEVE," "ESTIMATE," "PREDICT," "POTENTIAL," OR "CONTINUE," THE NEGATIVE OF SUCH TERMS OR OTHER TERMINOLOGY TO IDENTIFY FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS FOR MANY REASONS, INCLUDING THE FACTORS DESCRIBED BELOW AND IN "RISK FACTORS."

INTRODUCTION

    SureBeam Corporation was formed in August 2000 in connection with the contribution by Titan of the assets, liabilities and operations related to its electronic food irradiation business. Titan's electronic food irradiation business had previously been operated as part of a division of Titan, together with Titan's medical equipment sterilization business and its linear electron beam accelerator business. The historical financial information included in this prospectus relates to the three businesses of Titan that comprised this division and not just the electronic food irradiation business. References to SureBeam, the Company or us in this discussion and analysis section and in the historical financial statements refer to this division of Titan prior to the date of the contribution of the electronic food irradiation business to us by Titan.

    Titan developed its electron beam process from technology developed under contracts with the federal government related to strategic defense initiatives during the 1980s. Titan has accounted for its electron beam technology business as a separate business segment since 1993. Prior to 1999, substantially all of the revenues of this segment were derived from selling medical equipment sterilization systems and from providing medical equipment sterilization services and, to a lesser extent, from selling linear electron beam accelerator systems for use by the federal government.


    The historical financial information contained herein does not reflect the results of operations and financial condition of the electronic food irradiation business on a stand-alone basis. The pro forma results of operations for the year ended December 31, 2000 give effect to the contribution by Titan to SureBeam of the electronic food irradiation business as if such contribution had occurred on January 1, 2000. The pro forma results of operations information contained herein is the only results of operations information that addresses the electronic food irradiation business on a stand-alone basis. This discussion and analysis section is based upon the historical results of operations of Titan's entire linear electron beam accelerator business, including the medical equipment sterilization business and the linear electron beam accelerator business for government use; thus it is not comparable with the pro forma information. Accordingly, you should not rely on the following discussion or upon the historical financial information contained herein as being indicative of our historical or future results or financial condition as a separate electronic food irradiation business. The historical results of operations and financial condition of SureBeam are presented as a combination of entities under common control on a historical cost basis in a manner similar to a pooling of interests for all periods presented.



    We have historically derived our revenues from the manufacturing of medical equipment sterilization and electronic food irradiation systems, providing medical equipment sterilization services and the manufacturing of linear electron beam accelerators for use by government agencies. Revenue derived from medical equipment sterilization systems represented 56%, 14% and 1%, medical equipment sterilization services represented 33%, 36% and 10%, and linear electron beam accelerators represented 11%, 23% and 3% of total revenues in 1998, 1999, and 2000, respectively.



    For the year ended December 31, 1999, our first year of operations in the electronic food irradiation business, sales of our SureBeam systems were equal to $3.8 million or 26% of total revenue.

This primarily resulted from the project for Hawaii Pride. For the year ended December 31, 2000, we had electronic food irradiation system sales and food processing revenue of $25.2 million, or 86% of total revenue. Of this $25.2 million, 97% was derived from sales of electronic food irradiation systems and 3% was derived from food processing services provided to our customers. To date, our agreements with the third parties to our strategic relationships represent substantially all of our sales of SureBeam systems for food irradiation. Food processing service revenue was primarily derived in connection with our customer production runs as well as test marketing programs. We expect to derive a larger amount of our revenues from providing food processing services in future periods. We also expect to derive a larger amount of our income from food irradiation services through our equity ownership interests in the special purpose entities that operate service centers. Our profit margins on irradiation services currently are higher than the profit margins on system sales. Accordingly, if we can increase the portion of our revenues attributable to processing, as opposed to system sales, our profit margins could increase.



    Revenues derived from providing medical equipment sterilization and electronic food irradiation services are recorded at the time services are performed. Revenues derived from sales of medical equipment sterilization and electronic food irradiation systems under fixed-price contracts are accounted for using the percentage-of-completion method. These systems currently take a total of approximately nine to 15 months to design, construct, install, integrate and deliver. These systems are highly customized to meet a customer's strict specifications and require us to construct new facilities or effect significant modifications to existing facilities to ensure efficient operation as they are integrated into the customer's facilities. We plan to make advances in the technology so that we may deliver complete systems in a shorter time period. A limited amount of other revenues, principally those arising from fixed price contracts with the federal government in connection with our providing linear electron beam accelerator systems have been recognized using the percentage-of-completion or completed contract method based on the duration of the contract and the nature of the products or services delivered.


    Our cost of revenues consists primarily of the components and materials associated with the linear accelerator, material handling system and controls and direct labor to assemble, install and integrate the medical equipment sterilization and electronic food irradiation systems, as well as overhead such as travel, indirect labor and fringe benefits related to the production of the systems and the manufacturing of linear electron beam accelerators. Also included in cost of revenues are all direct and indirect costs associated with providing medical equipment sterilization and electronic food irradiation services. These costs are comprised of direct and indirect labor, depreciation, rent, dosimetry supplies, maintenance and utilities as well as other related costs to operate a service center.


    Our selling, general and administrative expenses consist primarily of non-project personnel costs, occupancy costs, staff recruiting costs, travel expenses, depreciation expenses, and sales, marketing and promotional costs. Administrative expenses also include an expense allocation from Titan for its performance on our behalf of routine corporate services, including financial, insurance, accounting, employee benefits, payroll, tax and legal services. We have entered into a corporate services agreement with Titan under which Titan will provide these services until December 31, 2001, subject to annual renewal at our option. For the year ended December 31, 2000, we spent $8.6 million in selling, general and administrative expenses primarily to expand our recruiting and sales and marketing efforts, further develop our brand and build our administrative infrastructure. On a pro forma basis for the year ended
December 31, 2000, after giving effect to the elimination of the medical equipment sterilization business and the linear accelerator business, our selling, general and administrative expenses would have been $7.5 million.



    Our SureBeam system is based principally on electron beam accelerator technology Titan initially developed in the 1980's that was researched and developed through funding under contracts with the federal government. The benefits we realized were incidental to the work being performed on Titan's contracts with the federal government and were in the form of Titan's right to retain any technologies developed as a result of Titan's efforts on those contracts. Since a significant portion of the research and development efforts expended by us since inception have been funded as a result of work performed under customer contracts, and therefore included as contract costs, these costs are not separately identifiable in our statement of operations. Costs associated with future research and development activities to further develop and enhance the Company's products and technology will be expensed as incurred in the statement of operations. We expect our research and development expenses to increase as we further develop our electronic food irradiation business on an independent basis and not on a basis effectively financed through government contracts. Research and development expenditures were $524,000 during the year ended December 31, 2000.



    The cumulative amount of cash flow deficit attributable to SureBeam's operations and advanced by Titan is accounted for as an investment by Titan in the historical financial statements of SureBeam. In connection with Titan's contribution of the assets of the electronic food processing business to us, we assumed the cumulative advances of approximately $39.0 million on August 4, 2000. These advances are now evidenced by a subordinated promissory note payable to Titan that at December 31, 2000 had a principal amount outstanding of $58.1 million. The promissory note matures in August 2005. We will make quarterly interest payments at the greater of the rate of 10% per annum or Titan's effective weighted average interest rate under its senior credit facility, which amount can fluctuate daily based on a number of factors inherent in the calculation. Titan's effective weighted average interest rate as of December 31, 2000 was 10.53%. Prior to the time of the contribution, we recognized an imputed interest expense on the amount of the investment.


HISTORICAL RESULTS OF OPERATIONS


    Comparison of Years Ended December 31, 1998, 1999 and 2000.



                                                                        YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------      PRO FORMA
                                                                    1998          1999          2000          2000
                                                                  --------      --------      --------      ---------
Statements of Operations:
  Revenues..................................................       100.0%        100.0%        100.0%         100.0%
  Cost of revenues..........................................        79.7          59.8          66.6           62.4
                                                                   -----         -----         -----          -----
    Gross profit............................................        20.3          40.2          33.4           37.6
  Selling, general and administrative expenses..............        18.5          28.9          29.3           29.8
  Research and development..................................          --            --           1.8            2.0
                                                                   -----         -----         -----          -----
  Income from operations....................................         1.9          11.3           2.3            5.8
  Income (loss) before income taxes.........................        (8.5)          2.3          (9.9)          (9.2)
  Provision (benefit) for income taxes......................        (2.5)          0.8          (3.8)          (3.5)
                                                                   -----         -----         -----          -----
  Net income (loss).........................................        (5.9)%         1.4%         (6.1)%         (5.7)%



    Revenues increased from $11.2 million in 1998 to $14.3 million in 1999 and to $29.4 million in 2000. The increase in 1999 is primarily related to revenues recognized from sales of our electronic food irradiation systems, using the percentage-of-completion method of accounting, principally attributable to the sale of an electronic food irradiation system with x-ray capabilities to Hawaii Pride, and to a lesser extent, due to the completion of two medical equipment sterilization in-line systems. The increase in 2000 is primarily related to revenues recognized from sales of our electronic food irradiation systems, using the percentage-of-completion method.



    Titan's medical equipment sterilization business has historically sold systems similar to ours, for the purpose of medical equipment sterilization. We have sold our systems in connection with our strategic relationships at our standard prices, without any discount for options granted to us to purchase equity interests in a new entity formed through the strategic relationship. To date, such options have generally been exercisable for $1 million. As a protective measure, we also seek to retain an option to acquire additional equity, typically up to a 50% ownership position, in the event circumstances occur which could prove detrimental to us such as a default on a loan or mismanagement of the operating entity.



    In December 1999, we entered into an agreement with Japan's Mitsubishi Corporation to sell a SureBeam electronic food irradiation system to a new entity to be formed by Mitsubishi. In connection with this agreement, we received a warrant to acquire a 19.9% equity interest in the entity for $1.0 million. Under the percentage-of-completion method, we recorded revenues of $700,000 in 1999 and revenues of $100,000 during 2000.



    In December 1999, we agreed to sell a SureBeam electronic food irradiation system to a new entity, Zero Mountain SureBeam, to be formed by Zero Mountain Cold Storage. Zero Mountain will construct, at its expense, and the new entity will operate, an electronic food irradiation service center in Arkansas. Zero Mountain will need to obtain, and is currently seeking, financing to construct the service center. Upon completion of the SureBeam system, we will acquire a 19.9% equity interest in the new entity for $1.0 million. Under the percentage-of-completion method, we recorded revenues of $900,000 in 1999 and revenues of $800,000 during 2000. The agreement to purchase the SureBeam system may be terminated for cause by either Zero Mountain or us.



    In connection with our agreement with Texas A&M University and the Agricultural Experiment Station (collectively, "Texas A&M"), we agreed to provide three electronic food irradiation systems (collectively, "the system") pursuant to a ten-year lease with title passing to Texas A&M at the end of the ten-year term. The sale of the system is manifested by the passage of title to the system to Texas A&M, which occurs in two stages under the arrangement. First, immediate conveyance of title to the system shield and all connecting physical structures (comprising approximately 15-20% of the complete system) occurs upon completion. Second, the ultimate conveyance of title to the remaining equipment (consisting primarily of the linear accelerator, the material handling and conveyor system and the overall integration of the system into the facility) occurs at the end of the ten-year term of the arrangement. Our rights to use the system also terminate at the end of the ten-year term of the arrangement with Texas A&M. The ultimate transfer of title to the complete system as well as all responsibilities for the system at the end of the ten-year term was structured primarily for tax planning purposes as discussed below. Additionally, the passage of title at the end of the ten-year term serves as a protective measure to provide a mechanism by which we receive value in the exchange and ensures our ability to realize the benefits resulting from the sale of the system. Our right to repossess any aspect of the system delivered to Texas A&M extends only to circumstances in which Texas A&M breaches the agreement, such as in the remote event that the university is not funded by the Texas state legislature throughout the term of the arrangement.



    The agreement provides us access to Texas A&M employees for research and consulting services at below-market rates and access to research performed independently by Texas A&M at no cost. Also, under the agreement, we retain certain benefits related to the system, including the rights to use the system for performing irradiation services for our customers for at least ten hours per day subject to an overall maximum of 25% of the system's capacity. Lastly, Texas A&M will provide and maintain the facilities at no cost to us. These items represent all of the consideration we will receive in exchange for the system we are providing to Texas A&M. Since we retain the right to use the system through the end of the term of the arrangement, we have accounted for this transaction as a sale-leaseback.



    As the consideration in this lease is nonmonetary, we have accounted for this element of the agreement in accordance with APB No. 29, "Accounting for Nonmonetary Transactions." Sales are recorded on a percentage of completion basis at the fair market value of the electronic food irradiation system sold to Texas A&M and total system profits of approximately $2.6 million will be deferred and recognized ratably over the remaining term of the arrangement commencing upon delivery of the system.



    The fair value of the system of $10 million was determined by employing our historical pricing methodology used for similar systems sold under other customer contracts. The accompanying balance sheet also reflects a long-term asset for the fair value received by us in this transaction. The asset will consist of the estimated discounted cash value of the economic rights to the research services and the leaseback of the system's capacity. As revenues are recorded under the percentage-of-completion method a long-term asset is being recorded which will be realized over the ten-year term of the arrangement. The percentage-of-completion method has been applied using the cost-to-cost method whereby revenues are recorded based on the percentage that total costs incurred bears to the total estimated costs at completion. The long-term asset will be realized through two mechanisms. First, it will be realized through free rent to the extent that it pertains to our use of the system as a provider of electronic food irradiation services to our customers. Second, it will be realized as Texas A&M performs free or discounted research and other consulting services for us. Examples of these services include research, product testing, taste-testing and other test-marketing activities, among other things, performed by Texas A&M at no cost or significantly discounted rates. The free and discounted research and other consulting costs will be recorded as research and development expense as the services are performed and rent expense will be recorded as a component of the cost of sales associated with the electronic food irradiation services that we will perform for our customers at the facility.



    The carrying amount of this long-term asset will be reviewed annually or more frequently if conditions warrant. An analysis of the research and development services received as well as the prepaid rent amortization will be conducted in order to determine the existence of asset impairment. If an impairment is deemed to exist, the carrying value of the long-term asset will be adjusted to the present value of the estimated free rent and free or discounted research and consulting services to be received.



    Under the percentage-of-completion method, we recorded no revenues in 1999 and recorded $4.7 million in revenues during 2000. The $4.7 million has been recorded as a long-term asset at December 31, 2000 and no profit has been recognized in 2000. As of December 31, 2000, we had deferred profits amounting to $1.2 million, which are included as other liabilities in the accompanying balance sheet. These deferred profits will be amortized ratably to reduce cost of sales over the remaining term of the ten-year term of the arrangement commencing upon delivery of the system to Texas A&M. As of December 31, 2000, the long-term asset arising from this transaction represents the cumulative revenues recognized related to the design, construction, installation, integration and delivery of the system for Texas A&M. The deferred profit of $1.2 million as of December 31, 2000 represents the difference between the cumulative costs incurred and the cumulative revenues recognized. As of December 31, 2000, none of the deferred profit had been amortized to income since final delivery of the system had not yet taken place.



    With respect to the impact of the transaction with Texas A&M on our liquidity, we have expended funds of approximately $3.5 million related to the construction of the system through December 31, 2000. These costs have been incurred primarily related to the design of the system, construction of and modification to the physical structure which will house the system, and for the manufacture of the linear accelerators and x-ray components as well as the material handling and conveyor systems. We estimate that there will be approximately $3.6 million of additional costs to be incurred to complete and deliver the system. We expect that all of the remaining costs will be incurred in 2001.



    For income tax purposes, the use of the SureBeam system by Texas A&M will be treated as a lease. The lease income recognized in connection with the transaction will be based upon the imputed value of the facilities and services provided by Texas A&M to SureBeam. There will be a corresponding tax deduction for rent expense and services expense related to the use of the facilities and services provided to us. For any aspect of the system in which title transfers prior to use of the system, such as the conveyance of title to the system shield and all connecting physical structures upon completion of construction, SureBeam will report taxable income related to the sale of such equipment or other constructed assets.

    In 1999, each of Hawaii Pride, Zero Mountain and Mitsubishi Corp. contributed 10% or more to our revenues from our electronic food irradiation business for the period. For the year ended December 31, 2000, Hawaii Pride, Texas A&M and Tech Ion Industrial Brasil each contributed 10% or more of our revenues.



    Operating results improved from operating income of $208,000 in 1998 to $1.6 million in 1999 and decreased to $682,000 in 2000. Increased operating profit in 1999 was a result of the increased revenue volumes noted previously and the decrease in 2000 was primarily due to the increase in selling, general and administrative expenses. Operating results of 1999 primarily related to the medical equipment sterilization and linear accelerator businesses, while the operating results of 2000 primarily related to the electronic food irradiation business.


SELLING, GENERAL AND ADMINISTRATIVE


    Our selling, general and administrative expenses were $2.1 million, $4.1 million and $8.6 million in 1998, 1999 and 2000, respectively. Selling, general and administrative expenses, as a percentage of revenues, were 18.5%, 28.9% and, 29.3% in 1998, 1999 and 2000, respectively. The increases from 1998 to 1999 primarily relate to increased personnel and related costs associated with the hiring of managerial personnel. The increase from 1999 to 2000 primarily represents increased sales and marketing costs and increased personnel costs.


STOCK-BASED COMPENSATION


    During 1999, we granted 3,237,578 options to purchase shares of our Class A common stock with a weighted average exercise price of $0.1438 per share. These option grants resulted in deferred compensation to us calculated as the difference between the fair market value of the shares of common stock underlying the option at the date of grant and the option exercise price. The deferred compensation is amortized over the vesting period of the underlying options which is four years. Accordingly, we recorded deferred compensation of approximately $17,000 which resulted in an insignificant non-cash compensation amortization expense for the year ended December 31, 1999. During 2000, we recorded deferred compensation of approximately $3.2 million which resulted in a non-cash compensation amortization expense of approximately $648,000. There will be an additional amount recorded as deferred compensation of approximately
$86.6 million at the time the initial public offering closes, assuming an initial public offering price of $11.00 per share, which will be recognized as a non-cash charge to earnings of approximately $43.5 million at the time of the completion of this offering and the balance over the remaining four year vesting period of the options.


INTEREST EXPENSE, NET


    Our net imputed interest expense was $1.2 million, $1.3 million, and $3.6 million in 1998, 1999 and 2000, respectively. Interest expense remained fairly constant in 1998 and 1999, primarily as a direct result of Titan's net investment in us. Also contributing to this steady interest expense is the capitalization of interest expense associated with the construction of the Sioux City, Iowa electronic food irradiation facility. The increase in interest expense from 1999 to 2000 is primarily a result of the increase in the cumulative net cash funded by Titan to us, including the assumption of the net cash funded by Titan to the medical equipment sterilization business and the linear accelerator business from the inception of such operations, partially offset by interest income related to a note receivable from a customer of the medical equipment sterilization business. This investment was primarily for the establishment of the electronic food irradiation business.

INCOME TAXES


    Income taxes reflect an effective rate of 30%, 37% and 40% in 1998, 1999 and 2000, respectively. The difference between the actual provision and the effective rate (based on the United States statutory tax rate) was due primarily to the utilization of net operating losses.


NET INCOME (LOSS)


    Our net loss decreased from $662,000 in 1998 to net income of $205,000 in 1999 and our net income decreased to a net loss of $1.8 million in 2000. The increase in 1999 primarily related to revenues recognized from sales of electronic food irradiation systems using the percentage-of-completion accounting method. The decrease from net income of $205,000 in 1999 to a loss of $1.8 million in 2000 is attributable to decreased operating income and increased interest expense during the period.


LIQUIDITY AND CAPITAL RESOURCES


    We have used cash principally to construct facilities and systems, to invest in our strategic relationships and to fund working capital requirements. Our cash requirements have been met primarily through investments in us by Titan and cash flows from operations. In connection with the contribution by Titan to SureBeam in August 2000, we assumed the cumulative advances of approximately
$39 million, as evidenced by the subordinated, unsecured promissory note payable to Titan. Under this note, Titan has agreed to lend us a maximum of $75 million. Amounts not borrowed under the note cannot be canceled by Titan. The promissory note is due in August 2005 and bears interest, payable quarterly, at the greater of the rate of 10% per annum or Titan's effective weighted average interest rate under its senior credit facility. As of December 31, 2000, we had approximately $58.1 million in principal outstanding under the note. Titan's effective weighted average interest rate under its senior credit facility as of December 31, 2000 was 10.53%. We may, with Titan's approval, prepay amounts outstanding under the promissory note with the net proceeds of any asset sales we make that are not in the ordinary course of business or if we obtain a credit facility from a third party lender. Under the terms of the promissory note, we cannot use any of the proceeds of this offering to pay amounts outstanding under the promissory note or under any indebtedness we incur to refinance the promissory note.



    Titan's credit facility contains financial covenants that require Titan to maintain minimum financial performance measures and that restrict Titan on a consolidated basis from taking corporate actions such as changing its business operations, incurring new unsecured indebtedness, making payments on the principal of subordinated debt or merging with or into another entity. As a majority-owned subsidiary of Titan, we are affected by the restrictions in the covenants in Titan's credit facility. Since our financial results will be included in Titan's consolidated financial results, Titan, as the controlling stockholder, may limit our capital expenditures, our indebtedness and our rate of spending on infrastructure and sales and marketing to grow our business if our net losses, our capital expenses, our net worth or other financial performance measures together with those of other Titan subsidiaries would adversely affect Titan's ability to comply with its covenants. It is possible that Titan could restrict our activities because of competing needs or unexpected performance of other Titan subsidiaries. Such covenants include maximum leverage ratios (debt to earnings before interest, taxes and depreciation and amortization), minimum interest coverage ratios, minimum fixed charge ratios and minimum net worth requirements. These covenants may restrict our capital expenditure capacity as well as our ability to expand our infrastructure and sales and marketing efforts to grow our business.



    Our operating activities used cash of $17.8 million for the year ended December 31, 2000, primarily due to personnel costs and other expenditures associated with the establishment of the electronic food irradiation business and an increase in accounts receivable of $12.6 million

    Our investing activities used cash of $17.7 million for the year ended December 31, 2000, primarily due to the capital expenditures related to the Sioux City facility, purchase of intangible assets from Applied Power Associates and Electron Ventures Limited and payment for purchase of a linear accelerator for the medical equipment sterilization business.



    In 1999, we entered into an agreement with Cloverleaf Cold Storage in Sioux City, Iowa whereby Cloverleaf would construct and lease to us a facility in which we would install food irradiation systems and process food for our customers. As part of our agreement with Cloverleaf, we issued a warrant to Cloverleaf to purchase 465,838 shares of our Class A common stock for a nominal amount. We also granted an additional warrant to Cloverleaf to purchase 1,397,515 shares of our common stock at an exercise price of $0.7156 per share. Both warrants expire on the earliest of: (a) May 23, 2003; (b) our initial public offering or (c) the date we are sold.



    In November 1999, we entered into an agreement with Hawaii Pride LLC and affiliated parties, whereby Hawaii Pride would acquire a SureBeam system and construct a facility in Hilo, Hawaii for the purpose of disinfesting fruit and other products. Under the percentage-of-completion method, we recorded revenues of $2.2 million in 1999 and $3.3 million in 2000. Prior to Hawaii Pride obtaining third party financing, we advanced $3.9 million to Hawaii Pride, which is included in the accompanying balance sheet as other assets. The monies advanced were utilized for costs relating to the acquisition of land, construction of the building and infrastructure, equipment (excluding the SureBeam system) and other start-up costs. We can forgive $1.0 million of the amount advanced for the exercise of our option for 19.9% of the equity of Hawaii Pride. Although we have the ability to convert the remaining balance of the advance into 50% ownership of Hawaii Pride, this conversion feature may only be exercised upon Hawaii Pride's default of its loan obligations, mismanagement of the operating facility, a liquidity event or if Hawaii Pride fails to operate the business in a prudent and reasonable manner. The remaining balance of the advance represents a note receivable bearing interest at 10%, with interest payments due to us monthly. In June 2000, Hawaii Pride obtained a 15-year loan of approximately $6.8 million from the USDA. If Hawaii Pride defaults on its USDA loan obligations, or fails to comply with USDA requirements, we have the right to acquire 100% of the equity of Hawaii Pride for a nominal amount. Titan has agreed that upon our acquisition of any equity interest in Hawaii Pride, it will guarantee a percentage amount of the USDA loan equal to the percentage of our equity interest in Hawaii Pride. Under the terms of the agreement, we will receive a management fee based on the facility's net revenues over the term of the USDA loan.



    In early 2000, as part of the settlement of a patent infringement case we brought against Electron Ventures Limited, we acquired from Electron Ventures a linear accelerator system and all ancillary equipment for $2.5 million for use in Titan's medical sterilization business. We also assumed some of Electron Ventures' liabilities, including a long-term capital lease on the accelerator with an aggregate value of $1.2 million as of the acquisition date. Electron Ventures also entered into a consent decree acknowledging the validity of our core patents and their infringement of our core patents and ceased business operations.



    In May 2000, we acquired the intangible assets of Applied Power Associates, Inc., which included a customer list, know-how related to food irradiation and product installation and two-year agreements from two key employees not to compete in the food irradiation industry, for $5.0 million in cash and a warrant to acquire 372,671 shares of SureBeam common stock at a price per share of $0.1438. The warrant expires on the earliest of: (a) May 1, 2003; (b) our initial public offering or (c) the date we are sold. The purchase price of approximately $5.5 million is being amortized on a straight line basis over two years.



    In May 2000, we received purchase orders from Tech Ion Industrial Brasil S.A. for eleven electronic food processing systems which we expect to result in approximately $55.0 million in sales revenues to us over the next three years. We began construction of these systems in July 2000, and have recorded revenues of $15.5 million under the percentage-of-completion method for the year ended

December 31, 2000. Also in May 2000, we, through our wholly owned subsidiary, Titan SureBeam Brazil Ltd., and Tech Ion jointly established SureBeam Brasil Ltd. SureBeam Brasil will provide, among other things, food irradiation services through four planned service centers to various food companies in Brazil. We acquired a 19.9% equity interest in SureBeam Brasil without charge at the time of our signing of the agreement to establish SureBeam Brasil, which is a start up company that was created with no initial capital contribution from either party. We and Tech Ion are each entitled to elect an equal number of directors of SureBeam Brasil and therefore these representatives must mutually agree on any board actions. We have the right, exercisable at any time within 20 years of the formation of the strategic relationship to acquire up to 50% of the total equity interest in SureBeam Brasil for $1 million. The agreement further provides that we or another Titan affiliate will provide a $5.0 million working capital line of credit to Tech Ion, and advances will bear interest at 10% per annum and are secured by the stock and assets of Tech Ion. At December 31, 2000, there was $2.2 million outstanding under this line of credit. Tech Ion will use the line of credit to finance the purchase of land, construction costs and costs for improvements to the land. Our agreement with Tech Ion also entitles us to intellectual property rights and subjects us to intellectural property obligations.



    Our financing activities provided cash of $35.5 million for the year ended December 31, 2000. These amounts are comprised of amounts invested in us by Titan to fund our operating and investing activities discussed above.



    At December 31, 2000, we had working capital of $19.3 million and debt outstanding of $58.1 million.



    We currently anticipate capital expenditures will be approximately
$45 million for the next 12 months. We expect to spend $40 million on the construction of in-line electronic food irradiation systems and service centers and $5 million on an additional manufacturing and research and development facility. We anticipate using a portion of the proceeds from this offering to pay these amounts.



    We expect to experience significant growth in our operating expenses for the foreseeable future. Accordingly, we currently anticipate that our operating expenses, primarily selling, general and administrative expenditures will constitute a greater portion of future cash requirements. We currently expect our sales and marketing expenditures for the next twelve months to be approximately $15 million, a portion of which we expect to use for a brand and product awareness campaign.


    In periods after the next twelve months, we expect that we will continue to evaluate our need for funds based on our assessment of access to public or private capital markets and the timing of our need for funds. Other than any cash flow from operations, we have not identified any specific sources of liquidity or capital resources that we will use during periods that are after the next twelve months. We may seek to raise additional funds through private or public debt or equity financings. Titan may be opposed to or prohibited from permitting us to raise additional capital when we believe it is desired or required. There is no guarantee that additional capital will be available or, if available, may not be on terms favorable to us. Any future financing may be dilutive in ownership, preferences, rights or privileges to our stockholders.

    Under the terms of our tax allocation agreement with Titan, if Titan offsets taxable gains with our losses, Titan will have to compensate us in cash for the benefit it receives for its use of our losses.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    We currently are exposed to market risks related to changes in interest rates. Some of the proceeds of this offering may be invested in short-term, interest-bearing, investment grade securities. The value of these securities will be subject to interest rate risk and could fall in value if interest rates rise, We currently have an unsecured subordinated promissory note payable to Titan that bears interest, payable quarterly, at the greater of the rate of 10% per annum or Titan's effective weighted average interest rate based on floating rates under its senior credit facility. Additionally, our future borrowings will have a variable component that will fluctuate as interest rates change. If market interest rates were to increase immediately and uniformly by 10%, there would not be a material impact on our financial condition or results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS


    In March 2000, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB Opinion No. 25)" ("FIN 44"). Among other issues, this Interpretation clarifies (a) the definition of employee for purposes of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and
(d) the accounting for an exchange of stock compensation awards in a business combination. The accounting and disclosure provisions of FIN 44 are effective beginning July 1, 2000. The adoption of FIN 44 did not have a material impact on our financial position or results of operations.



    In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." This SAB summarizes the SEC's view in applying generally accepted accounting principles to revenue recognition in financial statements. Our accounting policies comply with the provisions of SAB 101.


    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 1999, the effective date of SFAS 133 was amended to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of Effective Date of FASB Statement No. 133." We anticipate that the adoption of SFAS 133 will not have a material impact on our financial position or results of operations.

                                    BUSINESS

OVERVIEW

    We are a leading provider of electronic irradiation systems and services for the food industry. Our electronic food irradiation process significantly improves food safety, prolongs shelf life and provides disinfestation, without compromising food quality. Our patented SureBeam process is based on proven electron beam technology that operates in an efficient and environmentally responsible manner. The SureBeam system is powered by ordinary electricity and destroys harmful food-borne bacteria such as E-coli, salmonella and listeria and eliminates or renders harmless fruit flies and other pests. We can provide our electronic irradiation services at our service centers, such as our Sioux City facility, that are capable of processing foods received from a variety of food processing customers, or we can install our systems as part of a customer's production line.

    Heightened awareness of food safety issues has prompted food growers, packers, processors and retailers to find new, safe and efficient ways to eliminate bacteria and insects from their products and to reduce food spoilage. Unlike older irradiation technologies, the SureBeam process does not use nuclear radioactive materials as a means for irradiation. As a result, we believe we have an opportunity to establish electronic irradiation as a new food industry standard and SureBeam as the leading brand for food safety solutions.


    We have executed agreements with many of the major meat and poultry providers and processors in the United States, including American Food Service Corporation, Cargill, Emmpak, Huisken Meats, IBP, Omaha Steaks, Tyson Foods and United Food Group. These companies accounted for approximately 75% of the $57.2 billion in sales of beef and approximately 57% of the $92.5 billion in sales of all meat (including beef, pork and poultry) in the United States in 1999. In addition, we have signed agreements with Anchor Foods, Del Monte and Kraft for applying the SureBeam technology to processed foods. Our customer agreements generally provide that we will be the exclusive provider of food irradiation services, including gamma irradiation services we do not currently provide that our customers elect to use.



    Currently, we are electronically irradiating ground beef for commercial sale by Cargill, Emmpak, Huisken, IBP, Omaha Steaks, and Schwan's. Since Huisken Meats introduced SureBeam electronically irradiated ground beef in Minnesota on May 16, 2000, distribution of their SureBeam-processed products has expanded from approximately 80 stores to approximately 2,000 stores. In addition, Schwan's and Omaha Steaks are distributing SureBeam-processed ground beef nationwide through either catalog sales, home delivery networks or retail stores. Our other customers are currently testing products processed by the SureBeam system. We believe that a growing number of food processors will integrate the SureBeam process into their food production operations.



    We built, own and operate the first commercial electronic food irradiation service center in the United States at Cloverleaf Cold Storage in Sioux City, Iowa. Pursuant to a strategic relationship with Hawaii Pride LLC, Hawaii Pride also operates a facility in Hilo, Hawaii to disinfest produce. Additionally, we have entered into strategic relationships to open electronic irradiation facilities with Tech Ion Industrial Brasil S.A. in Brazil in the third quarter of 2001 and Zero Mountain Cold Storage in Arkansas in the fourth quarter of 2001.


INDUSTRY BACKGROUND

    FOOD SAFETY

    There is growing concern about the safety of the world's food supply. The Centers for Disease Control reported that food-borne bacteria cause more than 5,100 deaths, 325,000 hospitalizations, and 76 million cases of illness annually in the United States alone. In 1997, the USDA ordered Hudson Foods Inc. to close its Columbus, Nebraska meat processing plant and recall 25 million pounds of ground beef after it was linked to an outbreak of E-coli contamination. In 1999, the USDA recalled nearly 40 million pounds of food in over 60 reported product recalls. Additionally, zero tolerance liability laws on E-coli and listeria and increasing litigation related to other food-borne illnesses are exerting additional pressure on food processors to meet increasing food safety standards. As a result, food processors spend substantial amounts of capital to minimize the risk of food contamination.

    The FDA has stated that the only effective methods of safeguarding against E-coli and other food-borne bacteria are cooking foods to 160 DEG. F or irradiating food. Relying solely on cooking as a safeguard against food-borne illnesses is not satisfactory since bacteria can be spread when contaminated food is handled prior to cooking and remain if food is undercooked. Irradiation offers food producers and processors a method to safeguard against food-borne bacteria before their products reach consumers. Although the FDA approved the irradiation of a number of foods in the early 1960s, food processors and consumers reacted unfavorably towards the concept of irradiation because older food irradiation methods involve exposing food to radioactive isotopes. Furthermore, we believe that older food irradiation methods can negatively affect the taste and texture of some types of food.

    FOOD INFESTATION AND SPOILAGE

    In addition to food safety, our SureBeam system can be used to eliminate infestation of food by fruit flies and other pests and to reduce food spoilage and prolong shelf life. For instance, Hawaii Pride's facility disinfests produce, while Tech Ion's initial international facility in Brazil is intended to increase the shelf life of food.

    Hawaii and countries such as Brazil and Australia that produce fruits and vegetables with known insect infestations are prohibited from shipping those fruits and vegetables into the United States and other countries unless they comply with disinfestation regulations. These regulations are becoming more difficult to meet as traditional methods of disinfestation are being banned or reevaluated due to environmental concerns and negative effects on food taste, texture and nutritional value.

    Traditional methods of disinfesting food products such as fruits and vegetables include the use of vapor heat, fumigation and irradiation. Using heat to disinfest fruit can compromise taste, texture and nutritional value. The use of fumigation, such as methyl bromide, is being challenged due to its negative environmental impact. The use of radioactive isotopes to disinfest food products elicits the same negative reaction from food processors and consumers that is associated with using radioactive isotopes to eliminate food-borne bacteria.

    Food spoilage is a major concern for food growers, processors and retailers since it limits shelf life and the distance food products may be shipped, thereby limiting market access. Food spoilage in developing countries is estimated to be 30% in fresh fruits and vegetables. In addition, transportation distances in an increasingly global food industry contribute to the food spoilage problem.

    MARKET OPPORTUNITY

    We have identified five primary global markets, highlighted below, for our SureBeam process. Over time, we also plan to target the pork, cut beef, egg and other processed food markets. Each of these markets is substantial and represents a significant opportunity for SureBeam because we intend to derive a significant portion of our revenues by charging on a per pound basis for food processed by our electronic irradiation systems, whether at our service centers or our customers' production facilities.

                 MARKET SIZE (POUNDS PRODUCED, IN MILLIONS)(1)

                                              U.S.        INTERNATIONAL        TOTAL
                                            --------      -------------      ---------
Ground Beef...............................    9,000(2)         10,000(2)        19,000
Poultry...................................   35,000           100,000          135,000
Processed Meats...........................   25,000               N/A           25,000
Seafood...................................   12,000(3)        250,000          262,000
Fruits & Vegetables.......................   65,000         1,300,000        1,365,000
                                            -------         ---------        ---------
Total.....................................  146,000         1,660,000        1,806,000
                                            =======         =========        =========

------------------------

(1) The sources used to compile this data have not consented to our use of their names or this information in this prospectus. Unless otherwise indicated, the source of all U.S. and International figures is the Food and Agriculture Organization of the United Nations.

(2) Source: National Cattlemen's Beef Summit (November 1999).

(3) Sources: U.S. Census Bureau; U.S. Department of Agriculture.

THE SUREBEAM SOLUTION

    Our electronic food irradiation system offers a new method of irradiation that utilizes ordinary electricity to accelerate electrons. We believe that consumers have demonstrated acceptance of food safety methods, as in the case of pasteurized milk, when the method is environmentally safe and maintains the product's characteristics. Consumers and health and industry officials are beginning to view irradiation positively. For example, many prominent health and medical organizations support the use of irradiation technology, including the American Dietetic Association, the American Medical Association, the Centers for Disease Control, the FDA, the USDA and the World Health Organization. In addition, the World Health Organization is expected to approve the irradiation of all foods. The World Health Organization's standards may serve as uniform standards for some other countries.

    Utilizing our patented technology, we have developed an electronic irradiation system that we believe addresses food safety, disinfestation and spoilage concerns and provides many benefits including:

    - DESTROYING DANGEROUS BACTERIA. Use of our electronic irradiation system can effectively kill dangerous bacteria such as E-coli, listeria monocytogenes, salmonella and campylobacter in all food products, including meats, poultry, vegetables, eggs and seafood. We provide food processors with a solution that improves their ability to comply with food safety laws and may reduce costly product recalls or damaging liability lawsuits.

    - KILLING FRUIT FLIES AND OTHER PESTS. The SureBeam system can kill fruit flies and other pests or prevent them from reproducing, thereby rendering them harmless. This benefit enables food producers and processors to gain access to new markets that have previously been denied or limited due to fruit fly and pest quarantines.

    - REDUCING FOOD SPOILAGE AND PROLONGING SHELF LIFE. The SureBeam system can increase the shelf life of foods such as meats, poultry, fruits and vegetables, by decreasing microbial levels that cause food spoilage. Irradiation has demonstrated an ability to extend shelf life by two to three times in foods such as raspberries, strawberries, raw beef, chicken and pork. As a result, food processors have the ability to ship product less frequently and over further distances while food retailers and food service companies have the ability to stock and store product longer, thereby generating supply chain efficiencies.

    - UTILIZING ORDINARY ELECTRICITY. Unlike older irradiation methods that use nuclear radioactive materials as their energy source, the SureBeam system uses ordinary electricity and has received greater acceptance from food processors and consumers because of its environmentally responsible features.

    - MAINTAINING FOOD TASTE, TEXTURE AND NUTRITIONAL VALUE. Because of the rapid rate at which the food is processed by the SureBeam system and the small increase in food product temperature during processing, the oxidation effects on food products are minimized. As a result, when properly applied, the SureBeam process has minimal effect on food taste, texture or nutritional value.


    - INTEGRATING FULLY INTO PRODUCTION LINES. The SureBeam system is the only food irradiation system available that can be fully integrated into customers' production lines, avoiding additional transportation costs. The system's footprint and ability to accommodate different products make it efficient to integrate into an existing production line. Attributes that enable the SureBeam system to be incorporated into production lines include:


       - SCALABLE SYSTEM. The SureBeam system is scalable and can be designed to meet a wide range of production volume requirements.

       - FAST PROCESSING TIME. The SureBeam system pasteurizes food products in a matter of seconds, maintaining the speed of a production line.

       - PRECISE DOSING. Electron beam processing delivers a measurable and consistent dose to products based upon pre-set parameters. All processing parameters are under constant measurement to maintain dosage within a predetermined range.

       - FLEXIBLE DOSING. The SureBeam system can switch from one targeted dose to another in a matter of seconds. In addition, our system can utilize either electron beam or x-ray technology depending on the density and thickness of the product, with x-ray technology allowing us to process thicker products over a somewhat longer processing period. Changeovers are easy and designed to accommodate various products.

       - ENVIRONMENTALLY RESPONSIBLE. The SureBeam system uses ordinary electricity as its power source. There are no nuclear radioactive materials used in the SureBeam process, and as a result, the licensing and operation of facilities using the SureBeam system do not require any review by the Nuclear Regulatory Commission.

OUR STRATEGY

    Our goal is to leverage our proprietary technology to be the premier global provider of electronic irradiation systems and services to the food industry. To meet this goal, we plan to:

    - EXPAND OUR CUSTOMER BASE. We have already entered into relationships with leading food processors and other customers in the United States and abroad. We intend to continue to develop relationships both domestically and internationally. We believe food industry leaders will provide us with a growing stream of per pound processing fees as consumer acceptance continues to expand for electronically irradiated food.

    - INSTALL AND OPERATE IN-LINE TURNKEY ELECTRONIC IRRADIATION SYSTEMS. We intend to offer turnkey electronic irradiation systems that are directly integrated into customer production lines. We will generally retain ownership of the systems and customers will pay a per pound processing fee.

    - BUILD, OWN AND OPERATE ADDITIONAL ELECTRONIC FOOD IRRADIATION SERVICE CENTERS. We intend to continue to build service centers that provide electronic irradiation services in strategic locations near major producers and processors of meat, poultry, fruits or vegetables. For example, our facility in Sioux City, Iowa is located in proximity to several leading meat producers, including IBP and

      Cargill. We expect that building facilities in strategic locations will accelerate the development of a market for food irradiation services. These facilities also serve as test centers for food processors evaluating our process and as commercial irradiation centers for processors where turnkey systems may not be cost effective. We plan to build electronic food irradiation facilities in Los Angeles, Chicago and Philadelphia within the next 18 months.


    - BUILD THE SUREBEAM BRAND. Our goal is to establish SureBeam as the leading electronic irradiation brand with both food processors and consumers in the retail and foodservice markets. We believe establishing a leading brand with consumers will prompt food processors to purchase our products and services so that their products can carry our SureBeam seal, thereby creating pull through demand for our process in the distribution chain. We expect to allocate significant additional resources to establish our brand in the retail and foodservice businesses. We will utilize a wide range of communication media to build awareness of the SureBeam brand. Our SureBeam logo currently appears on some of the products of five food processors that currently sell food processed with our SureBeam system.


    - ESTABLISH A NEW INDUSTRY STANDARD FOR FOOD SAFETY. We intend to promote the widespread use of electronic irradiation by food processors to establish a new industry standard for food safety and quality. We believe the need for such a standard is driven by food processors' desires to meet retail and foodservice demand for safe food products.

    - PROMOTE CONSUMER AWARENESS OF ELECTRON BEAM TECHNOLOGY. We plan to utilize a variety of media to educate consumers on the SureBeam system's ability to increase food safety and other produce benefits and to highlight major endorsements of food irradiation technology by health and industry officials. In addition, we will leverage our contracts and alliances with major food producers and processors as validation of the SureBeam system.

    - PURSUE GLOBAL OPPORTUNITIES THROUGH STRATEGIC ALLIANCES. We will continue to enter into strategic alliances with local partners in international markets and to sign exclusive agreements when possible. We plan to build service centers to encourage testing of the SureBeam process and to open opportunities for future relationships. At the same time, we will continue to focus our marketing efforts in such markets on key food growers, packers, processors and retailers. We believe that this strategy, when combined with our existing expertise and proprietary technology, will provide a barrier to others attempting to enter these markets. We are currently using this approach in Japan and Brazil and will continue to target other key food and export markets, such as Australia, Asia and South America.

    - PROTECT OUR TECHNOLOGY. We own our SureBeam technology through patents, patent applications, know-how and trade secrets. We have not granted any rights to our SureBeam technology, other than those granted to Texas A&M University and the Texas Agricultural Experiment Station solely for research and development purposes, those retained by the U.S. government for military applications and those granted to Titan solely for medical equipment sterilization. We will continue to protect our technology aggressively by enforcing our current patents and filing additional patent applications in the United States and other countries.

    - DEVELOP NEW OPPORTUNITIES FOR SUREBEAM. We will continue to develop new applications of our technology, including the irradiation and disinfestation of additional products such as flowers, grains, spices, coffee beans and pet food.

THE SUREBEAM SYSTEM

    Our SureBeam system is based principally on electron beam accelerator technology initially developed in the 1980s. For the past 18 years, Titan has worked to create and refine an electronic processing system capable of meeting the functionality, reliability and 24 hour-per-day cycles required in medical equipment sterilization and electronic food irradiation applications. We have successfully demonstrated the reliability of our SureBeam system with over 108,000 operating hours logged on our systems for both medical equipment sterilization and food irradiation applications.


    The patented SureBeam process is the only turnkey electronic food irradiation solution currently on the market. The SureBeam system can be integrated into a customer's production line such that a packaged or unpackaged product can be processed by the SureBeam system. Other food irradiation processes that utilize nuclear radioactive materials as their power source require extensive space and must meet additional requirements of the Nuclear Regulatory Commission that have proven impractical in an in-line production setting. Existing food processing facilities are not constructed to comply with these standards and we do not believe that food processors will be willing to build new processing facilities to accommodate systems utilizing nuclear radioactive materials.


    The SureBeam process combines proven linear accelerator technology with a patented material handling system and a real-time control-monitoring platform providing the highest degree of process integrity. The energy generated from the acceleration of electrons is sufficient for processing pre-packaged or post-packaged and fresh or frozen products in seconds. The rapid speed of the SureBeam system makes it well suited for integration into customer production lines.

    The SureBeam system is comprised of a linear accelerator that produces a beam of electrons. A series of resonant microwave cavities are then used to accelerate the electrons to nearly the speed of light. A magnetic deflection system is then used to scan the beam across the product. The electrons disrupt the DNA chain of the organisms hit and either destroy them or prevent their reproduction, thereby rendering them harmless. Our process utilizes ordinary electricity to generate electrons to administer a direct electron or x-ray treatment that is suitable for a wide range of products of various sizes, shapes and densities. X-rays are produced when electrons exit the accelerator and make contact with a metal target. The x-rays are directed at the product being processed and have the same ability as electron beams to kill bacteria or pests, or inhibit their reproduction. X-rays are generally used to penetrate larger and denser products than electron beams. Electron beams can generally penetrate food products of up to a thickness of approximately four inches, while x-rays can penetrate thicker products. The processing time using x-rays is generally somewhat longer than the processing time required when using electron beams.

    The SureBeam system is designed to contain the irradiation process inside a protective shield to ensure the operator's safety. The operator and maintenance staff are not exposed to a hazardous environment when they need to enter the protective shield because the system is shut off and no electrons are generated when the power supply is cut off and because our process does not use radioactive isotopes, toxic gases or high temperatures. In addition to the protective shield, a safety control system monitors the operation of the system to detect abnormal operating conditions, such as smoke and fire, intrusion into a restricted area, loss of utilities or equipment failures (power, compressed air or cooling) and the system is designed to shut down if any abnormal conditions are detected.

    The SureBeam system can be configured to include electron beam or x-ray capabilities or both, can provide doses in one or more directions, and can handle food products in individual packages or cases. Our proprietary SureTrack information and control system guides both the operator and material loaders through the overall process checking for the completion of each task and verifying the integrity of the process. The dose, or the amount of energy deposited, is controlled by our proprietary software, the SureTrack system. The dose varies depending on the thickness and density of the product and on whether the objective is to pasteurize, disinfest or extend shelf life. Our control systems include components to detect failures and unscheduled downtime. Our SureTrack system provides dose verification and validation, and continuously archives all the processing information required to substantiate the successful completion of the SureBeam process. Unlike systems that utilize nuclear isotopes, our systems can be turned off at any time.

    The FDA has approved all forms of food irradiation technology, including the use of an electron beam as utilized by the SureBeam process. The FDA rigorously evaluated the safety and efficacy of irradiation as part of its standard approval process and established standards for the use of irradiation based on this evaluation. The FDA reviewed results from over 40 years of testing and research of the impact of irradiation on food and concluded that irradiated food is safe to eat, does not put consumers at risk and does not adversely affect the nutritional value of food. Each facility that utilizes our SureBeam process must be validated prior to opening by the FDA to ensure compliance with the FDA standards.

                      [THE SUREBEAM SERVICE CENTER GRAPHIC

The language to the left of the graphic lists the components of the SureBeam service center. The caption below the graphic reads as follows:
"In the illustration above of SureBeam's Sioux City facility, portions of the ceiling, protective shielding and flooring of the facility have been removed in order to portray the full layout of the SureBeam service center system. Layouts of other service centers will be similar to that of the Sioux City facility."]

OUR SERVICES

    We offer services for the electronic irradiation of food through in-line turnkey systems and centrally located service centers allowing food growers, packers and processors to choose the most convenient and cost effective way to utilize our SureBeam system for electronically irradiating their products. We offer services directly and through third parties with which we have strategic relationships. While no in-line turnkey systems have as yet been contracted for or installed in our customers' production facilities, one company-owned service center is currently in operation.


    COMPANY-OWNED SERVICE CENTERS. In 1999, we began operating the nation's first electronic food irradiation service center in Sioux City, Iowa. This facility currently has the capacity to process up to approximately 40,000 pounds of meat per hour. The facility is operating at a small percent of its maximum processing capacity. The facility has the capability of irradiating large cases of products, as well as products that are not uniform in shape or size. Our service center generates revenue by charging a per pound processing fee. We plan on building additional service centers in Los Angeles, Philadelphia and Chicago over the next 18 months.


    IN-LINE TURNKEY SYSTEMS. We offer turnkey systems that can be integrated directly into a customer's production facility. We expect to generally retain ownership of the systems and charge our customers a per-pound processing fee. In limited circumstances, we may sell turnkey systems directly to our customers, recognize revenue for the sale and receive no on-going revenue stream. We have agreed to design and engineer one or more in-line turnkey systems for IBP.

                      [THE SUREBEAM IN-LINE SYSTEM GRAPHIC

The language to the left of the graphic lists the components of the SureBeam in-line system. The caption below the graphic reads as follows:
"In the illustration above, room walls and portions of the protective shielding of the facility have been removed in order to portray the full layout of a prototype SureBeam in-line system that SureBeam expects to install in its customers' production facilities. Each system will be customized and configured for integration into the specific customer's production facilities."]

    STRATEGIC RELATIONSHIPS

    We have maintained a strategy of establishing strategic relationships with third parties to own and operate service centers to provide food irradiation and disinfestation services. We generally structure these relationships so that we are given an option to acquire a minority equity interest in a special purpose entity to be formed by the third party to ensure our participation in the potential future value created through the use of our systems. We intend to generate revenue and recognize earnings from the sale of our systems to the third parties and recognize earnings from processing revenue as allocated through our equity ownership of the special purpose entities.


    In July 2000, Hawaii Pride LLC began operating a service center using our technology in Hilo, Hawaii for the disinfestation of fruits and vegetables. We sold a SureBeam system to Hawaii Pride and we have an option to acquire a 19.9% interest in the special purpose entity operating the service center.


    Zero Mountain Cold Storage is scheduled to open a service center for processing poultry and other meat in Russellville, Arkansas in the fourth quarter of 2001. We sold a SureBeam system to Zero Mountain Cold Storage in 1999 and upon completion of the system we will acquire a 19.9% equity interest in the special purpose entity that will operate the service center.


    Internationally, we intend to establish strategic relationships with businesses that have expertise in their local food markets and recognize an opportunity to utilize the SureBeam system. In May 2000, Tech Ion Industrial Brasil S.A. placed purchase orders with us for eleven electronic food processing systems. SureBeam Brasil Ltda., a special purpose entity that has been jointly established by Tech Ion, our exclusive partner in Brazil, and Titan SureBeam Brazil Ltd., our wholly owned subsidiary, will provide, among other things, food irradiation services through four planned service centers to various food companies in Brazil. The first of these service centers is expected to be operational in the third quarter of 2001. We have a 19.9% equity interest in SureBeam Brasil and the right to acquire up to 50% of the total equity interest in SureBeam Brasil for $1.0 million.

    CUSTOMERS


    We currently have agreements with 26 customers to provide food irradiation services at our Sioux City facility. Our customer agreements vary in some respects from customer to customer. The following discussion is intended only to describe some of the more common terms. The agreements to provide food irradiation services are generally for an initial term of one year with automatic annual renewals. Although our customers can generally terminate the agreement to provide food irradiation services upon 30 days notice, such agreements typically provide that we will be the exclusive provider of food irradiation services, including gamma irradiation services we do not currently provide, for a multi-year period, even if the customer terminates the agreement before the end of the multi-year period. The exclusivity periods of our customer contracts as of the date of this prospectus will terminate over the next five years. We generally must release a customer from the exclusive provider arrangement if the customer can find a comparable service at a lower price or if we cannot fully meet the customer's demand.



    The agreements provide for a test period followed by a commercial production period. We charge a per pound processing fee, which generally decreases as monthly production volume increases. A customer may elect to convert to the commercial production period at any time during the test period, at which time the per pound processing fee decreases and the customer is required to commit to processing a minimum number of pounds of food for each 12-month period. The customer agrees to pay us for such minimum amount, even if the food is not processed. Currently, Huisken Meats and Omaha Steaks are operating in the commercial production period. Those customers operating in the test period are not required to convert to the commercial production schedule in order to sell irradiated food commercially.


SALES AND MARKETING

    We focus our sales and marketing initiatives on establishing SureBeam as the leading consumer brand in providing solutions to food safety issues, such as the incidence of bacteria and pests in food, as well as food spoilage. We promote our brand in order to build revenues, gain worldwide market share, and promote consumer and industry awareness and acceptance. We target the growing public demand for safer food by helping food processors meet heightened standards of quality and safety through our technology. Our sales and marketing personnel, who possess technical expertise regarding the SureBeam system, market and sell our systems and services to food processors, as well as educate food industry constituents, food processors and consumers on the uses and benefits of our technology. In order to enhance our commercialization efforts, we expect to continue to expand our sales and marketing capabilities.

    We conduct a number of sales and marketing programs to support the promotion and sale of the SureBeam system and to reinforce brand awareness. Our consumer programs are designed to educate the public that the SureBeam process is safe and environmentally responsible, and to explain that the taste, texture and nutritional value of food products remain essentially unaffected by this process. In addition, we promote the placement of our SureBeam seal on packages of food products processed with our patented SureBeam system. Our goal is for consumers to easily identify SureBeam processed products and associate our seal with food safety, thereby increasing brand awareness and further developing brand loyalty. We will seek to create consumer demand that will serve to encourage food processors to co-brand with us and to use our electronic irradiation system. We currently intend to use a portion of the proceeds of this offering to conduct a brand building program primarily through the use of mass media aimed at the consumer.

    Our trade programs are designed to educate food processors about the advantages of using our technology and to encourage processors to market their SureBeam processed products using our brand. We also work cooperatively with our service center partners to reinforce the SureBeam brand and extend our sales effort in international markets.

MANUFACTURING

    Our manufacturing operation involves assembly and testing of SureBeam systems. We obtain many of our components under long term supply contracts. While we currently procure the accelerating section of the linear accelerator from one supplier, we will seek to secure multiple sources for substantially all of our components. We believe that we have the manufacturing capacity and component supply to meet our currently anticipated near-term commercial requirements. Our manufacturing operation allows us to build systems to the size requested by our customers. We intend to use a portion of the proceeds from this offering to expand our manufacturing capacity. Currently, our sole manufacturing facility is located in Dublin, California.

RESEARCH AND DEVELOPMENT

    Our current research and development activities are focused on increasing the capability and efficiency of our existing technology, minimizing the space occupied by our SureBeam systems, and developing new food product applications. Historically, our research and development activities were incidental to Titan's performance under its government contracts for strategic defense.

    We have assembled a team of experts in our industry to enhance and drive our research and development efforts. Our research and development experts have many years of experience in the area of enhancing food safety and extending shelf life using irradiation in addition to their broad experience with linear accelerators and charged particle beams. In June 2000, we entered into an agreement with Texas A&M University and the Texas Agricultural Experiment Station for the purpose of researching and developing product applications for our technology. In addition, we often benefit from the research and development efforts of our component suppliers.

PATENTS AND PROPRIETARY RIGHTS

    We own 21 U.S. and foreign patents and patent applications, consisting of nine U.S. and foreign issued patents and 12 patent applications pending in the United States and abroad. The U.S. and foreign issued patents relating to the SureBeam technology have claims relating to methods of transporting products through the electron beam process, means of increasing the efficiency and reliability of the process, and ways of shielding the process that miniaturizes the size of the system. Our pending patent applications include claims relating to improvements in the operation, efficiency, and reliability of the SureBeam technology, shielding, multiple pass x-ray system and in-line processing systems. While electron beam, x-ray and linear accelerator machines and technology are considered to be part of the public domain and not patentable, we believe our patents cover the most efficient method of utilizing electron beam, x-ray and linear accelerator technology for food and other applications.

    These patents, foreign and domestic, have been assigned to us and include patents related to electron beam or x-ray systems issued to Thomas Allen, our Vice President, Systems Integration, that Mr. Allen assigned to us. The initial patent was granted on March 7, 1995. These patents will expire over the period from 2009 to 2018. These patents have been issued or are pending in those markets that are key targets for our expansion such as Brazil, Korea and Japan. Protection of our proprietary rights is vital to our business. In addition to our policy of seeking patents on our inventions, we rely on trade secrets and know-how that is not patented, and continuing technological innovation to develop and maintain our competitive position. In addition, we maintain a policy of entering into confidential information and invention assignment agreements with our employees, consultants and other third parties. We believe that we have a strong patent position on the application of electron beam technology in a conveyor-based irradiation process.


    On January 6, 2000, Ion Beam Applications s.a., a Belgian corporation, and its related U.S. subsidiaries filed an action for declaratory judgment in a federal court in Virginia against us relating to our patents for our SureBeam systems. The action challenges the validity of our core Irradiation System Utilizing Conveyor Transported Article Carriers patent, seeks a declaration that Ion Beam Applications and its customers have not infringed any of the claims in our patent, and alleges that we have engaged in unfair competition and that our conduct constitutes patent misuse. The action does not allege that our products infringe the proprietary rights of any third parties. The case has been moved to the federal court in San Diego. On November 22, 2000, Ion Beam Applications filed an amended complaint alleging, in addition to the original claims, that we have engaged in false advertising, monopolization, restraint on trade and unfair business practices. We intend to vigorously defend our patent position and defend against all allegations. However, a finding in favor of Ion Beam Applications in this action could materially adversely affect our competitive position and our business.


    Third parties also could independently develop competing technology or design around our technology. If we are unable to successfully detect infringement and enforce our rights in our technology, we may lose competitive position in the market. We cannot assure you that our means of protecting our proprietary rights in the United States or abroad will be adequate or that competing companies will not independently develop similar technology.

    To date we have not been notified that our products infringe the proprietary rights of any third parties, but third parties may, in the future, claim that our current or future products infringe upon their proprietary rights. In addition, third parties have and may continue to challenge the validity or enforceability of our proprietary rights. Any such claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product installation delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements may not be available on terms acceptable to us, or at all. As a result, any such claim could harm our business and prospects.

    SureBeam is a registered trademark in the United States. Applications to register this trademark are pending in other key foreign jurisdictions.

GOVERNMENT REGULATION

    Domestically, our technology is subject to significant regulation as a food additive under the Federal Food, Drug and Cosmetic Act, which is administered by the FDA. Use of the SureBeam system, including product labeling, is also subject to regulation by the USDA's Food Safety and Inspection Service and by health and environmental safety departments within various states.

    Food irradiation first gained regulatory approval in the United States in 1963 for use in the control of insects in wheat and wheat flour, followed by approval in 1964 for the prevention of sprouting in potatoes. In February 1984, the FDA granted approval for irradiation to inhibit the maturation of fresh fruits and vegetables, to disinfest food of insects, and to disinfect spices of microorganisms. In 1990, the FDA approved the irradiation of poultry. In December 1997, the FDA approved the irradiation of meat. In December 1999, the USDA issued regulations setting forth the guidelines for irradiation of beef and other fresh meats, leading to the approval of commercial sales in February 2000. Our SureBeam technology complies with these regulations. FDA approvals for the use of irradiation to treat processed foods and seafood are currently pending. The USDA has approved the use of irradiation for the purposes of reducing food borne pathogens and extending shelf life in meat and poultry in accordance with the requirements established by the FDA. While the FDA has approved the use of irradiation for reducing food borne pathogens in meat and poultry, it has not approved the use of irradiation to extend shelf life of poultry.

    Internationally, each country sets its own irradiation regulations. Government regulatory bodies in 38 countries have approved the use of irradiation to destroy bacteria and pests on only specified foods. We are required to obtain regulatory approval from a number of foreign regulatory authorities before we can offer our services in those jurisdictions. These jurisdictions may apply different criteria from the FDA in connection with their approval processes. We believe that we currently comply with all applicable regulations in countries where we intend to provide services.

    In the United States and other countries that follow World Health Organization guidelines, all electronically irradiated food, whether processed with electron beam or x-rays, must be labeled with the symbol for irradiation, known as the Radura symbol, and the phrase "Treated with Radiation" or "Treated by Irradiation." In the United States, this label does not have to be any larger than the ingredients' font size. If the irradiated product is to be used as an ingredient in a further processed product, the Radura symbol is not required and the only label required is in the ingredients section (e.g. potatoes, irradiated ground beef, natural flavors). Bulk or wholesale items processed with irradiation require labeling only on the case of irradiated items and not the individual contents. For items not in packages but processed in their entirety (e.g. fruit, vegetables) the label may either be placed on each individual item, on the bulk container, or on a counter sign as long as it is next to the product and plainly in view. U.S. federal regulations do not require retail food service providers, such as fast food restaurants, to disclose that their food products have been irradiated. Since irradiation is regulated as a food additive, our customers also are subject to packaging and labeling requirements. Additionally, states like Vermont have, and others may, adopt similar labeling requirements.

    Our processing facilities also are subject to various other federal, state and municipal regulations with regards to health, safety and environmental issues. Such facilities are subject to supervision or periodic inspection by other regulators. All SureBeam locations in the United States that process meat are required to have a USDA inspector on the premises when processing.

COMPETITION


    We compete against several companies seeking to address the food safety market. Our electronic food irradiation technology competes with gamma ray irradiation, as well as alternatives to irradiation such as thermal sterilization, gas fumigation, chemical washes and high-pressure sterilization techniques. We believe that none of our competitors currently is using electron beam technology to irradiate food for commercial sale. However, Ion Beam Applications, s.a. claims that it provides electronic food irradiation systems and services. Our competitors include Flow International Corporation, Ion Beam Applications, s.a., MDS/Nordion Food Technologies Corporation and STERIS Corporation. While we believe that our patents with respect to our conveyor and shielding systems provide us with an advantage in processing products through the electron beam, competitors may develop their own different methods of processing that would not fall within the scope of our patents.



    Flow International Corporation is a developer and manufacturer of ultrahigh-pressure technology for cutting, cleaning and food safety applications. Ion Beam Applications s.a. is a provider of gamma ray technology systems for medical product sterilization, food irradiation and other industrial applications, and, additionally, it claims to provide electronic food irradiation systems. STERIS Corporation offers services including gamma ray technology and gas fumigation, which are primarily for medical product sterilization. STERIS and Ion Beam Applications have each announced that they intend to pursue food irradiation opportunities using electronic irradiation. MDS/Nordion, both independently and through its majority ownership of Food Technologies Service, currently offers only gamma ray technology irradiation. These organizations may have significantly more capital, research and development, regulatory, manufacturing, marketing, human and other resources than we do. We believe that our system has advantages over gamma ray irradiation in that our system uses ordinary electricity, can be integrated into a customer's production line and pasteurizes food faster than gamma ray irradiation. In addition, the cost of overall operation of the SureBeam system is comparable to that of other irradiation products. However, gamma ray irradiation does not require products to be removed from the shipping pallet prior to processing, while our SureBeam process does when products are processed in the service centers. Our system also has advantages over alternatives to irradiation. Thermal and high pressure sterilization can alter the flavor and quality of most food products. Gas fumigation is not approved for food use in the United States and chemical washes kill surface bacteria but have little effect on pathogens beneath the surface of food. However, to the extent a customer is concerned with killing surface pathogens only or is not concerned with alteration of food flavor or quality, these alternative methods may be sufficient and less expensive.


FACILITIES


    Our principal offices are located in San Diego, California, and consist of approximately 5,600 square feet of office space that we occupy pursuant to a corporate services agreement with Titan through December 31, 2001 and that is automatically renewable for one year terms. We lease approximately 19,400 square feet from Cloverleaf Cold Storage to operate our processing facility located in Sioux City, Iowa. We lease the Sioux City facility pursuant to a sub-lease that expires on February 1, 2020, but which provides us with an option to reduce the term of the lease to a ten-year period. We lease 44,323 square feet of space for our manufacturing facility located in Dublin, California. Our lease for the manufacturing space is on a monthly basis with an option to extend the lease term to five years. We lease additional space for sales offices in Omaha, Nebraska.


EMPLOYEES


    As of December 31, 2000, we employed 83 full-time employees. None of our employees is represented by a collective bargaining agreement and we have never experienced a strike or similar work stoppage. We consider our relations with our employees to be good.


LEGAL PROCEEDINGS


    On January 6, 2000, Ion Beam Applications s.a., a Belgian corporation, and its related U.S. subsidiaries filed an action for declaratory judgment in a federal court in Virginia against us relating to our patents for our SureBeam systems. The action challenges the validity of our core Irradiation System Utilizing Conveyor Transported Article Carriers patent, seeks a declaration that Ion Beam Applications and its customers have not infringed any of the claims in our patent, and alleges that we have engaged in unfair competition and that our conduct constitutes patent misuse. The case has been moved to the federal court in San Diego. On November 22, 2000, Ion Beam Applications filed an amended complaint alleging, in addition to the original claims, that we have engaged in false advertising, monopolization, restraint on trade and unfair business practices. We intend to vigorously defend our patent position and defend against all allegations. However, a finding in favor of Ion Beam Applications in this action could materially adversely affect our competitive position and business prospects.


    On August 30, 2000, Titan filed an action in the Los Angeles County Superior Court against third parties that Titan alleges have disseminated and may in the future disseminate inaccurate statements regarding Titan and its subsidiaries, including our business. We are currently not a party to this litigation, but these third parties may counterclaim against Titan and possibly us. See "Risk Factors--Risks Related to this Offering--We believe that third parties have disseminated and may in the future disseminate inaccurate statements regarding our business that may adversely affect our stock price."

    We are subject to litigation from time to time in the ordinary course of our business, and may in the future become subject to litigation that may have a material adverse effect on our business and financial performance.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


    The following table sets forth information regarding our current executive officers, directors and key employees as of December 31, 2000:



NAME                                          AGE      POSITION
----                                        --------   --------
Larry A. Oberkfell........................     47      President, Chief Executive Officer and
                                                       Director
Susan Golding.............................     55      Director
Gene W. Ray, Ph.D.........................     62      Chairman of the Board of Directors
Thomas Allen..............................     53      Vice President, Systems Integration
Kevin K. Claudio..........................     43      Vice President and Chief Financial Officer
Nicholas J. Costanza......................     45      Senior Vice President, General Counsel and
                                                         Secretary
Eric M. DeMarco...........................     37      Executive Vice President
Gary Loda.................................     55      Vice President, Manufacturing
Bruce Miller, Ph.D........................     53      Vice President, Technology Development
Dennis Olson, Ph.D........................     53      Vice President, Research and Development
                                                       for Food Applications
Donald Segal..............................     41      Vice President, Sales and Marketing


    LARRY A. OBERKFELL has served as our President and Chief Executive Officer since November 1999. From December 1995 to November 1999, he held various positions at Anchor Foods Products, Inc., a manufacturer of frozen food appetizers, most recently as Chief Executive Officer. From October 1992 to December 1995, he held various positions at Orval Kent Food Company, a refrigerated salad company, most recently as Chief Executive Officer.
Mr. Oberkfell received a B.S. degree from the University of Missouri and an M.B.A. degree from St. Louis University.

    SUSAN GOLDING has served as one of our directors since August 2000. She served as Mayor of San Diego from 1992 to 2000. Prior to serving as Mayor, Ms. Golding chaired the San Diego County Board of Supervisors, served as Deputy Secretary of Business, Transportation and Housing for the State of California and was a member of the San Diego City Council. Ms. Golding received a B.A. degree from Carleton College, an M.A. degree from Columbia University and taught as a Ph.D. fellow at Emory University.


    GENE W. RAY, PH.D., has served as one of our directors and our Chairman since January 1998. He was a co-founder of Titan Systems, Inc., the parent of which merged into The Titan Corporation in 1985. He served as a director, President and Chief Executive Officer of Titan Systems from its inception in 1981 until the merger. He has been President and Chief Executive Officer of The Titan Corporation since the merger and became Chairman of the Board in 1999. He currently serves on the board of directors of The Titan Corporation, a diversified technology company that provides information technology, communications and electronic food irradiation and medical equipment sterilization systems and services. Dr. Ray received a B.S. degree from Murray State and M.S. and Ph.D. degrees from the University of Tennessee.



    THOMAS ALLEN has served as our Vice President, Systems Integration since January 1994. From September 1991 to December 1993 he provided technical consultant services to The Titan Corporation for the design and start-up of the SureBeam medical sterilization process. Since 1991, Mr. Allen has been responsible for the design and implementation of a dozen electron beam or x-ray systems for both food irradiation and medical equipment sterilization applications, and has been issued three patents, with five more pending in this field. He received a B.S. degree from Cornell University, is a Senior Member of SME and IIE, and is certified as a Professional in Systems Integration.


    KEVIN K. CLAUDIO has served as Vice President and Chief Financial Officer since January 2000. Mr. Claudio served as the Director of Business Operations of The Titan Corporation from August 1999 to December 1999. From April 1996 to July 1999, he was the Controller of Palomar Systems, a division of Electro Scientific Industries, a high-tech capital equipment manufacturer. From 1986 to 1996, he held various positions at General Dynamics Corporation, most recently as Controller of the Convair Division.
Mr. Claudio received a B.S. degree from Fairmont State College and is a Certified Public Accountant in the State of California.

    NICHOLAS J. COSTANZA has served as our Senior Vice President, General Counsel and Secretary, since August 1999. Mr. Costanza has also served as Senior Vice President, General Counsel and Secretary of The Titan Corporation since August 1999. From mid-1998 to the end of 1998 he was Executive Vice President, General Counsel and Secretary of Enfinity Corporation, a manufacturing company. From 1980 to early 1998, he held various positions at Exide Electronics
Group, Inc., a manufacturing company, most recently as Vice President, Chief Administrative Officer, General Counsel and Secretary. Mr. Costanza received a B.A. degree from Rutgers University and a J.D. degree from Villanova University.

    ERIC M. DEMARCO has served as our Executive Vice President since
September 1997. He served as our Chief Financial Officer from September 1997 to December 1999. He served as Senior Vice President and Chief Financial Officer of The Titan Corporation from January 1997 to August 1998 and has been Executive Vice President and Chief Financial Officer of The Titan Corporation since
August 1998. From June 1986 to January 1997, he held various positions at Arthur Andersen LLP, most recently as a Senior Manager. Mr. DeMarco received a B.S. degree from the University of New Hampshire.

    GARY LODA has served as our Vice President, Manufacturing since
October 1997. Mr. Loda was retired from 1990 to 1997. Prior to his retirement, Mr. Loda served as President of the Beta Division of The Titan Corporation from 1983 to 1990. From 1980 to 1983, Mr. Loda founded and served as President of Beta Development Corporation, a manufacturer of high-energy lasers and electron accelerators. Beta Development Corporation merged with Titan Systems, the predecessor to The Titan Corporation, in 1983. Mr. Loda received B.S. and M.S. degrees from the University of Wisconsin.

    BRUCE MILLER, PH.D., has served as our Vice President, Technology Development since August 2000. From 1998 to 2000, he was Project Director for the Atlas Pulsed Power Project, and Director of Spallation Neutron Source Linac Division, for the Los Alamos National Laboratory. Dr. Miller served as General Manager of the Albuquerque Innovative Technology office of Titan Research and Technology from 1987 to 1998, where he was responsible for research programs in high-current linear induction accelerators, high power microwave generation, charged particle beam transport, nuclear weapon effects, and x-ray laser development. Dr. Miller received B.S., M.S. and Ph.D. degrees from Ohio State University.

    DENNIS OLSON, PH.D., has served as our Vice President, Research and Development for Food Applications since July 2000. Prior to joining us, from 1980 to 2000, Dr. Olson was a professor of Animal Science and Food Science and Human Nutrition at Iowa State University. He also served as Director of the Utilization Center for Agricultural Products from 1990 to 2000 and the Director of the NASA Food Technology Commercial Space Center at Iowa State University from 1999 to 2000. For the last fifteen years, his work has been directed at enhancing meat safety and extending shelf-life using irradiation. Dr. Olson received B.S. and Ph.D. degrees from Iowa State University.

    DONALD SEGAL has served as our Vice President, Sales and Marketing since January 2000. Prior to joining us, Mr. Segal served as Vice President, Worldwide Sales and Marketing for PurePulse Technologies from 1998 to 1999. From 1981 to 1998, he held various positions at STERIS Corporation, a company specializing in medical and industrial sterilization, most recently as Vice President, Sales, Scientific Division. Mr. Segal received a B.S. degree from Clarion University.

COMMITTEES OF THE BOARD OF DIRECTORS

    Our board of directors currently has no committees. We intend to have the majority of our board of directors independent from SureBeam and Titan. We currently have one director who is independent from SureBeam and Titan. We will seek to appoint at least two additional independent directors within 90 days following the completion of the offering. Concurrent with or shortly after these appointments, the board expects to create audit and compensation committees, the members of which will be independent directors.

ELECTION OF DIRECTORS

    Upon the completion of the offering, under the terms of our certificate of incorporation, our board of directors will be divided into three classes:

    - Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2001;

    - Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2002; and

    - Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2003.

DIRECTOR COMPENSATION

    Our directors currently do not receive any cash compensation for their service on the board of directors or any committee thereof, but directors are reimbursed for expenses incurred in connection with attendance at board and committee meetings. All directors that are not employees of SureBeam or Titan are eligible to participate in our 2000 Stock Option and Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 2000, we did not have a compensation committee. The board of directors made all decisions concerning executive compensation during 2000. None of our executive officers serves as a member of the board of directors or compensation committee of an entity that has an executive officer serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation earned in 2000 and 1999 for services rendered to us in all capacities by our President and Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated officers, whose compensation, as such term is defined by the SEC, exceeded $100,000 in 2000. Gene W. Ray, Ph.D., our Chairman, Eric M. DeMarco, our Executive Vice President, and
Nicholas J. Costanza, our Senior Vice President, are not included in this table because an allocation of such executive officers' compensation between the services rendered to Titan and the services rendered to us would result in compensation attributable to services rendered to us in each of 2000 and 1999 of less than $100,000.

    In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees and certain perquisites and other personal benefits received which do not exceed the lesser of $50,000 or 10% of any officer's salary and bonus disclosed in this table. This table also does not include our executive officers who were also executive officers of Titan during 2000 and whose compensation was paid by Titan for services rendered in all capacities to Titan and SureBeam.

                           SUMMARY COMPENSATION TABLE


                                                                                    LONG-TERM COMPENSATION AWARDS
                                                                                --------------------------------------
                                                                                NUMBER OF    NUMBER OF
                                                 ANNUAL COMPENSATION            SECURITIES   SECURITIES
                                        -------------------------------------   UNDERLYING   UNDERLYING
                                                               OTHER ANNUAL      SUREBEAM      TITAN       ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR      SALARY     BONUS     COMPENSATION(1)   OPTIONS(2)    OPTIONS     COMPENSATION
---------------------------  --------   --------   --------   ---------------   ----------   ----------   ------------
Larry A. Oberkfell(3),....     2000     $350,002         *           7,200             --          --             --
  President and                1999     $ 40,385   $30,000       $     600      1,863,354      40,000         56,080(4)
  Chief Executive Officer
Thomas Allen,.............     2000     $147,200         *              --             --          --             --
  Vice President,              1999      141,617    55,000              --         93,167      10,000             --
  System Integration
Kevin K. Claudio(5),......     2000      150,546         *           3,462        372,670          --             --
  Vice President and           1999       52,096    40,000           1,523             --      30,000             --
  Chief Financial Officer
Gary Loda,................     2000      150,388         *           4,431             --          --             --
  Vice President,              1999      144,094    57,000           4,430         46,583      10,000             --
  Manufacturing
Donald Segal..............     2000      164,914         *              --        465,838       2,000             --
  Vice President,              1999           --        --              --             --          --             --
  Sales and Marketing


------------------------


*   SureBeam has not yet determined bonuses for the fiscal year ended
    December 31, 2000. We expect that the bonuses will be determined by the end of March 2001. Bonuses are determined based upon Titan's financial performance, achievement of our operating and financial objectives, and predetermined individual objectives related to career development.



(1) Other annual compensation represents car allowance.



(2) The SureBeam option numbers have been adjusted to reflect options granted by our operating subsidiary to the individuals listed above in 1999. We substituted these options in connection with the contribution of the electronic food irradiation business from Titan to us.



(3) Mr. Oberkfell commenced employment with us in November 1999.



(4) All other compensation represents moving expenses.



(5) The compensation listed reflects compensation Mr. Claudio received from Titan from August 1999 to December 1999 in connection with services he provided to Titan's medical equipment sterilization and electronic food irradiation business.


                   SUREBEAM OPTION GRANTS IN YEAR ENDED 2000

    The following table sets forth summary information regarding the option grants made to our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated officers, whose compensation, as such term is defined by the SEC, exceeded $100,000 in 2000.


                                                                                POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED
                                        PERCENT OF                                 ANNUAL RATES OF
                           NUMBER OF      TOTAL                                      STOCK PRICE
                           SECURITIES    OPTIONS                                  APPRECIATION FOR
                           UNDERLYING   GRANTED TO   EXERCISE                        OPTION TERM
                            OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION   -------------------------
NAME                        GRANTED      IN 2000       SHARE        DATE          5%            10%
----                       ----------   ----------   ---------   ----------   -----------   -----------
Larry A. Oberkfell.......         --         --            --            --            --            --
Thomas Allen.............         --         --            --            --            --            --
Kevin K. Claudio.........    372,670       17.9%      $0.1438    01/02/2010   $ 6,628,383   $10,563,778
Gary Loda................         --         --            --            --            --            --
Donald Segal.............    465,838       22.4%      $0.1438    01/17/2010   $ 8,285,487   $13,204,737


    25% of the options listed in the table above vest on each anniversary of the grant date. The board of directors has the right to accelerate the vesting of these options. The term of the options is 10 years.


    The option numbers and exercise prices have been adjusted to reflect options granted by our operating subsidiary to the individuals listed above. We substituted these options in connection with the contribution of the electronic food irradiation business from Titan to us. The percent of total options granted is based on a total of 2,077,633 options granted in 2000, as adjusted.


    The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of common stock on the date of the grant as determined by the board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the common stock received therefore is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the SEC. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

 AGGREGATED SUREBEAM OPTION EXERCISES IN FISCAL 2000 AND FISCAL YEAR-END OPTION
                                     VALUES

    The following table sets forth, with respect to our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated officers, whose compensation, as such term is defined by the SEC, exceeded $100,000 in 2000, information regarding the number and value of securities underlying unexercised options for our Class A common stock held by them as of December 31, 2000, as well as the number and value of our Class A shares acquired by the individuals listed below pursuant to stock options exercised during 2000:


                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                         NUMBER OF                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                          SHARES                     OPTIONS AT YEAR END                AT YEAR END
                        ACQUIRED ON    VALUE     ----------------------------   ---------------------------
NAME                     EXERCISE     REALIZED   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    -----------   --------   ------------   -------------   -----------   -------------
Larry A. Oberkfell....          --         --      465,839        1,397,516     $5,057,236     $15,171,708
Thomas Allen..........          --         --      256,211          302,794     $2,781,475     $ 3,287,195
Kevin K. Claudio......          --         --           --          372,670             --     $ 4,045,780
Gary Loda.............          --         --      244,565          267,856     $2,655,044     $ 2,907,901
Donald Segal..........          --         --           --          465,838             --     $ 5,057,230


    The values of unexercised in-the-money options at year-end in the table above were determined based on an assumed initial public offering price of $11.00 per share minus the per share exercise price multiplied by the number of shares.


    All stock options that we have granted are immediately exercisable for shares of restricted common stock, subject to our right of repurchase on vested or unvested shares at book value. These options are shown as unexercisable in the table above. At year-end, Mr. Oberkfell held 1,397,516 options remaining subject to a vesting schedule; Mr. Allen held 302,794 options remaining subject to a vesting schedule; Mr. Claudio held 372,670 options subject to a vesting schedule; Mr. Loda held 267,856 options remaining subject to a vesting schedule and Mr. Segal held 465,838 options subject to a vesting schedule. 25% of the options listed in the table above vest on each anniversary of the grant date. The board of directors has the right to accelerate the vesting of these options. The term of the options is 10 years.


  AGGREGATED TITAN OPTION EXERCISES IN FISCAL 2000 AND FISCAL YEAR END OPTION
                                     VALUES

    The following table sets forth, with respect to our President and Chief Executive Officer, our Chief Financial Officer and our two other most highly compensated officers, whose compensation, as such term is defined by the SEC, exceeded $100,000 in 2000, information regarding the number and value of securities underlying unexercised options for Titan's common stock held by them as of December 31, 2000, as well as the number and value of Titan shares acquired by the individuals listed below pursuant to stock options exercised during 2000.


                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                             NUMBER OF SHARES              OPTIONS AT FISCAL YEAR END        AT FISCAL YEAR END
                               ACQUIRED ON       VALUE     ---------------------------   ---------------------------
NAME                             EXERCISE       REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         ----------------   --------   -----------   -------------   -----------   -------------
Larry A. Oberkfell.........          --               --      10,000         30,000             --              --
Thomas Allen...............          --               --       7,500          7,500       $ 74,688      $   48,281
Kevin K. Claudio...........          --               --       7,500         22,500       $ 48,281      $  144,844
Gary Loda..................          --               --      13,750         11,250       $119,453      $   82,734
Donald Segal...............          --               --          --          2,000             --              --


    Dollar values in the table above are calculated by taking the fair market value of Titan's common stock as of January 2, 2001, subtracting the per share exercise price of the option and multiplying the result by the number of shares. Options were granted at an exercise price equal to the fair market value of Titan's common stock, as determined by Titan's board of directors on the date of grant. 25% of the options listed in the table above vest on each anniversary of the grant date. The board of directors has the right to accelerate the vesting of these options. The term of the options is 10 years.

EMPLOYMENT AGREEMENTS

    Pursuant to our contribution agreement with Titan, we assumed a letter agreement dated October 7, 1999, which was further amended on October 18, 1999, with Larry Oberkfell, our President and Chief Executive Officer, regarding the terms of his employment. This agreement provides for an annual base salary of $350,000 and provides that Mr. Oberkfell is entitled to participate in our standard benefit programs generally available to all of our executive and managerial employees. Under the terms of the letter agreement, Mr. Oberkfell received a signing bonus of $30,000. The letter agreement provides for an annual bonus of up to 75% of Mr. Oberkfell's salary and a car allowance. In accordance with the terms of the letter agreement, we granted Mr. Oberkfell options to purchase 1,863,354 shares of our Class A common stock at an exercise price of $0.1438 per share and options to purchase 40,000 shares of Titan common stock at an exercise price of $20.938 per share. These options vest at a rate of 25% per year for four years, with the first 25% vesting on the first anniversary of the date the options were granted and an additional 25% vesting on each subsequent anniversary of that date. In addition, the letter agreement provides that we will loan Mr. Oberkfell $375,000 to compensate him for deferred bonus compensation he gave up as a result of leaving his former employer. We will forgive this loan over a five year period unless Mr. Oberkfell voluntarily terminates his employment with us or if we terminate him for cause. If we terminate Mr. Oberkfell's employment within the first two years for reasons other than if he is grossly negligent in the performance of his material work duties, Mr. Oberkfell shall receive a payment equal to one year of base salary at the then current rate. If we terminate Mr. Oberkfell's employment after the first two years for reasons other than if he is grossly negligent in the performance of his material work duties, Mr. Oberkfell shall receive a payment equal to six months of base salary at the then current rate.

    Pursuant to our contribution agreement with Titan, we assumed a letter agreement dated July 14, 1999, with Kevin Claudio, our Vice President and Chief Financial Officer, regarding the terms of his employment. This agreement provides for an annual base salary of $129,000 and provides that Mr. Claudio is entitled to participate in our standard benefit programs generally available to all of our executive and managerial employees. The letter agreement provides for an annual bonus of up to 25% of Mr. Claudio's salary and a car allowance of $300 per month. In accordance with the terms of the letter agreement, Mr. Claudio received options to purchase 30,000 shares of Titan common stock at an exercise price of $9.75 per share. These options vest at a rate of 25% per year for four years, with the first 25% vesting on the first anniversary of the date the options were granted and an additional 25% vesting on each subsequent anniversary of that date. If we terminate Mr. Claudio's employment within the first year other than for cause, Mr. Claudio shall receive severance of twelve months of base salary. If we terminate Mr. Claudio's employment after the first year other than for cause, Mr. Claudio shall receive severance of six months of base salary.

2000 STOCK OPTION AND INCENTIVE PLAN

    In August 2000, we adopted and our stockholders approved our 2000 Stock Option and Incentive Plan. Outstanding options will continue to be governed by the original terms of the option agreements which we assumed pursuant to our reorganization with Titan. We have reserved an aggregate of 2,170,800 shares of common stock for issuance upon the exercise of stock awards granted to employees, directors and consultants under the 2000 Stock Option and Incentive Plan. The 2000 Stock Option and Incentive Plan will terminate in August 2010, unless sooner terminated by our board.

    The 2000 Stock Option and Incentive Plan permits the granting of options intended to qualify as incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended, to employees, including officers and employee directors, and options that do not so qualify to employees, directors and consultants, including non-employee directors. The 2000 Stock Option and Incentive Plan also permits the granting of options to any other person that our board deems to be in SureBeam's best interest. In addition, the 2000 Stock Option and Incentive Plan permits the granting of stock appreciation rights, or SARs, with or independently of options, as well as stock bonuses and rights to purchase restricted stock.

    The 2000 Stock Option and Incentive Plan is administered by our board, a committee appointed by our board or a person appointed by our board who is a member of our board and one of our executive officers. Subject to the limitations set forth in the 2000 Stock Option and Incentive Plan, our board has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each stock award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the option exercise price and the type of consideration to be paid upon exercise and, subject to some restrictions, to specify other terms of stock awards.

    The maximum term of options granted under the 2000 Stock Option and Incentive Plan is 10 years. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year may not exceed $100,000, or the options or portion thereof which exceed such limit, according to the order in which they are granted, will be treated as nonstatutory stock options. Options granted under the 2000 Stock Option and Incentive Plan generally are non-transferable and expire 90 days after the termination of an optionee's service to us. In general, if an optionee is permanently disabled or dies during his or her service to us, such person's options may be exercised up to 12 months following such disability and following such death.

    The exercise price of options granted under the 2000 Stock Option and Incentive Plan is determined by our board of directors or its designee in accordance with the guidelines set forth in the 2000 Stock Option and Incentive Plan. The exercise price of an option cannot be less than 100% of the fair market value of the common stock on the date of the grant. Options granted under the 2000 Stock Option and Incentive Plan vest at the rate specified in the option agreement. The exercise price of incentive stock options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of our capital stock must be at least 110% of the fair market value of such stock on the date of grant and the term of such incentive stock options cannot exceed five years.

    Any stock bonuses or restricted stock purchase awards granted under the 2000 Stock Option and Incentive Plan will be in such form and will contain such terms and conditions as the board deems appropriate. The purchase price under any restricted stock purchase agreement will not be less than 85% of the fair market value of the common stock on the date of grant. Stock bonuses and restricted stock purchase agreements awarded under the 2000 Stock Option and Incentive Plan are generally non-transferable.

    Options granted under the 2000 Stock Option and Incentive Plan vest in full upon a specified change in control of our company.


    As of December 31, 2000, options to purchase 349,374 shares of common stock have been granted under the 2000 Stock Option and Incentive Plan.


NONSTATUTORY STOCK OPTION PLAN


    Our Nonstatutory Stock Option Plan will terminate on February 19, 2008. An aggregate of 7,975,137 shares of Class A common stock currently are authorized for issuance under the Nonstatutory Stock Option Plan. As of December 31, 2000, options to purchase a total of 7,714,269 shares of our Class A common stock were held by all participants under the Nonstatutory Stock Option Plan. No shares of our Class A common stock remain available for grant.


    Our Nonstatutory Stock Option Plan provides for grants of nonstatutory stock options to our officers and directors and the officers and directors of Titan. Our Nonstatutory Stock Option Plan provides that we have a right to repurchase shares received on the exercise of an option at the book value of those shares if the purchaser terminates service prior to the completion of our initial public offering and the listing of our stock on either The New York Stock Exchange or The Nasdaq Stock Market.

    In August 2000, several optionees agreed to exchange options we assumed pursuant to our reorganization with Titan for options under our Nonstatutory Stock Option Plan. Other than the provision described above, all substantive provisions of the options, such as the exercise price, the vesting period and the vesting commencement date, remained the same.

    STOCK OPTIONS. Stock options are granted pursuant to stock option agreements. After the completion of this offering, the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. Options granted under the Nonstatutory Stock Option Plan vest at the rate specified in the option agreement.

    The term of stock options granted under the Nonstatutory Stock Option Plan may not run beyond February 19, 2008. Unless the terms of an optionee's stock option agreement provide for earlier termination, in the event an optionee's service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionee or his beneficiary may exercise any vested options up to twelve months after the date such service relationship ends. If an optionee's relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the optionee may exercise any vested options up to 3 months from cessation of service, unless the terms of the stock option agreement provide for earlier termination. If an optionee is permanently disabled during his or her service to us, such person's options may be exercised up to 12 months following such disability. If an optionee dies during his or her service to us, such person's options may be exercised up to 18 months following such death.

    Acceptable consideration for the purchase of common stock issued under the Nonstatutory Stock Option Plan is determined by our board of directors and may include cash, common stock previously owned by the optionee, a deferred payment arrangement and other legal consideration approved by our board of directors.

    Generally, an optionee may not transfer a stock option other than by will or the laws of descent or distribution unless the optionee holds a nonstatutory stock option that provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death.

    TAX LIMITATIONS ON STOCK OPTION GRANTS. Until our Class A common stock is publicly traded, we cannot grant nonstatutory stock options to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of SureBeam or any affiliate unless the following conditions are satisfied:

    - the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

    - the term of any incentive stock option award must not exceed five years from the date of grant.

    SECTION 162(m). Section 162(m) of the Code generally denies a corporate tax deduction to publicly held corporations for some compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000 and is not paid based on performance.

    CHANGES IN CONTROL. Under specified changes in control, all outstanding options under the Nonstatutory Stock Option Plan either will be assumed, continued or substituted for by any surviving entity. If the surviving entity does not assume, continue or substitute for these awards, the vesting provisions of these stock awards will be accelerated and these stock awards will be terminated upon the change in control if not previously exercised.

    PLAN ADMINISTRATION. Our board of directors administers the Nonstatutory Stock Option Plan. Our board of directors may delegate authority to administer the Nonstatutory Stock Option Plan to a committee. Subject to the terms of the plan, our board of directors or its authorized committee determines recipients, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards including the period of their exercisability and vesting. Subject to the plan limitations, our board of directors or its authorized committee also determines the exercise price of options granted.

    Our board of directors or its designated committee may, in its sole discretion, amend the terms of any one or more options granted or made under the Nonstatutory Stock Option Plan if the optionee consents to the change in writing. Our board of directors or its designated committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the Nonstatutory Stock Option Plan may be exercised. In the event of a decline in the value of our common stock, our board of directors or its designated committee has the authority to offer optionees the opportunity to replace outstanding higher priced options with new lower priced options.

EMPLOYEE STOCK PURCHASE PLAN

    In August 2000, we adopted our Employee Stock Purchase Plan covering an aggregate of 250,000 shares of common stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. The initial offering under the Purchase Plan will commence on the effective date of this offering.

    Unless otherwise determined by the board, employees are eligible to participate in the Purchase Plan only if they are employed by us or our subsidiary designated by the board for at least 20 hours per week and are customarily employed by us or our subsidiary designated by the board for at least five months per calendar year. Employees who participate in an offering may have up to 15% of their earnings withheld under the Purchase Plan. The amount withheld is then used to purchase shares of the common stock on specified dates determined by the board. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with us.

    In the event of a merger, reorganization, consolidation or liquidation involving our company, the board has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation, or the board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The board has the authority to amend or terminate the Purchase Plan, provided, however, that no such action may adversely affect any outstanding rights to purchase common stock.

SUPPLEMENTAL RETIREMENT PLAN FOR EXECUTIVES

    Eligible employees are entitled to participate in Titan's Supplemental Retirement Plan for Executives. Titan's compensation committee has the sole discretion to determine which executives are eligible to participate in the Supplemental Retirement Plan for Executives. Each participant must defer at least $2,000 of his or her salary per year, and each participant may defer up to the maximum percentage of the participant's base salary permitted by Titan's compensation committee. Titan matches each participant's salary deferral contributions dollar-for-dollar, not including bonus deferral contributions. In order to receive Titan's matching contribution made during that year, the participant must remain an employee of Titan or its subsidiaries until the end of the calendar year. The deferrals accrue interest yearly at a rate equal to the effective yield on constant-maturity three-year U.S. Treasury notes as of the first business day of each October of the previous year plus 3%. Participants who are at least 62 years old and have participated in the Supplemental Retirement Plan for Executives for at least 6 years are entitled to receive monthly payments from their account. If a participant terminates employment with Titan before this time, the participant is entitled to receive his or her deferral amounts and percentage of the matching contributions and interest earnings based on his or her length of employment with Titan. In the event of a change in control, the account balance for each participant becomes fully vested and, at the participant's discretion, is fully due and payable within 90 days of the participant's termination of employment with Titan.

TAX QUALIFIED PLANS

    We are a participating employer in The Titan Corporation Consolidated Retirement Plan. The Consolidated Plan is composed of two portions: (1) the 401(k) portion of the Consolidated Plan and (2) the Employee Stock Ownership Plan portion of the Consolidated Plan as set forth below:


    - 401(k) PLAN. The 401(k) portion of the Consolidated Plan is intended to be a tax-qualified defined contribution plan under Subsections 401(a) and 401(k) of the Code. All employees who are at least 21 years old are eligible to participate and may enter the 401(k) plan as of any

      January 1, April 1, July 1 or October 1. Each participant may contribute up to 15% of his or her pre-tax gross compensation to the savings plan, subject to statutorily prescribed annual limits, which limit is $10,500 in calendar year 2001. We match employee contributions dollar-for-dollar, up to a maximum of 5% of each participant's compensation. Each participant's contributions, the matching contributions, and the corresponding investment earnings, are generally not taxable to the participants until withdrawn from the plan. Employee contributions and our matching contributions are held in trust and invested by the savings plan trustee as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.


    - EMPLOYEE STOCK OWNERSHIP PLAN. The Employee Stock Ownership Plan portion of the Consolidated Plan is intended to be a tax-qualified defined contribution plan under Subsection 401(a) and an employee stock ownership plan under 4975(e)(7) of the Code. This portion of the plan is designed to invest primarily in employer securities. All employees who are at least
      21 years old and employed on December 31 of any plan year in which we make a discretionary contribution are eligible to receive a portion of such contribution. Our contributions are discretionary. Our contributions, and the corresponding investment earnings, are generally not taxable to the participants until withdrawn. Contributions are held in trust as required by law. Qualified individual participants who are at least 55 years old and have participated in the Employee Stock Ownership Plan portion of the Consolidated Plan for at least 10 years may direct the trustee to invest up to 50% of their accounts in authorized investment alternatives.

LIMITATIONS ON DIRECTORS' AND EXECUTIVE OFFICERS' LIABILITY AND INDEMNIFICATION

    Our bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law, except with respect to proceedings initiated by such persons that are not specifically exempted in our bylaws. We are also empowered under our bylaws to enter into indemnification contracts with our directors and executive officers and to purchase insurance on behalf of any person we are required or permitted to indemnify. Pursuant to this provision, we have entered into indemnification agreements with each of our directors and executive officers.

    In addition, our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derives an improper personal benefit.

    Our certificate of incorporation also provides that if the Delaware General Corporation Law is amended after the approval by our stockholders of the restated certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

GENERAL


    As long as Titan beneficially owns a majority of our voting power, Titan will have the ability to elect all of the members of the board of directors and ultimately control our management. Titan may control or influence all decisions relating to our acquisitions, dispositions, credit facilities and borrowing levels, the sale of our equity or debt securities, and the declaration and payment of any dividends on our common stock. In addition, Titan will be able to determine the outcome of any matter submitted to a vote of our stockholders for approval and to cause or prevent us from engaging in a transaction that involves a change in control. Dr. Gene Ray, the chairman of our board of directors, was during our fiscal years ended December 31, 1999 and December 31, 2000, and is currently the chairman of the board of directors, president and chief executive officer of Titan. Furthermore, Messrs. Costanza and DeMarco, each of whom is one of our executive officers, also are executive officers of Titan.


    Titan could decide to sell or otherwise dispose of all or a portion of our common stock that it holds, whether those shares be Class B or Class A common stock.

    Titan has advised us that its current intent is to continue to hold all of its outstanding shares of Class B common stock. Titan has also generally agreed, in connection with this offering, not to sell or otherwise dispose of any shares of our common stock or any security convertible into or exchangeable or exercisable for our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Merrill Lynch. After such 180-day period, Titan may sell or otherwise dispose of its Class B common stock.


    Titan must beneficially own at least 80% of the total voting power of our capital stock and 80% of any class of nonvoting capital stock to be able to effect a tax-free distribution of its SureBeam stock to its stockholders in the future. We currently do not have any class of nonvoting capital stock. Neither Titan nor SureBeam currently contemplates that Titan will distribute its majority interest to the Titan stockholders in the immediate future. We expect that Titan will continue to own at least 80% of the total voting power of our capital stock after completion of this offering. Titan may limit our future sale of equity securities to preserve its ownership percentage and control of us.


    Our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. We also intend to enter into indemnification agreements with our officers and directors. These agreements may require us to pay or reimburse directors or officers for claims brought against them and to advance expenses incurred by them in defending claims. We also will maintain directors' and officers' insurance if available on reasonable terms.

    The Delaware General Corporation Law governs our transactions with related parties. We expect to have three directors who are independent from us and Titan on our board within 90 days following the completion of the offering. In connection with significant transactions between us and an interested party, including significant transactions between us and Titan, the Delaware General Corporation Law requires approval by a majority of the members of our board of directors who do not have an interest in the proposed transaction.

CONTRIBUTION AGREEMENT

    In August 2000, we entered into a contribution agreement with Titan, a holder of more than five percent of our outstanding common stock, and with Dr. Gene W. Ray, the chairman of our board of directors. Under the contribution agreement, Titan contributed to us the assets and liabilities associated with Titan's electronic food irradiation business in exchange for 46,583,850 shares of our Class B common stock and Dr. Ray contributed all of the shares he owned in our operating company, SB Operating Co., which had no operations and limited assets, in exchange for 232,919 shares of our

Class A common stock so that we could become the sole owner of SB Operating Co. We structured the contribution agreement to create a holding company for SB Operating Co. to reduce the risk that Titan's extension of credit to us would cause the contribution to be recharacterized as a taxable transaction.

INTERCOMPANY CONTRACTUAL ARRANGEMENTS

    Our relationship with Titan also is governed by a corporate services agreement and a tax allocation agreement. In addition, we have issued a subordinated, unsecured promissory note in favor of Titan and, in connection with the contribution agreement, we have entered into a separate license agreement with Titan. We have not negotiated these agreements at arms' length. We have not undertaken any negotiations with unaffiliated third parties with respect to these agreements. Accordingly, we cannot assess whether the terms obtained from Titan are more or less favorable than could be obtained with unaffiliated third parties. As a result, the prices we pay to Titan for these services may be higher than the costs we would incur from purchasing these services from third parties or hiring additional staff to perform these services.

    The following are summaries of these agreements, which have been filed as exhibits to the registration statement relating to this prospectus.

CORPORATE SERVICES AGREEMENT

    Titan provides to us routine and ordinary corporate services, including financial, insurance, accounting, employee benefits, payroll, tax and legal services. Titan also provides us corporate planning, government relations and corporate quality assurance services. We share administrative systems with Titan, including Titan's accounting system and human resource system. Because Titan engages in government contracts work, Titan allocates costs to its subsidiaries based upon government cost accounting requirements. We pay Titan for human resources services based upon our percentage of the total number of Titan group employees. We pay for other corporate services based upon the average of three percentages: (1) the percentage of our payroll to the total payroll of the Titan group, (2) the percentage of our operating revenues to the total operating revenues of the Titan group and (3) the percentage of our average net book value which is the sum of our tangible capital assets plus inventories to the total average net book value of the tangible capital assets plus inventory of the Titan group as of the end of the last fiscal year and as of the final day of each calendar quarter in the current fiscal year. Titan may adjust its fees based upon its assessment of our relative use of these services.


    We have subleased approximately 5,600 square feet in San Diego, California from Titan. Under the corporate services agreement, Titan provides us rent, maintenance, property taxes, utilities, landlord pass-through expenses, property insurance, reception desk services, telephone services and centralized mail and postage and other services. We pay Titan an annual fee determined by our percentage of Titan's annual costs for this facility. Our percentage is based upon the percentage of the total square feet in the facility that we occupy.


    The initial term of the corporate services agreement expires on December 31, 2001. This agreement renews automatically unless we elect not to renew by giving Titan notice. If the agreement is terminated, we cannot guarantee that we will be able to replace these services in a timely manner or at comparable cost.

TAX ALLOCATION AGREEMENT

    As long as Titan maintains beneficial ownership of at least 80% of the total voting power of our capital stock and 80% of the total value of our outstanding common stock, we will be included in Titan's consolidated federal income tax returns.

    We and Titan have entered into a tax allocation agreement. Under the tax allocation agreement, we have agreed to pay to the applicable tax authorities an amount generally equal to the tax liability that we would have incurred if we had prepared and filed a separate return, although we will not be filing a separate return. Titan will determine the amount of separate taxable income we would realize and the tax liability and expense we would incur on such a separate return. In computing this separate tax liability, our tax attributes, including net operating loss and tax credit carryovers, will be deemed to be the amount that we would have had if we had always owned the businesses transferred to us by Titan.

    As a member of the Titan group for purposes of filing consolidated federal income tax returns, we will be liable for the federal income tax of the Titan group if Titan or any member of the group fails to pay its taxes. Titan will indemnify us against any taxes for which Titan is liable and any costs and expenses arising out of Titan's failure to pay its share of taxes.

ALLOCATED COSTS


    Tax administrative, corporate services and facilities costs were $951,000 and $620,000 for the years ended December 31, 1999 and 2000, respectively. Although the corporate services agreement and tax allocation agreement were not in place until August 4, 2000, these costs were allocated to us by Titan as if the parties had entered into those agreements on January 1, 1999. Costs allocated to us by Titan after August 4, 2000 are determined pursuant to the provisions of the agreements. Since the execution of these agreements, Titan has allocated to us approximately $403,000 under the corporate services agreement and approximately $3,000 under the tax allocation agreement.


HAWAII PRIDE

    Titan has agreed that upon our acquisition of any equity interest in Hawaii Pride, it will guarantee a percentage amount of the USDA loan to Hawaii Pride equal to the percentage of our equity interest in Hawaii Pride.

EMPLOYEE BENEFIT PLANS

    Our employees are eligible to participate in the Titan benefit plans. Those plans include a 401(k) plan, an employee stock ownership plan, a non-qualified executive deferred compensation plan, an employee stock purchase plan, and a health and welfare cafeteria plan. The direct cost of these plans for our employees are charged by Titan to us.

LICENSE AGREEMENT

    In connection with the contribution agreement, we entered into a separate license agreement with Titan. Under the terms of the license agreement, we granted Titan an exclusive, fully paid, royalty free, perpetual license to use our technology for medical equipment sterilization applications. Under the license agreement, Titan has irrevocably assigned to us its right, title and interest in any inventions or discoveries Titan may make through the use of the technology we licensed to it. Titan has also agreed to share one half the costs of maintaining and pursuing patent protection for our technology we licensed to Titan under the license agreement.

SUBORDINATED PROMISSORY NOTE


    As of December 31, 2000, we owed $58.1 million to Titan under a subordinated, unsecured promissory note. Under this note, Titan has agreed to lend us a maximum of $75 million. Amounts unborrowed under the note cannot be canceled by Titan. The amount outstanding under the note is due in August 2005 and bears interest, payable quarterly, at the greater of the rate of 10% per annum or Titan's effective weighted average interest rate under its senior credit facility, subject to applicable limits on interest rates established by law. Titan's effective weighted average interest rate is calculated at any given period of time by multiplying the daily balance of Titan's total bank debt outstanding times the applicable interest rate for that day, which yields an interest expense for that day. The sum of the daily interest expense amounts is divided by the sum of the daily balances of the total bank debt outstanding to yield a daily effective weighted average interest rate that is then multiplied by 365 to yield an annual effective weighted average interest rate. Titan's effective weighted average interest rate under its senior credit facility as of December 31, 2000 was 10.53%. We may, with Titan's approval, prepay amounts outstanding under the promissory note with the net proceeds of any asset sales we make that are not in the ordinary course of business or if we obtain a credit facility from a third party lender and the facility permits the use of proceeds to repay existing indebtedness. We cannot use any of the proceeds of this offering to pay amounts outstanding under the promissory note or under any indebtedness we incur to refinance the promissory note. To date, we have not made any payments under the promissory note.


OTHER RELATED PARTY TRANSACTIONS


    Pursuant to our reorganization with Titan, we assumed a loan agreement with Larry Oberkfell, our President and Chief Executive Officer. The loan agreement was for a principal of $375,000 and bears interest at 6.5% per year. The balance outstanding under the loan agreement as of December 31, 2000 is $300,000. The purpose of the loan agreement was to compensate Mr. Oberkfell for deferred bonus payments from his previous employer he forfeited as a result of accepting his position with SureBeam. We will forgive this loan over a five year period unless Mr. Oberkfell voluntarily terminates his employment with us or if we terminate him for cause.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information regarding the beneficial ownership of common stock as of December 31, 2000 by:


    - each person who is known by us to own beneficially more than five percent of our common stock;

    - each of our directors and named executive officers; and

    - all directors and executive officers as a group.


    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants held by that person or group currently exercisable or exercisable within 60 days of December 31, 2000 are deemed outstanding. These shares, however, are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the stockholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage ownership is based on 49,052,792 shares of common stock outstanding as of December 31, 2000, together with applicable options and warrants for each stockholder. Unless otherwise indicated, the address of each person listed below is in the care of SureBeam Corporation, 3033 Science Park Road, San Diego, California 92121.



                                                                       SHARES BENEFICIALLY OWNED
                                                              -------------------------------------------
                                                                           PERCENT BEFORE   PERCENT AFTER
BENEFICIAL OWNER                                                NUMBER        OFFERING        OFFERING
----------------                                              ----------   --------------   -------------
The Titan Corporation(1)....................................  46,583,850        95.0%           83.6%
Thomas Allen(2).............................................     372,669           *               *
Kevin K. Claudio(2).........................................      93,167           *               *
Susan Golding...............................................          --          --              --
Gary Loda(2)................................................     361,023           *               *
Larry A. Oberkfell(2).......................................     465,839           *               *
Gene W. Ray, Ph.D.(2).......................................     465,838           *               *
Donald Segal(2).............................................     116,459           *               *
All executive officers and directors as a group(2)..........   2,340,830         4.6%            4.0%


------------------------

*   Represents beneficial ownership of less than one percent

(1) Represents shares of Class A common stock issuable upon conversion of 46,583,850 shares of Class B common stock currently held by Titan. Titan has pledged its shares of our Class B common stock as security for its obligations under its credit facility. If an unremedied default occurs under that credit facility, the lenders under this credit facility could cause all the shares of our Class B common stock held by Titan to be registered in the name of its agent, which would result in a change of control of us. Upon completion of this offering, the number of shares owned by Titan will represent approximately 98% of our voting power.


(2) Includes shares which the specified executive officers and directors have the right to acquire within 60 days of December 31, 2000 pursuant to outstanding options, as follows:



    - Thomas Allen, 372,669 shares;



    - Kevin K. Claudio, 93,167 shares;



    - Gary Loda, 361,023 shares;



    - Larry A. Oberkell, 465,839 shares;



    - Gene W. Ray, 232,919 shares;



    - Donald Segal, 116,459 shares; and



    - all executive officers and directors as a group, 2,107,912 shares.

                          DESCRIPTION OF CAPITAL STOCK


    Our authorized capital stock consists of 200,000,000 shares of Class A common stock, $0.001 par value per share, 50,000,000 shares of Class B common stock, $0.001 par value per share and 5,000,000 shares of preferred stock, $0.001 par value per share. These figures for our authorized Class A and Class B common stock reflect the increases in our authorized common stock described in the "Capitalization" section of this prospectus. As of the date hereof, 232,919 shares of our Class A common stock and 46,583,850 shares of our Class B common stock are issued and outstanding. None of our shares of preferred stock is issued and outstanding. All of our Class B common stock is held by Titan. Warrants to purchase 2,236,023 shares of Class A common stock are issued and outstanding, which will expire if not exercised before completion of this offering. Of the 200,000,000 shares of Class A common stock authorized, 6,700,000 are being offered in this offering, 46,583,850 shares will be reserved for issuance upon conversion of Class B common stock into Class A common stock and 10,395,937 shares have been reserved for issuance pursuant to our employee benefits plans. An additional 1,005,000 shares of Class A common stock will be offered in this offering if the underwriters' over-allotment is exercised in full.


COMMON STOCK

    VOTING RIGHTS. The holders of Class A common stock and Class B common stock generally have identical rights except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by stockholders. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our certificate of incorporation generally must be approved by a majority of the combined voting power of all Class A common stock and Class B common stock voting together as a single class. However, amendments to our certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our certificate of incorporation to increase the authorized shares of any class or authorize the creation, authorization or issuance of any securities convertible into, or warrants or options to acquire, shares of any class or classes of stock shall be approved by the affirmative vote of the holders of a majority of the votes to be cast by the holders of the Class A common stock and Class B common stock, voting together as a single class.

    DIVIDENDS. Holders of Class A common stock and Class B common stock will share in an equal amount per share in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A common stock and Class B common stock may be paid only as follows: (1) shares of Class A common stock may be paid only to holders of Class A common stock and shares of Class B common stock may be paid only to holders of Class B common stock and (2) shares shall be paid proportionally with respect to each outstanding share of Class A common stock and Class B common stock.

    CONVERSION. Each share of Class B common stock is convertible at the holder's option into one share of Class A common stock. Additionally, each share of Class B common stock shall automatically convert into one share of Class A common stock if at any time prior to a tax-free-spin-off:

    - the number of outstanding shares of Class B common stock owned by the following entities or persons represents less than 50% of the total voting power of SureBeam; or

    - such shares of Class B common stock are transferred to an entity or person other than the following entities or persons:

       --  Titan,

       --  any of Titan's subsidiaries,

       -- any single unrelated person who receives shares of Class B common stock representing more than 50% of our outstanding common stock from Titan or any of its subsidiaries in a single transaction, or

       --  any subsidiary of that unrelated person.

    If SureBeam later determines that it is in its best interest to have Titan spin-off its Class B common stock to the stockholders of Titan and Titan elects to effect the spin-off, then the Class B common stock shall no longer be convertible into shares of Class A common stock at the option of the holder thereof. The shares of Class B common stock shall automatically convert into shares of Class A common stock on the fifth anniversary of the tax-free spin-off, unless prior to such transaction, Titan, or an unrelated person, as the case may be, delivers to SureBeam an opinion of counsel reasonably satisfactory to SureBeam to the effect that (1) such conversion could adversely affect the ability of Titan, or the unrelated person, as the case may be, to obtain a favorable ruling from the Internal Revenue Service that the transfer would be a tax-free spin-off or (2) the Internal Revenue Service has adopted a general non-ruling policy on tax-free spin-offs and that such conversion could adversely affect the status of the transaction as a tax-free spin-off, in which case no such conversion shall take place.

    OTHER RIGHTS. On liquidation, dissolution or winding up of SureBeam, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of either class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock. Upon consummation of the offering, all the outstanding shares of Class A common stock and Class B common stock will be legally issued, fully paid and nonassessable.

PREFERRED STOCK

    Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of SureBeam. We have no present plans to issue any additional shares of preferred stock.

REGISTRATION RIGHTS

    In May 2000, we issued warrants to each of Cloverleaf Cold Storage Co., or Cloverleaf, and Applied Power Associates, Inc., or APA, to purchase shares of our capital stock. The holders of these warrants will exercise these warrants concurrent with the closing of this offering for a total of 2,236,023 shares of our Class A common stock. The holders of these warrants have registration rights under these warrants. If we propose to register any of our securities under the Securities Act, they have the right to require us to use our best efforts to include all or a portion of their shares of Class A common stock in such registration. The managing underwriter, if any, of any such offering will have the right to limit or exclude registrable securities from such registration. In connection with this offering, each investor has waived their right to our obligations under the above mentioned registration rights to cause their shares of our Class A common stock to be included in this offering and to comply with the specific notice requirements of the registration rights with respect to this offering. These registration rights do not apply to registrations in connection with our employee benefit plans, a dividend or interest reinvestment plan, or mergers, consolidations and acquisitions of assets. The warrants provide that these registration rights will terminate three years after the applicable date of the warrant.

ANTI-TAKEOVER PROVISIONS

    DELAWARE LAW. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved by the corporation's board of directors and the vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the "interested stockholder." Generally, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or, within three prior years, did own, 15% or more of the corporation's outstanding voting stock. Since our board of directors approved the contribution transaction where Titan acquired greater than a 15% interest in our outstanding voting stock, Titan is not considered an "interested stockholder" under Section 203. The statute could have the effect of delaying, deferring or preventing a change in our control.

    CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS. Our certificate of incorporation and bylaws provide that the board of directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of directors. Our certificate provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board of directors, our Chief Executive Officer, or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Our certificate also specifies that the authorized number of directors may be changed only by resolution of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in our amended certificate and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Co.

QUOTATION ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET

    We have applied for quotation of our Class A common stock on The Nasdaq National Market under the trading symbol "SURE."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect prevailing market prices and our ability to raise equity capital in the future.


    Upon completion of this offering, we will have 55,752,792 shares of common stock outstanding, assuming no exercise of options after December 31, 2000 and the exercise of outstanding warrants to purchase 2,236,023 shares of Class A common stock that will expire if not exercised before the completion of this offering, based on shares outstanding as of December 31, 2000. Of these shares, the 6,700,000 shares sold in this offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely transferable without restriction or registration under the Securities Act, except for shares purchased by any of our existing "affiliates," which generally include officers, directors or 10% shareholders, as that term is defined in Rule 144 under the Securities Act. The remaining 49,052,792 shares of common stock outstanding upon completion of this offering are "restricted securities" within the meaning of Rule 144 under the Securities Act. These shares may be sold in the public market only if registered, or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, each of which is summarized below.


    Including our directors and executive officers holding substantially all of the outstanding options to purchase our Class A common stock, holders of a total of 49,052,792 shares of common stock, have entered into lock-up agreements generally providing that they will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated., directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock for a period of 180 days after the date of this prospectus. We have entered into a similar agreement with Merrill Lynch. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be eligible for sale until these agreements expire or are waived by Merrill Lynch. Taking into account the lock-up agreements, and assuming Merrill Lynch does not release the parties from these agreements, the following shares will be eligible for sale in the public market at the following times:

    - beginning on the effective date of this offering, 6,700,000 shares will be immediately available for sale in the public market;

    - beginning 180 days after the date of this prospectus, the expiration date of the lock-up agreements, approximately 232,919 shares will be eligible for sale pursuant to Rules 144, 144(k) and 701; and

    - an additional 48,819,873 shares will become eligible for sale pursuant to Rule 144 beginning approximately one year after the date of this prospectus. Shares eligible to be sold by affiliates pursuant to Rule 144 are subject to the volume restrictions described below.

    RULE 144.  In general, under Rule 144 as currently in effect, beginning
90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner other than an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of our then outstanding shares of common stock, approximately 557,527 shares immediately after this offering, or (2) the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell such shares without complying with the manner of sale, public information, volume limitation, or notice provisions of Rule 144.

    RULE 701. Beginning 90 days after the effective date of this prospectus, subject to contractual restrictions, any of our employees, consultants or advisors who purchased shares from us prior to the closing of this offering pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that persons other than affiliates may sell shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation, or notice provisions of Rule 144.


    STOCK PLANS. As of December 31, 2000, options to purchase 7,714,269 shares of common stock pursuant to our Nonstatutory Stock Option Plan were outstanding, of which 2,175,452 shares were exercisable. No shares remain available for grant under our Nonstatutory Stock Option Plan. In addition we have reserved 2,170,800 shares of common stock for future issuance under our 2000 Stock Option and Incentive Plan and 250,000 shares of common stock for future issuance under our 2000 Employee Stock Purchase Plan. As of December 31, 2000, options to purchase 349,374 shares of common stock pursuant to our 2000 Stock Option and Incentive Plan were outstanding, of which no shares were exercisable. No shares have been issued to date under these plans.



    After the closing of this offering, we intend to file registration statements under the Securities Act to register shares to be issued pursuant to our stock plans. Such registration statements are expected to become effective immediately upon filing, and shares covered by such registration statements will then become eligible for sale in the public market. As a result, shares issued pursuant to our Nonstatutory Stock Option Plan, our 2000 Stock Option and Incentive Plan and our 2000 Employee Stock Purchase Plan, after the effectiveness of such registration statements, also will be freely transferable in the public market, subject to Rule 144 limitations applicable to affiliates, vesting restrictions and expiration of lock-up agreements.


    LOCK-UP AGREEMENTS. Executive officers and directors holding substantially all of the outstanding options to purchase our Class A common stock and all of our stockholders have signed lock-up agreements. Under these agreements, they have agreed, among other things, not to transfer or dispose of any shares of our common stock, or securities convertible into shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Merrill Lynch. This consent may be given at any time without public notice.

                                  UNDERWRITING

    Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, First Union Securities, Inc. and A.G. Edwards & Sons, Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally and not jointly have agreed to purchase from us, the number of shares listed opposite their names below.

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
Credit Suisse First Boston Corporation......................
First Union Securities, Inc.................................
A.G. Edwards & Sons, Inc....................................
                                                              ---------
          Total.............................................  6,700,000
                                                              =========

    Subject to the terms and conditions in the purchase agreement, the underwriters have agreed to purchase all the shares of our common stock being sold pursuant to the purchase agreement if any of these shares of our common stock are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

    We and Titan have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

    The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

    The representatives have advised us that the underwriters propose initially to offer the shares of our common stock to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price
less a concession not in excess of $      per share. The underwriters may allow,
and the dealers may reallow, a discount not in excess of $      per share to
other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment options.

                                                    PER SHARE   WITHOUT OPTION   WITH OPTION
                                                    ---------   --------------   -----------
Public offering price.............................      $              $              $
Underwriting discount.............................      $              $              $
Proceeds, before expenses, to SureBeam............      $              $              $


    The expenses of this offering, not including the underwriting discount, are estimated at $1,852,000 and are payable by us.

OVER-ALLOTMENT OPTION

    We have granted an option to the underwriters to purchase up to 1,005,000 additional shares of our common stock at the initial public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter's initial amount reflected in the above table.


RESERVED SHARES



    At our request, the underwriters have reserved for sale, at the initial public offering price, up to 335,000 shares of our common stock offered hereby to be sold as part of the underwritten offering to certain individuals and entities designated by us. We have reserved shares for certain friends of SureBeam and certain individuals and entities with which we have a business relationship. If these individuals and entities purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.


NO SALES OF SIMILAR SECURITIES

    We, the executive officers and directors holding substantially all of the outstanding options to purchase our Class A common stock, and holders of all of our stock have agreed not to sell or transfer any shares of our common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly:

    - offer, pledge, sell or contract to sell any shares of our common stock;

    - sell any option or contract to purchase any shares of our common stock;

    - purchase any option or contract to sell any shares of our common stock;

    - grant any option, right or warrant for the sale of any shares of our common stock;

    - lend or otherwise dispose of or transfer any shares of our common stock;

    - request or demand that we file a registration statement related to any shares of our common stock; or

    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

    This lock-up provision applies to shares of our common stock and to securities convertible into, or exchangeable or exercisable for, or repayable with, shares of our common stock. It also applies to shares of our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

    Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and Merrill Lynch. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

    - the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

    - our financial information;

    - the history of, and the prospects for, our company and the industry in which we compete;

    - an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

    - the present state of our development; and

    - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

    An active trading market for the shares of our common stock may not develop. It is also possible that after this offering the shares will not trade in the public market at or above the initial public offering price.

    The underwriters do not expect to sell more than 5% of the shares of our common stock in the aggregate to accounts over which they exercise discretionary authority.

ELECTRONIC DISTRIBUTION

    Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet Web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch Web site is not a part of this prospectus.

QUOTATION ON THE NASDAQ NATIONAL MARKET

    Application has been made for quotation of the shares on The Nasdaq National Market under the symbol "SURE."

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of the shares of our common stock is completed, rules of the Securities and Exchange Commission may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

    In connection with the offering, the underwriters may make short sales of our common stock. Short sales involve the sale by the underwriters at the time of the offering of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the public offering price at which they may purchase the shares through the over-allotment option.

    Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    Similar to other purchase transactions, the purchases by the underwriters to cover syndicate short positions may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than it would otherwise be in the absence of these transactions.

    The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of our common stock in the open market to reduce the underwriter's short position or to stabilize the purchase of such shares, they may reclaim the amount of the selling commission from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares of our common stock in that it discourages resales of those shares.

    Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

    Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

    Titan Corporation has a $425 million credit facility with a syndicate of lenders represented by Credit Suisse First Boston, New York Branch, an affiliate of Credit Suisse First Boston Corporation, as lead arranger and administrative agent for the lenders, and First Union Securities, Inc., as co-arranger and syndication agent. Both Credit Suisse First Boston Corporation and First Union Securities are underwriters in the offering.

                                 LEGAL MATTERS

    The validity of the common stock offered by this prospectus will be passed on for SureBeam by Cooley Godward LLP, San Diego, California. Certain legal matters will be passed on for the underwriters by Brown & Wood LLP, New York, New York.

                                    EXPERTS


    The audited financial statements of SureBeam Corporation as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to SureBeam and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. You may read and copy any document we file at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

    Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the website of the SEC referred to above.

                              SUREBEAM CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
  Pro Forma Financial Statements (Unaudited):
    Unaudited Pro Forma Financial Information...............   F-2
    Pro Forma Combined Statement of Operations
     (Unaudited)............................................   F-3
    Notes to Pro Forma Combined Financial Information
     (Unaudited)............................................   F-4

  Financial Statements:
    Report of Independent Public Accountants................   F-6
    Balance Sheets..........................................   F-7
    Statements of Operations................................   F-8
    Statements of Stockholders' Equity (Deficit)............   F-9
    Statements of Cash Flows................................   F-10
    Notes to Financial Statements...........................   F-11

                              SUREBEAM CORPORATION
                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


    The unaudited pro forma financial information set forth below presents our results of operations for the year ended December 31, 2000 as if the contribution by Titan to us of the electronic food irradiation business in August 2000 had occurred as of January 1, 2000. The unaudited pro forma financial information presented reflects only the results of operations of our electronic food irradiation business, as our historical financial information has been adjusted to eliminate the operations of the medical equipment sterilization business and the linear electron beam accelerator business which have been retained by Titan.



    The unaudited pro forma financial information has been prepared on the basis of certain assumptions and estimates made by management. The unaudited pro forma financial information may not be indicative of the results of operations that would have been achieved if the contribution of the electronic food irradiation business had been affected on the date indicated, or which may be achieved in the future. The unaudited pro forma financial information and notes thereto should be read in conjunction with "Selected Historical and Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements of SureBeam Corporation included elsewhere in this prospectus.

                              SUREBEAM CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS


                          YEAR ENDED DECEMBER 31, 2000


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)


                                                                            PRO FORMA
                                                              HISTORICAL   ADJUSTMENTS      PRO FORMA
                                                               SUREBEAM     (NOTE 3)        SUREBEAM
                                                              ----------   -----------      ---------
Revenues....................................................    $29,448      $(4,238)(a)     $25,210
Cost of revenues............................................     19,602       (3,864)(a)      15,738
                                                                -------      -------         -------
  Gross profit..............................................      9,846         (374)          9,472
Selling, general and administrative expenses................      8,640       (1,126)(b)       7,514
Research and development....................................        524          (25)(c)         499
                                                                -------      -------         -------
Income (loss) from operations...............................        682          777           1,459
Interest expense-net........................................      3,611          157 (d)       3,768
                                                                -------      -------         -------
Income (loss) before income taxes...........................     (2,929)         620          (2,309)
Income tax provision (benefit)..............................     (1,130)         248 (e)        (882)
                                                                -------      -------         -------
Net income (loss)...........................................    $(1,799)     $   372         $(1,427)
                                                                =======      =======         =======
Basic earnings (loss) per share:
  Net income (loss).........................................    $ (0.04)     $  0.01         $ (0.03)
                                                                =======      =======         =======
Weighted average shares--basic..............................     46,817           --          46,817
                                                                =======      =======         =======
Diluted earnings (loss) per share:
  Net income (loss).........................................    $ (0.04)     $  0.01         $ (0.03)
                                                                =======      =======         =======
Weighted average shares--diluted............................     46,817           --          46,817
                                                                =======      =======         =======



    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS UNAUDITED PRO FORMA
                              FINANCIAL STATEMENT.

                              SUREBEAM CORPORATION

               NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION

                                  (UNAUDITED)

1. GENERAL

    SureBeam Corporation ("SureBeam" or the "Company") was formed in August 2000 in connection with the contribution by The Titan Corporation ("Titan") of the assets, liabilities and operations related to its electronic food irradiation business. In 1997, a predecessor business to SureBeam had been established by Titan as a wholly-owned subsidiary. Titan developed its proprietary electron beam process from technology developed under contracts with the federal government during the 1980s. Titan has accounted for its electron beam technology business as a separate business segment since 1993. Prior to 1999, substantially all of the revenues of this segment were derived from selling medical equipment sterilization systems and from providing medical equipment sterilization services and, to a lesser extent, from selling electron beam accelerator systems for use by the federal government.


    The historical results of operations of this segment of Titan's operations are presented herein as the historical results of operations of SureBeam and are presented as a combination of entities under common control on a historical cost basis in a manner similar to a pooling of interests. These historical results do not reflect the results of operations of the electronic food irradiation business on a stand-alone basis.


2. BASIS OF PRESENTATION


    The accompanying unaudited pro forma financial information reflects only the results of operations of our electronic food irradiation business, as our historical financial statements have been adjusted to eliminate the operations of our medical equipment sterilization business and our linear accelerator business. The pro forma combined statement of operations assumes the contribution by Titan to SureBeam of the electronic food irradiation business as described in Note 3 below was consummated on January 1, 2000. The pro forma combined statements of operations are not necessarily indicative of results that would have occurred had the contribution been consummated as of the dates specified or the results that may be achieved in the future.



    Certain information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States has been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The pro forma combined statement of operations should be read in conjunction with the historical financial statements of SureBeam and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.



    The historical information in the unaudited pro forma combined statement of operations for the year ended December 31, 2000 has been derived from the audited statement of operations of SureBeam for the year ended December 31, 2000. The unaudited pro forma combined balance sheet at December 31, 2000 has been omitted since the contribution by Titan to SureBeam of the electronic food irradiation business has been reflected in the historical balance sheet of SureBeam at December 31, 2000.

                              SUREBEAM CORPORATION

                                  (UNAUDITED)

3. ADJUSTMENTS TO HISTORICAL FINANCIAL STATEMENTS


STATEMENT OF OPERATIONS



    The following pro forma adjustments have been made to the historical combined statement of operations:


    (a) Revenues and associated cost of revenues related to the medical equipment sterilization business and the linear accelerator business were eliminated.

    (b) Selling, general and administrative expenses related to the medical equipment sterilization business and the linear accelerator business, which consist primarily of sales and marketing activities, were eliminated. These costs include advertising costs such as participating in trade shows and related activities associated with the promotion of the businesses being eliminated. Also eliminated is a portion of general and administrative expenses allocated by Titan for services provided under a services agreement that relates to the businesses being eliminated.


    (c) Expenses for research and development activities related to the medical equipment sterilization business were eliminated.



    (d) In connection with the contribution of Titan's electronic food irradiation business to SureBeam, SureBeam was allocated indebtedness by Titan in an amount equal to the accumulated net cash funded by Titan in respect of all of SureBeam's operations, including the medical equipment sterilization business and the linear accelerator business, since inception through August 2000, at which time the contribution from Titan to SureBeam had taken place. Subsequent to the completion of the contribution from Titan to SureBeam, the Company incurred additional indebtedness arising from cash funded by Titan. Interest has been imputed on this amount at 10.53%, Titan's weighted average borrowing rate as of December 31, 2000. The interest expense is recorded net of interest income at the historical SureBeam entity that is related to the medical equipment sterilization business in fiscal 2000; accordingly, such interest income was not applicable to the pro forma SureBeam presentation of the electronic food irradiation business and was eliminated.



    (e) An income tax provision at 40% relating to income generated by the medical equipment sterilization business and the linear accelerator business was provided.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To SureBeam Corporation:


    We have audited the accompanying balance sheets of SureBeam Corporation (a Delaware Corporation and a majority-owned subsidiary of The Titan Corporation) as of December 31, 1999 and 2000, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SureBeam Corporation as of December 31, 1999 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.


ARTHUR ANDERSEN LLP


San Diego, California
February 12, 2001

                              SUREBEAM CORPORATION

                                 BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)


                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
ASSETS
Current Assets:
  Cash......................................................  $    --    $     --
  Accounts receivable--net..................................    7,240      17,678
  Inventory.................................................    2,853       5,765
  Prepaid expenses and other................................      623       4,072
                                                              -------    --------
    Total current assets....................................   10,716      27,515
Property and equipment--net.................................   12,540       9,362
Intangible assets--net......................................       80       3,896
Other assets................................................      588      12,408
                                                              -------    --------
    Total assets............................................  $23,924    $ 53,181
                                                              =======    ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable..........................................  $ 2,969    $  4,131
  Accrued compensation and benefits.........................      532         584
  Other current liabilities.................................      649       3,516
                                                              -------    --------
    Total current liabilities...............................    4,150       8,231
                                                              -------    --------
Subordinated promissory note................................       --      58,072
Deferred tax liability......................................    1,487         795
Other long-term liabilities.................................       --         958
                                                              -------    --------
    Total liabilities.......................................    5,637      68,056

Commitments and contingencies
Stockholders' Equity (Deficit):
  Preferred Stock, $.001 par value,
    5,000,000 shares authorized, none issued
    and outstanding.........................................  $    --    $     --
  Class A common stock, $.001 par value, 200,000,000 shares
    authorized, 0 and 232,919 issued and outstanding,
    respectively............................................       --          --
  Class B common stock, $.001 par value, 50,000,000 shares
    authorized, 46,583,850 and 46,583,850 issued and
    outstanding, respectively...............................       47          47
  Additional paid-in-capital................................       51       5,687
  Deferred compensation.....................................      (15)     (2,584)
  Parent company investment.................................   22,526          --
  Retained deficit..........................................   (4,322)    (18,025)
                                                              -------    --------
    Total stockholders' equity (deficit)....................   18,287     (14,875)
                                                              -------    --------
    Total liabilities and stockholders' equity (deficit)....  $23,924    $ 53,181
                                                              =======    ========


      THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE BALANCE SHEETS.

                              SUREBEAM CORPORATION

                            STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               1998      1999      2000
                                                              -------   -------   -------
Revenues....................................................  $11,184   $14,339   $29,448
Cost of revenues............................................    8,909     8,576    19,602
                                                              -------   -------   -------
  Gross profit..............................................    2,275     5,763     9,846
Selling, general and administrative expenses................    2,067     4,138     8,640
Research and development....................................       --        --       524
                                                              -------   -------   -------
Income from operations......................................      208     1,625       682
Interest expense--net.......................................    1,154     1,299     3,611
                                                              -------   -------   -------
Income (loss) before income taxes...........................     (946)      326    (2,929)
Income tax provision (benefit)..............................     (284)      121    (1,130)
                                                              -------   -------   -------
Net income (loss)...........................................  $  (662)  $   205   $(1,799)
                                                              =======   =======   =======
Basic earnings (loss) per share:
  Net income (loss).........................................  $ (0.01)  $  0.00   $ (0.04)
                                                              =======   =======   =======
Weighted average shares--basic..............................   46,584    46,630    46,817
                                                              =======   =======   =======
Diluted earnings (loss) per share:
  Net income (loss).........................................  $ (0.01)  $  0.00   $ (0.04)
                                                              =======   =======   =======
Weighted average shares--diluted............................   46,584    53,082    46,817
                                                              =======   =======   =======


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                              SUREBEAM CORPORATION


                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                 (IN THOUSANDS)


                                            COMMON STOCK        ADDITIONAL                     PARENT     RETAINED
                                       ----------------------    PAID-IN       DEFERRED       COMPANY     EARNINGS
                                        CLASS A      CLASS B     CAPITAL     COMPENSATION    INVESTMENT   (DEFICIT)    TOTAL
                                       ----------   ---------   ----------   -------------   ----------   ---------   --------
Balances at January 1, 1998..........  $     --        $47        $   --        $    --       $ 16,505    $ (3,865)   $ 12,687
  Net loss...........................        --         --            --             --             --        (662)       (662)
  Distribution to Titan, net.........        --         --            --             --           (233)         --        (233)
                                       ----------      ---        ------        -------       --------    --------    --------
Balances at December 31, 1998........        --         47            --             --         16,272      (4,527)     11,792
  Net income.........................        --         --            --             --             --         205         205
  Titan investment, net..............        --         --            --             --          6,254          --       6,254
  Proceeds from issuance of common
    stock in conjucton with exercise
    of stock options.................        --         --            34             --             --          --          34
  Deferred compensation related to
    the issuance of stock options....        --         --            17            (17)            --          --          --
  Amortization of deferred
    compensation.....................        --         --            --              2             --          --           2
                                       ----------      ---        ------        -------       --------    --------    --------
Balances at December 31, 1999........        --         47            51            (15)        22,526      (4,322)     18,287
  Net loss...........................        --         --            --             --             --      (1,799)     (1,799)
  Titan investment, net..............        --         --            --             --         23,642                  23,642
  Issuance of warrants...............        --         --         2,419             --             --          --       2,419
  Deferred compensation related to
    the issuance of stock options....        --         --         3,217         (3,217)            --          --          --
  Amortization of deferred
    compensation.....................        --         --            --            648             --          --         648
  Impact of reorganization (see
    note 1)..........................        --         --            --             --         11,904     (11,904)         --
  Conversion of parent company
    investment into subordinated
    promissory note..................        --         --            --             --        (58,072)         --     (58,072)
                                       ----------      ---        ------        -------       --------    --------    --------
Balances at December 31, 2000........  $     --        $47        $5,687        $(2,584)      $     --    $(18,025)   $(14,875)
                                       ==========      ===        ======        =======       ========    ========    ========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                              SUREBEAM CORPORATION

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................   $(662)    $   205    $(1,799)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Nonmonetary research consideration........................      --          --     (4,701)
  Depreciation and amortization.............................     877         842      3,059
  Deferred income taxes.....................................      56         211     (1,303)
  Deferred compensation charge..............................      --           2        648
Change in operating assets and liabilities, net of the
  effect of the reorganization:
  Accounts receivable.......................................     (22)     (3,905)   (12,577)
  Inventory.................................................    (200)     (1,398)    (3,528)
  Prepaid expenses and other................................     (19)       (550)    (1,767)
  Other assets..............................................     149        (357)    (1,235)
  Accounts payable..........................................     208       2,568      1,387
  Accrued compensation and benefits.........................      94          81        217
  Other accrued liabilities.................................     (36)        377      3,775
                                                               -----     -------    -------
    Net cash provided by (used in) operating
      activities............................................     445      (1,924)   (17,824)
                                                               -----     -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................    (212)     (4,084)    (4,297)
Advances to Hawaii Pride....................................      --        (200)    (3,700)
Advances to Tech Ion........................................      --          --     (2,225)
Cash paid for purchase of linear accelerator................      --          --     (2,500)
Cash paid for purchase of intangible assets.................      --         (80)    (5,000)
                                                               -----     -------    -------
    Net cash used in investing activities...................    (212)     (4,364)   (17,722)
                                                               -----     -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options.................      --          34         --
Titan investment (distribution), net........................    (233)      6,254     23,642
Net effect of reorganization................................      --          --     11,904
                                                               -----     -------    -------
Net cash provided by (used in) financing activities.........    (233)      6,288     35,546
                                                               -----     -------    -------
Net change in cash..........................................      --          --         --
  Cash at beginning of year.................................      --          --         --
                                                               -----     -------    -------
  Cash at end of year.......................................   $  --     $    --    $    --
                                                               =====     =======    =======


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                              SUREBEAM CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION


    SureBeam Corporation ("SureBeam" or the "Company") was formed in August 2000 in connection with the contribution by The Titan Corporation ("Titan") of the assets, liabilities and operations related to its electronic food irradiation business. Also at the time of the contribution, the Company licensed to Titan on a royalty-free basis the patent rights for the SureBeam technology to be used solely for the medical equipment sterilization business, which was retained by Titan. In 1997, a predecessor business to SureBeam had been established by Titan as a wholly-owned subsidiary. Titan developed its proprietary electron beam process from technology developed under contracts with the federal government during the 1980s. Titan has accounted for its electron beam technology business as a separate business segment since 1993. Prior to 1999, substantially all of the revenues of this segment were derived from selling medical equipment sterilization systems and from providing medical equipment sterilization services and, to a lesser extent, from selling electron beam accelerator systems for use by the federal government.



    Concurrent with the contribution by Titan to SureBeam in August 2000, the Board of Directors and stockholders approved a 9.31677 for 1 stock split. The financial statements and all references to common stock contained in these financial statements and notes there to give retroactive effect to the stock split.



    The historical results of operations and financial condition of this segment of Titan's operations are presented herein as the historical results of operations and financial condition of SureBeam and are presented as a combination of entities under common control on a historical cost basis in a manner similar to a pooling-of-interests for all periods presented. These historical results do not reflect the results of operations and financial condition of the electronic food irradiation business on a stand-alone basis, which business was contributed by Titan to SureBeam in August 2000. Accordingly, the historical results are not indicative of the results that would have occurred had the contribution been consummated prior to the beginning of each of the periods presented. In connection with the reorganization in August 2000, the Company distributed all the assets and liabilities of the medical sterilization business to its parent. The net assets distributed of $11.9 million is reflected as a charge to retained earnings (deficit).


    The Company faces a number of risks, including but not limited to:

    - The market for electronic food irradiation systems and services is at an early stage of development and the Company is subject to the risks of new enterprises and the commercialization of a technology that requires consumer acceptance.

    - The Company has little history of generating revenues from sales of its electronic food irradiation systems and services and may not achieve or sustain profitability.

    - The Company's further development of its electronic food irradiation systems and services will require significant capital resources to fund operations, including expansion of its manufacturing capacity and sales and marketing activities and the building of SureBeam systems and service centers. As a result, the Company expects to incur losses for the foreseeable future.


    See "Risk Factors" in the accompanying prospectus for a more complete discussion of risks faced by the Company.

                              SUREBEAM CORPORATION

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



    REVENUE RECOGNITION. Revenues derived from providing medical equipment sterilization and electronic food irradiation services are recorded at the time services are performed. Revenues derived from sales of medical equipment sterilization and electronic food irradiation systems under fixed-price contracts are accounted for using the percentage-of-completion method. These contracts to provide medical equipment sterilization and electronic food irradiation systems also include the installation and integration into our customers' production lines. Certain other revenues, principally those arising from the linear accelerator business, are recognized using the percentage-of-completion method. Estimated losses on fixed-price contracts are recorded in the period the losses are determinable. In determining the applicability of the percentage-of-completion method to accounting for fixed-price contracts, the Company considers the risks associated with estimating its costs to complete a contract. If these estimates are deemed unreliable or contain a significant degree of risk the Company will seek to modify the contract to time-and-materials or use the completed-contract method. To date, the Company has not recorded any revenues under the completed-contract method.



    PROPERTY AND EQUIPMENT. Property and equipment are stated at acquisition cost. Depreciation is provided using the straight-line method, with estimated useful lives of two to fifteen years for leasehold improvements (or the life of the lease if shorter) and three to seven years for machinery and equipment and furniture and fixtures. Depreciation on the medical equipment sterilization and electronic food irradiation systems is based on the units-of-production method, determined upon hours utilized, which approximates fifteen years.



    CAPITALIZED INTEREST. Interest is capitalized on certain assets under construction, including a facility in Sioux City, Iowa (See Note 8). During 1999, total interest costs were $1.5 million, of which $160,000 were capitalized. During 2000, total interest costs were $4.1 million, of which $252,000 were capitalized. There were no interest costs capitalized in 1998.


    IMPAIRMENT OF LONG-LIVED ASSETS. Periodically, the Company reviews for possible impairment its long-lived assets and certain identifiable intangibles to be held and used. Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable, asset values are adjusted accordingly. In evaluating whether an impairment exists, the Company compares the carrying value of the asset to the estimated undiscounted future cash flows. If an impairment is deemed to exist, the asset's carrying value is adjusted to the present value of its estimated future cash flows.

    STOCK-BASED COMPENSATION. The Company has elected to adopt the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, the Company will continue to account for its stock-based compensation plans under the provisions of APB No. 25.

    INCOME TAXES. The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the liability method of accounting for deferred income taxes. Under this method, deferred income taxes are recorded to reflect

                              SUREBEAM CORPORATION

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the tax consequences on future years of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.


    The Company and Titan have a Tax Allocation Agreement under which the Company will be included in Titan's consolidated federal and certain state income tax returns. The Company believes that the agreement will be structured so that in the years in which the Company has taxable income, it will pay Titan amounts comparable to the taxes the Company would have paid if it had filed separate tax returns. For so long as Titan maintains beneficial ownership of at least 80% of the total voting power and 80% of the total value of the outstanding Common Stock, the Company will be included in the consolidated federal and certain state income tax returns filed by Titan.


    MINORITY EQUITY INVESTMENTS. Investments in 20 percent to 50 percent owned entities where control does not exist are accounted for under the equity method and investments in less than 20 percent owned entities are accounted for under the cost method. The Company periodically reviews for possible impairment its investments in equity investees. Whenever events or changes in circumstances indicate that the carrying value of an investment may not be fully recoverable, the investment value is adjusted accordingly. The Company values its warrants in equity investees at the fair value of the warrant at the time it is received.

    PER SHARE INFORMATION. Basic and diluted earnings (loss) per share are presented in conformity with Statement of Financial Accounting Standards
No. 128, "Earnings per Share" ("SFAS 128"), for all periods presented. In accordance with SFAS 128, basic earnings per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share include the effects of potentially dilutive securities using the as-converted and treasury stock methods.


    The following data summarize information relating to the per share computations for continuing operations:



                                                     FOR THE YEAR ENDED DECEMBER 31, 2000
                                                    ---------------------------------------
                                                    LOSS (000S)   SHARES (000S)   PER SHARE
                                                    (NUMERATOR)   (DENOMINATOR)    AMOUNTS
                                                    -----------   -------------   ---------
Basic EPS:
  Net loss........................................    $(1,799)       46,817        $(0.04)
Effect of dilutive securities:
  Stock options...................................         --            --            --
                                                      -------        ------        ------
Diluted EPS:
  Net income (loss) plus assumed conversions......    $(1,799)       46,817        $(0.04)
                                                      =======        ======        ======

                              SUREBEAM CORPORATION

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


                                                     FOR THE YEAR ENDED DECEMBER 31, 1999
                                                   ----------------------------------------
                                                     INCOME
                                                     (000S)      SHARES (000S)   PER SHARE
                                                   (NUMERATOR)   (DENOMINATOR)    AMOUNTS
                                                   -----------   -------------   ----------
Basic EPS:
  Net income.....................................     $ 205         46,630         $ 0.00
Effect of dilutive securities:
  Stock options..................................        --          6,452             --
                                                      -----         ------         ------
Diluted EPS:
  Net income (loss) plus assumed conversions.....     $ 205         53,082         $ 0.00
                                                      =====         ======         ======



                                                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                                   ----------------------------------------
                                                   LOSS (000S)   SHARES (000S)   PER SHARE
                                                   (NUMERATOR)   (DENOMINATOR)    AMOUNTS
                                                   -----------   -------------   ----------
Basic EPS:
  Net loss.......................................    $  (662)       46,584         $(0.01)
Effect of dilutive securities:
  Stock options..................................         --            --             --
                                                     -------        ------         ------
Diluted EPS:
  Net income (loss) plus assumed conversions.....    $  (662)       46,584         $(0.01)
                                                     =======        ======         ======



    FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying amounts of the Company's financial instruments, including accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their short-term nature except for the nonmonetary transaction described in Note 3. Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company believes it is not exposed to any significant credit risk with respect to its accounts receivable.


    COMPREHENSIVE INCOME. The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events in the period other than transactions with owners. The Company has no components of comprehensive income.


    RESEARCH AND DEVELOPMENT COSTS. Historically, the benefits realized by the Company were incidental to the work being performed on Titan's contracts with the federal government and were in the form of Titan's right to retain any technologies developed as a result of its efforts on those contracts. Since a significant portion of the research and development efforts expended by the Company since inception have been funded as a result of work performed under customer contracts, and therefore included as contract costs, these costs are not separately identifiable in the statement of operations. Costs associated with independent research and development activities are expensed as incurred. The Company incurred $524,000 of expenses related to such independent research and development activities for the year ended December 31, 2000.

                              SUREBEAM CORPORATION

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    START-UP COSTS. The Company expenses the costs of start-up activities as incurred in accordance with the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities."

    PARENT COMPANY INVESTMENT. The cash receipts and disbursements of the Company's operations have historically been combined with other Titan cash transactions and balances. The parent company investment in the accompanying financial statements reflects the accumulated net cash funded by Titan in respect of all of SureBeam's operations, including the medical equipment sterilization business and the linear accelerator business from the inception of such operations through the respective balance sheet dates.


    NEW ACCOUNTING STANDARDS. In March 2000, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB Opinion No.
25)" ("FIN 44"). Among other issues, this Interpretation clarifies (a) the definition of employee for purposes of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The accounting and disclosure provisions of FIN 44 are effective beginning July 1, 2000. The adoption of FIN 44 did not have a material impact on the Company's financial position or results of operations.



    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." This SAB summarizes the SEC's view in applying generally accepted accounting principles to revenue recognition in financial statements. Management believes the Company's accounting policies comply with the provisions of SAB 101.


    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 1999, the effective date of SFAS 133 was amended to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of Effective Date of FASB Statement No. 133." The Company anticipates that the adoption of SFAS 133 will not have a material impact on the Company's financial position or results of operations.

NOTE 3. STRATEGIC TRANSACTIONS


    In connection with the Company's agreement with Texas A&M University and the Agricultural Experiment Station (collectively, "Texas A&M"), it agreed to provide three electronic food irradiation systems (collectively, "the system") pursuant to a ten-year lease with title passing to Texas A&M at the end of the ten-year term. The sale of the system is manifested by the passage of title to the system to Texas A&M, which occurs in two stages under the arrangement. First, immediate conveyance of title to the system shield and all connecting physical structures (comprising approximately 15-20% of the

                              SUREBEAM CORPORATION

NOTE 3. STRATEGIC TRANSACTIONS (CONTINUED)

complete system) occurs upon completion. Second, the ultimate conveyance of title to the remaining equipment (consisting primarily of the linear accelerator, the material handling and conveyor system and the overall integration of the system into the facility) occurs at the end of the ten-year term of the arrangement. The Company's rights to use the system also terminate at the end of the ten-year term of the arrangement with Texas A&M. The ultimate transfer of title to the complete system as well as all responsibilities for the system at the end of the ten-year term was structured primarily for tax planning purposes as discussed below. Additionally, the passage of title at the end of the ten-year term serves as a protective measure to provide a mechanism by which the Company receives value in the exchange and ensures its ability to realize the benefits resulting from the sale of the system. The Company's right to repossess any aspect of the system delivered to Texas A&M extends only to circumstances in which Texas A&M breaches the agreement, such as in the remote event that the university is not funded by the Texas state legislature throughout the term of the arrangement.



    The agreement provides the Company access to Texas A&M employees for research and consulting services at below-market rates and access to research performed independently by Texas A&M at no cost. Also, under the agreement, the Company retains certain benefits related to the system, including the rights to use the system for performing irradiation services for its customers for at least ten hours per day subject to an overall maximum of 25% of the system's capacity. Lastly, Texas A&M will provide and maintain the facilities at no cost to the Company. These items represent all of the consideration the Company will receive in exchange for the system it is providing to Texas A&M. Since the Company retains the right to use the system through the end of the term of the arrangement, it has accounted for this transaction as a sale-leaseback.



    As the consideration in this lease is nonmonetary, it has accounted for this element of the agreement in accordance with APB No. 29, "Accounting for Nonmonetary Transactions." Sales are recorded on a percentage of completion basis at the fair market value of the electronic food irradiation system sold to Texas A&M and total system profits of approximately $2.6 million will be deferred and recognized ratably over the remaining term of the arrangement commencing upon delivery of the system.



    The fair value of the system of $10 million was determined by employing the Company's historical pricing methodology used for similar systems sold under other customer contracts. The accompanying balance sheet also reflects a long-term asset for the fair value received by the Company in this transaction. The asset will consist of the estimated discounted cash value of the economic rights to the research services and the leaseback of the system's capacity. As revenues are recorded under the percentage-of-completion method a long-term asset is being recorded which will be realized over the ten-year term of the arrangement. The percentage-of-completion method has been applied using the cost-to-cost method whereby revenues are recorded based on the percentage that total costs incurred bears to the total estimated costs at completion. The long-term asset will be realized through two mechanisms. First, it will be realized through free rent to the extent that it pertains to the Company's use of the system as a provider of electronic food irradiation services to its customers. Second, it will be realized as Texas A&M performs free or discounted research and other consulting services for the Company. Examples of these services include research, product testing, taste-testing and other test-marketing activities, among other things, performed by Texas A&M at no cost or significantly discounted rates. The free and discounted research and other consulting costs will be recorded as research and development expense as the services are performed and rent expense will be recorded as

                              SUREBEAM CORPORATION

NOTE 3. STRATEGIC TRANSACTIONS (CONTINUED)

a component of the cost of sales associated with the electronic food irradiation services that the Company will perform for its customers at the facility.



    The carrying amount of this long-term asset will be reviewed annually or more frequently if conditions warrant. An analysis of the research and development services received as well as the prepaid rent amortization will be conducted in order to determine the existence of asset impairment. If an impairment is deemed to exist, the carrying value of the long-term asset will be adjusted to the present value of the estimated free rent and free or discounted research and consulting services to be received.



    Under the percentage-of-completion method, the Company recorded no revenues in 1999 and recorded $4.7 million in revenues during 2000. The $4.7 million has been recorded as a long-term asset at December 31, 2000 and no profit has been recognized in 2000. As of December 31, 2000, the Company had deferred profits amounting to $1.2 million, which are included as other liabilities in the accompanying balance sheet. These deferred profits will be amortized ratably to reduce cost of sales over the remaining term of the ten-year term of the arrangement commencing upon delivery of the system to Texas A&M. As of December 31, 2000, the long-term asset arising from this transaction represents the cumulative revenues recognized related to the design, construction, installation, integration and delivery of the system for Texas A&M. The deferred profit of $1.2 million as of December 31, 2000 represents the difference between the cumulative costs incurred and the cumulative revenues recognized. As of December 31, 2000, none of the deferred profit had been amortized to income since final delivery of the system had not yet taken place.



    With respect to the impact of the transaction with Texas A&M on the Company's liquidity, it has expended funds of approximately $3.5 million related to the construction of the system through December 31, 2000. These costs have been incurred primarily related to the design of the system, construction of and modification to the physical structure which will house the system, and for the manufacture of the linear accelerators and x-ray components as well as the material handling and conveyor systems. The Company estimates that there will be approximately $3.6 million of additional costs to be incurred to complete and deliver the system. The Company expects that all of the remaining costs will be incurred in 2001.



    For income tax purposes, the use of the SureBeam system by Texas A&M will be treated as a lease. The lease income recognized in connection with the transaction will be based upon the imputed value of the facilities and services provided by Texas A&M to SureBeam. There will be a corresponding tax deduction for rent expense and services expense related to the use of the facilities and services provided to the Company. For any aspect of the system in which title transfers prior to use of the system, such as the conveyance of title to the system shield and all connecting physical structures upon completion of construction, SureBeam will report taxable income related to the sale of such equipment or other constructed assets.



    In May 2000, the Company received purchase orders from Tech Ion Industrial Brasil S.A. ("Tech Ion") for eleven electronic food processing systems. Also in May 2000, the Company, through its wholly owned subsidiary, Titan SureBeam Brazil Ltd., and Tech Ion jointly established SureBeam Brasil Ltda. SureBeam Brasil will provide, among other things, food irradiation services through four planned service centers to various food companies in Brazil. The Company acquired a 19.9% equity interest in SureBeam Brasil without charge at the time the Company signed the agreement to establish SureBeam Brasil, which is a start up company that was created with no initial capital contribution from either

                              SUREBEAM CORPORATION

NOTE 3. STRATEGIC TRANSACTIONS (CONTINUED)

party. Moreover, the Company does not have the ability to exercise significant influence over the operations of SureBeam Brasil and, accordingly, recorded the investment under the cost method of accounting. The Company has the right, exercisable at any time within 20 years of the formation of the strategic relationship, to acquire up to 50% of the total equity interest in SureBeam Brasil for $1.0 million. The agreement futher provides that the Company or another Titan affiliate will provide a $5.0 million working capital line of credit to Tech Ion, and advances will bear interest at 10% per annum and are secured by the stock and assets of Tech Ion. At December 31, 2000 there was $2.2 million outstanding under this line of credit.


    In December 1999, the Company agreed to sell a SureBeam system to a new entity, Zero Mountain SureBeam, to be formed by Zero Mountain Cold Storage. A facility will be constructed and the entity will operate an electronic food irradiation service center in Arkansas. Upon completion of the SureBeam system, the Company will acquire a 19.9% equity interest in the new entity for $1.0 million.


    In December 1999, SureBeam entered into an agreement with Japan's Mitsubishi Corporation ("Mitsubishi") to sell a SureBeam electronic food irradiation system to an entity to be formed by Mitsubishi. In connection with this agreement, SureBeam received a warrant to acquire a 19.9% equity interest in the new entity for $1.0 million.



    In November 1999, SureBeam entered into an agreement with Hawaii Pride LLC and affiliated parties, whereby Hawaii Pride would acquire a SureBeam system and construct a facility in Hilo, Hawaii for the purpose of disinfesting fruit and other products. Prior to Hawaii Pride obtaining third party financing, the Company advanced $3.9 million to Hawaii Pride, which is included in the accompanying balance sheet as other long term assets. The monies advanced were utilized for costs relating to the acquisition of land, construction of the building and infrastructure, equipment (excluding the SureBeam system) and other start-up costs. The Company can forgive $1.0 million of the amount advanced for the exercise of its option for 19.9% of the equity of Hawaii Pride. Although SureBeam also has the ability to convert the remaining balance of the advance into 50% ownership of Hawaii Pride, the conversion feature may only be exercised upon default of its USDA loan, a liquidity event or if Hawaii Pride engages in illegal, unethical, immoral or other practices deemed to be damaging to the Company's reputation. The remaining balance of the advance represents a note receivable bearing interest at 10%, with interest payments due to the Company monthly. In June 2000, Hawaii Pride obtained a 15-year loan of approximately $6.8 million from the USDA. If Hawaii Pride defaults on its loan obligations, or fails to comply with USDA requirements, SureBeam has the right to acquire 100% of the equity of Hawaii Pride for a nominal amount. Titan has agreed that upon SureBeam's acquisition of any equity interest in Hawaii Pride, it will guarantee a percentage amount of the USDA loan equal to the percentage of SureBeam's equity interest in Hawaii Pride. Under the terms of the agreement, the Company will receive a management fee based on the facility's net revenues over the term of the USDA loan.


NOTE 4. INTANGIBLE ASSETS


    On January 26, 2000, the Company entered into an agreement to acquire certain assets and assume certain liabilities of Electron Ventures Limited. Specifically, the Company acquired a linear accelerator system and all ancillary equipment for $2.5 million and assumed a long-term capital lease on the accelerator. The assets acquired and liabilities assumed were recorded at their estimated fair

                              SUREBEAM CORPORATION

NOTE 4. INTANGIBLE ASSETS (CONTINUED)

value at the date of acquisition. The excess of the purchase price over the net assets acquired of approximately $1.2 million is being amortized over five years. In connection with the contribution by Titan to SureBeam in August 2000, the net book value of these assets of $1,060 was retained by Titan.



    In May 2000, the Company entered into a non-compete agreement with Applied Power Associates, Inc. ("APA") and paid APA $5.0 million in cash and issued it a warrant to acquire 372,671 shares of SureBeam common stock at an exercise price per share of $0.1438. The warrant expires on the earliest of: (a) May 1, 2003;
(b) an initial public offering of the Company or (c) the date the Company is sold. The consideration of $5.5 million, which includes $508,000 related to the fair market value of the warrant, is being amortized on a straight-line basis over two years, the term of the non-compete agreement included as part of this transaction. The fair value of the warrant was computed on the date the non-compete agreement was entered into using the Black-Scholes option-pricing model.


    The Company capitalizes certain costs related to patent applications. Accumulated costs are amortized over seven years using the straight-line method, commencing at the time the patents are issued.


    Accumulated amortization related to intangible assets was $1.8 million and $2,000 as of December 31, 2000 and December 31, 1999.


    The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of its intangibles. The criteria used for these evaluations include management's estimate of the asset's continuing ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the intangible asset to the Company's business objectives.

NOTE 5. OTHER FINANCIAL DATA


    Following are details concerning certain balance sheet accounts as of December 31, 1999 and 2000:



                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1999         2000
                                                              ----------   -----------
Accounts Receivable:
  Billed....................................................  $1,209,000   $    99,000
  Unbilled..................................................   6,381,000    17,829,000
                                                              ----------   -----------
                                                               7,590,000    17,928,000
Less allowance for doubtful accounts........................    (350,000)     (250,000)
                                                              ----------   -----------
Accounts receivable, net....................................  $7,240,000   $17,678,000
                                                              ==========   ===========



    Unbilled receivables primarily represent work-in-process that will be billed in accordance with contract terms and delivery schedules. Also included in unbilled receivables are amounts billable upon

                              SUREBEAM CORPORATION

NOTE 5. OTHER FINANCIAL DATA (CONTINUED)

final execution of contracts, contract completion or milestones. Generally, unbilled receivables are expected to be collected within one year.



                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1999          2000
                                                              -----------   -----------
Property and Equipment:
  Machinery and equipment...................................  $13,359,000   $ 9,978,000
  Furniture, fixtures and leasehold improvements............    3,557,000     1,248,000
                                                              -----------   -----------
                                                               16,916,000    11,226,000
Less accumulated depreciation and amortization..............   (4,376,000)   (1,864,000)
                                                              -----------   -----------
Property and Equipment, net.................................  $12,540,000   $ 9,362,000
                                                              ===========   ===========



                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1999         2000
                                                              ----------   -----------
Other Assets:
  Texas A&M--other asset....................................  $       --   $ 4,701,000
  Advances to Hawaii Pride..................................     200,000     3,900,000
  Advances to Tech Ion......................................          --     2,225,000
  Prepaid rent..............................................          --     1,177,000
  Loan receivable from officer..............................     375,000       300,000
  Other.....................................................      13,000       105,000
                                                              ----------   -----------
                                                              $  588,000   $12,408,000
                                                              ==========   ===========


NOTE 6. RELATED PARTY TRANSACTIONS


    In connection with the contribution agreement with Titan, the Company entered into a number of other agreements with Titan for such items as corporate services, facilities, filing of income tax returns and employee benefit plans as more fully described below. These agreements provide, among other things, continuation of services which have historically been provided by Titan to SureBeam while the Company builds its corporate infrastructure on a stand-alone basis. As consideration for these services, Titan will charge to the Company an allocation of the cost for these services to the extent that they pertain to SureBeam. Management believes that these allocations are reasonable.



    CORPORATE SERVICES AGREEMENT. Titan provides or makes available to the Company certain routine corporate services, including financial, insurance, accounting, employee benefits, payroll, tax and legal services as well as allocated premises for occupancy. Titan also provides the Company with corporate planning, government relations and corporate quality assurance services. The Company shares certain Titan systems, including its accounting system and human resource system. Because Titan engages in government contracts work, Titan allocates costs to the Company based upon government cost accounting requirements. The Company pays Titan for human resources services based upon the Company's percentage of the total number of Titan group employees. Except for occupancy costs described below, the Company pays for other corporate services based upon the average of three percentages: (1) the percentage of the Company's payroll to the total payroll of the Titan group, (2) the percentage of the Company's operating revenues to the total operating revenues of the Titan

                              SUREBEAM CORPORATION

NOTE 6. RELATED PARTY TRANSACTIONS (CONTINUED)

group and (3) the percentage of the Company's average net book value, which is the sum of the Company's tangible capital assets plus inventories, to the total average net book value of the tangible capital assets plus inventory of the Titan group as of the end of the last fiscal year and as of the final day of each calendar quarter in the current fiscal year. Titan may adjust its fees based upon its assessment of the Company's relative use of these services.



    The initial term of the Corporate Services Agreement extends through December 31, 2001. This agreement automatically renews annually unless the Company elects not to renew by giving Titan notice. Amounts aggregating $913,000, $951,000, and $620,000 are included as part of the Company's selling, general and administrative expenses in the Company's results of operations in the accompanying financial statements for the years ended December 31, 1998, 1999 and 2000, respectively. Management believes that these allocations are reasonable.



    FACILITIES ALLOCATION. Titan has allocated approximately 5,600 square feet of facility space in San Diego, California to the Company. Under the Corporate Services Agreement, Titan charges the Company for occupancy, maintenance, property taxes, utilities, landlord pass-through expenses, property insurance, reception desk services, telephone services, centralized mail and postage and other services. The Company pays Titan an annual fee determined by the Company's percentage of Titan's annual costs for this facility. This percentage is based upon the percentage of the total square feet in the facility that the Company occupies. Amounts aggregating $74,000, $92,000 and $207,000 are included as part of the Company's selling, general and administrative expenses in the Company's results of operations in the accompanying financial statements for the years ended December 31, 1998, 1999, and 2000, respectively.


    TAX ALLOCATION AGREEMENT. As long as Titan maintains beneficial ownership of at least 80% of the total voting power of the Company's capital stock and 80% of the total value of the Company's outstanding common stock, the Company will be included in Titan's consolidated federal income tax returns.


    SureBeam and Titan have entered into a Tax Allocation Agreement. Under the Tax Allocation Agreement, the Company will agree to pay to Titan an amount generally equal to the tax liability that the Company would have incurred if it had prepared and filed a separate return. Titan will have broad discretion in determining the amount of separate taxable income and tax liability that the Company would realize on such a separate return. In computing this separate tax liability, the Company's tax attributes, including net operating loss and tax credit carryovers, will be deemed to be the amount that it would have had had it always owned the businesses transferred to the Company by Titan.


    As a member of the Titan group for purposes of filing consolidated federal income tax returns, the Company will be liable for the federal income tax of the Titan group if Titan or any member of the group fails to pay its taxes.


    LICENSE AGREEMENT. In connection with the contribution agreement (Note 1) SureBeam licenses its patents and technology to another subsidiary of Titan to be used solely for medical equipment sterilization. This license is royalty-free to Titan.


    EMPLOYEE BENEFIT PLANS. The Company's employees are eligible to participate in the Titan benefit plans. Those plans include a 401(k) plan, an employee stock ownership plan, a non-qualified executive

                              SUREBEAM CORPORATION

NOTE 6. RELATED PARTY TRANSACTIONS (CONTINUED) deferred compensation plan, an employee stock purchase plan, and a health and welfare cafeteria plan. The direct cost of these plans for the Company's employees are charged by Titan to the Company.


    SUBORDINATED PROMISSORY NOTE. In August 2000, in connection with the contribution by Titan to SureBeam of its electronic food irradiation business, we assumed the cumulative advances of $58.1 million as of December 31, 2000. These advances are now evidenced by the subordinated, unsecured promissory note payable to Titan. Under this note, Titan has agreed to lend us a maximum of $75.0 million. Amounts unborrowed cannot be canceled by Titan. The promissory note is due in August 2005 and bears interest, payable quarterly, at the greater of the rate of 10% per annum or Titan's effective weighted average interest rate under its senior credit facility. At Titan's option, the Company may repay amounts outstanding under the promissory note with the net proceeds of any asset sales the Company makes that are not in the ordinary course of business or if the Company obtains a credit facility from a third party lender and the lender and the facility permits the use of proceeds to repay existing indebtedness. The Company cannot use any of the proceeds of its initial public offering to repay amounts outstanding under the promissory note or under any indebtedness the Company incurs to refinance the promissory note.


    The Company is a guarantor under Titan's $425.0 million Senior Secured Credit Facility and is subject to the loan covenants in the facility agreement. Titan has pledged its equity interest in SureBeam as collateral for borrowings against the credit facility.


    LOAN RECEIVABLE. In October 1999, the Company loaned its President and Chief Executive Officer $375,000. Pursuant to his employment agreement, the loan will bear interest at 6.5% and be forgiven over a five year period unless the employment agreement is voluntarily terminated or he is terminated for cause. The loan balance is included in other assets on the accompanying balance sheets as of December 31, 1999 and 2000.


NOTE 7. SIGNIFICANT CUSTOMERS


    For the years ended December 31, 1998, 1999, and 2000, revenue from two customers, three customers and three customers, respectively, represented 51%, 40% and 80% of the revenues in each year. No other single customer accounted for 10% or more of the revenues for these periods.


NOTE 8. COMMITMENTS AND CONTINGENCIES


    The Company periodically is a defendant in cases incidental to its business activities. Furthermore, providers of products and services to the U.S. government are generally subject to multiple levels of audit and investigation by various U.S. government agencies. Any liabilities arising from audits by the federal government are being retained by Titan as part of the contribution by Titan to SureBeam. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position or results of operations of the Company.



    On January 6, 2000, Ion Beam Applications s.a. ("IBA"), a Belgian corporation, and certain of its U.S. subsidiaries filed an action for declaratory judgment in a federal court in Virginia against Titan relating to its patent for its SureBeam technology. The action attacks the validity of the Company's principal patent, seeks a declaration that IBA and its customers have not infringed any of the 62 claims in our patent, and alleges that the Company has engaged in unfair competition and that its conduct constitutes patent misuse. On November 22, 2000, IBA filed an amended complaint alleging, in

                              SUREBEAM CORPORATION

NOTE 8. COMMITMENTS AND CONTINGENCIES (CONTINUED)

addition to the original claims, that the Company has engaged in false advertising, monopolization, restraint on trade and unfair business practices. The Company intends to vigorously defend its patent position and defend against all allegations. IBA is not seeking monetary damages; however, a finding in favor of IBA in this action could materially adversely affect the Company's business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position or results of operations of the Company.



    In 1999, SureBeam entered into an agreement with Cloverleaf Cold Storage in Sioux City, Iowa whereby Cloverleaf constructed and leased to SureBeam an electron beam food irradiation service center in which SureBeam would install food irradiation systems and process food for its customers. The facility lease commenced on February 1, 2000 with an initial term of five years with an option to extend the lease term for an additional five years. Monthly rental payments are approximately $25,000 for the first year of the lease and are adjusted annually based upon fluctuations in the Consumer Price Index. In addition to the facility lease with Cloverleaf, SureBeam issued a warrant to Cloverleaf to purchase 465,838 shares of our Class A common stock for a nominal amount. SureBeam also granted an additional warrant to Cloverleaf to purchase 1,397,515 shares of SureBeam common stock at an exercise price of $0.7156 per share. The fair value of the warrants of $1,911,000 was computed using the Black-Scholes option-pricing model and has been recorded as prepaid rent in the accompanying financial statements and will be amortized over the initial five-year lease term. In accordance with EITF 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," the fair value of the warrants was valued at the date the warrants were issued and immediately exercisable by Cloverleaf. Both warrants expire on the earliest of: (a) May 23, 2003; (b) an initial public offering of the Company or (c) the date the Company is sold. The facility lease with Cloverleaf was amended on February 21, 2001, as described in Note 13 hereto.



    The Company leases space from unrelated third parties under noncancelable operating leases. Rent expense for these leases amounted to $488,000, $514,000 and $1,400,000 for the years ended December 31, 1998, 1999, and 2000, respectively. The related future minimum lease payments as of December 31, 2000 are as follows:



YEAR ENDING
DECEMBER 31,
------------
2001........................................................  $ 1,164,000
2002........................................................    1,222,000
2003........................................................    1,201,000
2004........................................................    1,193,000
2005........................................................      770,000
Thereafter..................................................    4,814,000
                                                              -----------
                                                              $10,364,000
                                                              ===========


    The Company has also guaranteed certain obligations of Titan (see Note 6).

                              SUREBEAM CORPORATION

NOTE 9. INCOME TAXES

    The components of the income tax provision (benefit) are as follows:


                                               1998        1999        2000
                                             ---------   --------   -----------
Current:
  Federal..................................  $(285,000)  $(83,000)  $   147,000
  State....................................    (25,000)    (7,000)       26,000
                                             ---------   --------   -----------
                                              (310,000)   (90,000)      173,000
Deferred...................................     26,000    211,000    (1,303,000)
                                             ---------   --------   -----------
                                             $(284,000)  $121,000   $(1,130,000)
                                             =========   ========   ===========



    Following is a reconciliation of the income tax provision (benefit) expected (based on the United States federal income tax rate applicable in each year) to the actual tax provision on income:



                                               1998        1999        2000
                                             ---------   --------   -----------
Expected federal income tax provision
  (benefit)................................  $(266,000)  $105,000   $(1,003,000)
State income taxes, net of federal income
  tax benefits.............................    (25,000)     9,000      (177,000)
Other......................................      7,000      7,000        50,000
                                             ---------   --------   -----------
Actual income tax provision (benefit)......  $(284,000)  $121,000   $(1,130,000)
                                             =========   ========   ===========



    The net deferred tax asset (liability) as of December 31, 1999 and 2000, resulted from the following temporary differences:



                                                          1999         2000
                                                       -----------   ---------
Accrued payroll and employee benefits................  $    73,000   $ 288,000
Deferred compensation................................        6,000     272,000
Reserves.............................................      233,000     490,000
Depreciation.........................................   (1,799,000)   (349,000)
Other................................................           --     112,000
                                                       -----------   ---------
Deferred tax asset (liability).......................  $(1,487,000)  $ 813,000
                                                       ===========   =========



    Included in prepaid expenses and other at December 31, 2000, is approximately $1.6 million of deferred tax assets. In connection with the contribution by Titan to SureBeam in August 2000, approximately $997,000 of deferred tax liabilities related to the medical equipment sterilization business and the linear accelerator business were retained by Titan.


NOTE 10. STOCKHOLDERS' EQUITY


    The Company has two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible into one share of Class A common stock. As of December 31, 2000 Titan owns 100% of the

                              SUREBEAM CORPORATION

NOTE 10. STOCKHOLDERS' EQUITY (CONTINUED)

issued and outstanding Class B common stock. One officer of Titan owns 232,919 shares of Class A common stock resulting from the exercise of stock options in 1999.



    The Company's certificate of incorporation also allows for issuance of preferred stock upon approval by the board of directors. The board of directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock, in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock. As of December 31, 2000, the board has not approved nor has the Company issued any preferred stock.


NOTE 11. STOCK-BASED AND OTHER COMPENSATION PLANS

    The Company provides stock-based compensation to officers, directors and key employees through stock option plans. Prior to the contribution to SureBeam from Titan in August 2000, the Company had one employee stock option plan, the 1998 Stock Option Plan (the "1998 Plan"). Total options authorized for grant under the 1998 Stock Option Plan were 11,180,124. Under the 1998 Plan, an option's maximum term is ten years, and the exercise price of each option must equal the fair market value of the Company's stock on the date of grant. All options vest in four equal annual increments beginning one year after the grant date.


    A summary of the status of the Company's 1998 Plan as of December 31, 1998, 1999 and 2000 and changes during the periods ended on those dates is presented below:



                                                       1998                         1999                          2000
                                            --------------------------   ---------------------------   --------------------------
                                             SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
OPTIONS                                     ---------   --------------   ----------   --------------   ---------   --------------
Outstanding at beginning of period........         --       $0.14         4,639,751       $0.14        6,451,863       $0.14
Granted...................................  4,639,751       $0.14         3,237,578       $0.14        2,124,202       $0.14
Exercised.................................         --                      (232,919)      $0.14               --       $0.14
Terminated................................         --                    (1,192,547)      $0.14         (512,422)      $0.14
                                            ---------                    ----------                    ---------
Outstanding at end of period..............  4,639,751       $0.14         6,451,863       $0.14        8,063,643       $0.14
                                            =========                    ==========                    =========
Options exercisable at end of period......         --                       838,509       $0.14        2,102,096       $0.14
                                            =========                    ==========                    =========



    The following table summarizes information about stock options outstanding at December 31, 2000:



                  OPTIONS OUTSTANDING
           ---------------------------------
           OUTSTANDING AT   WEIGHTED-AVERAGE
EXERCISE    DECEMBER 31,       REMAINING
 PRICE          2000        CONTRACTUAL LIFE
--------   --------------   ----------------
 $0.14       8,063,643            8.41



    Under the 1998 Plan, certain employees who qualify as sophisticated investors have agreed to resell any shares purchased under their options back to the Company at book value. This constitutes a variable plan under APB No. 25. Accordingly, deferred compensation has been recorded to the extent that book value exceeds the exercise price of the options at the date of grant. Deferred compensation is also recorded for changes in book value occurring subsequent to the initial grant date. Compensation expense related to these grants is recognized as these options vest. The Company has not recognized compensation expense related to these options, as the exercise price per share has exceeded the book

                              SUREBEAM CORPORATION

NOTE 11. STOCK-BASED AND OTHER COMPENSATION PLANS (CONTINUED)

value per share since the date of grant and for all periods presented. However, upon a liquidity event such as an initial public offering of the Company's stock, deferred compensation will be recorded to the extent that the fair market value of the stock exceeds the exercise price which will also result in a significant charge to recognize compensation expense to the extent that such options are vested on the date of the liquidity event. There were 6,055,901 and 7,714,269 options outstanding at December 31, 1999 and 2000, respectively, subject to this buyback provision.



    On August 11, 1999, the Company issued 116,460 options at $0.14 per share to employees under the 1998 Plan. On this date the deemed fair value of a share of common stock was $0.29 per share. Accordingly, the Company has recognized deferred compensation related to these grants of $16,750 on August 11, 1999. On February 1, 2000, the Company issued 46,584 shares under the 1998 Plan. On this date the fair value of a share of common stock was $13.95 per share. Accordingly, the Company has recognized deferred compensation related to these grants of $643,000 on February 1, 2000. On May 1, 2000 and June 1, 2000, the Company issued 93,168 and 93,168 options, respectively, at $0.14 per share to employees under the 1998 Plan. On these dates, the deemed fair value of a share of common stock was $13.95 per share. Accordingly, the Company has recognized deferred compensation related to these grants of $2,573,000. This deferred charge will be amortized to expense over the four year vesting period of these options, $2,000 and $648,000 of such expense was recognized in 1999 and 2000, respectively. The fair value of these option grants were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1999 and 2000: zero dividend yield; expected volatility of 0%; a risk-free interest rate of 5.5%; and an expected life of five years.



    As permitted, the Company has adopted the disclosure only provisions of SFAS 123. Accordingly, no compensation expense, except as specifically described above, has been recognized for the stock option plans. Had compensation expense been determined based on the fair value at the date of the grant for the years ended December 31, 1998, 1999 and 2000 consistent with the provisions of SFAS 123, the Company's net income (loss) and net income (loss) per share would have been reported as the pro forma amounts indicated below:



                                                       YEAR ENDED
                                                      DECEMBER 31,
                                         ---------------------------------------
                                            1998          1999          2000
                                         -----------   -----------   -----------
Net income (loss)--as reported.........  $  (662,000)  $   205,000   $(1,799,000)
Net income (loss)--pro forma...........     (714,000)      153,000    (1,427,000)
Basic earnings per share--as
  reported.............................  $     (0.01)  $      0.00   $     (0.04)
Basic earnings per share--pro forma....        (0.02)         0.00         (0.03)
Diluted earnings per share--as
  reported.............................  $     (0.01)  $      0.00   $     (0.04)
Diluted earnings per share--pro
  forma................................        (0.02)         0.00         (0.03)



    During the year ended December 31, 2000 the Company granted approximately 232,917 stock options when the fair value of common stock was deemed to be $13.95 per share. The Company has recorded approximately $3,217,000 of additional deferred compensation related to these grants.


    In August 2000, the Company adopted and the stockholders approved the 2000 Stock Option and Incentive Plan which will become effective upon completion of this offering. Outstanding options will continue to be governed by the original terms of those options granted under the 1998 Plan. The

                              SUREBEAM CORPORATION

NOTE 11. STOCK-BASED AND OTHER COMPENSATION PLANS (CONTINUED)
Company has reserved an aggregate 2,170,800 shares of common stock for issuance upon the exercise of stock awards granted to employees, directors, and consultants under the plan. The exercise price of an option cannot be less than 100% of the fair market value of the common stock on the date of grant. The maximum term of options granted is 10 years. The plan will terminate in August 2010, unless sooner terminated by the board.

    In August 2000, the Company also adopted an Employee Stock Purchase Plan covering an aggregate of 250,000 shares of common stock. Under the Purchase Plan, the board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. The initial offering under the Purchase Plan will commence on the effective date of this offering. Employees who participate in an offering may have up to 15% of their earnings withheld under the Purchase Plan. The amount withheld will then be used to purchase shares of the common stock on specified dates determined by the board. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock at the commencement date of each offering period or the relevant purchase date.


    The Company has a Nonstatutory Stock Option Plan with 7,975,137 shares of Class A common stock authorized for issuance. The plan provides for grants of nonstatutory stock options to the Company's officers and directors and the officers and directors of Titan. The Company has the right to repurchase shares received on the exercise of an option at the book value of those shares if the purchaser terminates service prior to the completion of the initial public offering. After the completion of the offering, the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. The term of the stock options may not exceed February 19, 2008, the plan termination date. As of December 31, 2000, options to purchase a total of 7,714,269 shares of the Class A common stock were held by participants and no shares remained available for grant.



    Certain officers and key employees participate in the Titan non-qualified executive deferred compensation plan. The Company also has performance bonus plans for certain of its employees. Related expense for these two plans amounted to approximately $47,000, $300,000 and $0 in the years ended December 31, 1998, 1999 and 2000, respectively.


NOTE 12. GEOGRAPHIC OPERATIONS

    The Company has historically operated in one business segment related to its electron beam technology, principally in the United States.

NOTE 13. SUBSEQUENT EVENTS


    In January 2001, the Company amended the facility lease agreement with Cloverleaf Cold Storage in Sioux City, Iowa. The amended facility lease commenced on February 1, 2001 and has an initial term of twenty years with an option to terminate the lease after ten years. The related future minimum lease payments have been included in the table in Note 8.

[Graphic depicting images of people eating food and stating "SureBeam Safe--When you see the SureBeam name on your food, you know that your food has been SureBeam processed for an added measure of safety and quality. Ask your grocer for SureBeam Safe Foods" with the caption "Food-borne illness is a national problem. Help keep your family safe with SureBeam."]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Through and including             , 2001 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                6,700,000 SHARES

                                     [LOGO]

                              CLASS A COMMON STOCK

                                 --------------
                              P R O S P E C T U S
                               ------------------

                              MERRILL LYNCH & CO.

                           CREDIT SUISSE FIRST BOSTON

                          FIRST UNION SECURITIES, INC.

                           A.G. EDWARDS & SONS, INC.

                                           , 2001
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses payable, other than the underwriting discount and commissions, by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.


SEC Registration fee........................................  $   33,563
NASD filing fee.............................................      13,214
Nasdaq Stock Market Listing Application fee.................      87,000
Blue sky qualification fees and expenses....................       5,000
Printing and engraving expenses.............................     550,000
Legal fees and expenses.....................................     600,000
Accounting fees and expenses................................     550,000
Transfer agent and registrar fees...........................       3,000
Miscellaneous...............................................      10,223
                                                              ----------
    Total...................................................  $1,852,000
                                                              ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

    The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and executive officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

    The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    At present, there is no pending litigation or proceeding involving a Director, officer or key employee of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

    The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the forgoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since January 1, 1997, the Registrant has sold and issued the following unregistered securities:

    1. In connection with the Registrant's reorganization with Titan in August 2000, the Registrant issued 46,583,850 shares of Class B common stock to Titan and 232,919 shares of its Class A common stock to Dr. Gene Ray. The Registrant issued such shares in reliance on the exemption provided in
Section 4(2) of the Securities Act and Regulation D promulgated thereunder.


    2. In August 2000, the Registrant assumed warrants held by Cloverleaf Cold Storage Co. to purchase up to 465,838 shares of its Class A common stock at an exercise price of $0.107 per share and warrants to purchase up to 1,397,515 shares of its Class A common stock at an exercise price of $0.7156 per share in consideration of a strategic leasing agreement. In addition the Registrant assumed warrants held by Applied Power Associates, Inc. to purchase 372,671 shares of its Class A common stock at an exercise price of $0.1438 per share. As a result, the Registrant must issue the specified number of shares of its Class A common stock upon the exercise of these warrants. The Registrant assumed such warrants in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D under the Securities Act.



    3. During the period and in connection with the substitution of SB Operating Co. options, the Registrant granted incentive stock options with an exercise price of $0.1438 per share to employees of the Registrant under its 2000 Stock Option and Incentive Plan (the "2000 Plan") covering an aggregate of 349,374 shares of the Registrant's Class A common stock. The registrant also granted nonstatutory options with an exercise price of $0.1438 per share to employees, officers and directors of the Registrant under its Nonstatutory Stock Option Plan (the "Nonstatutory Plan") covering an aggregate of 7,714,269 shares of the Registrant's Class A common stock.

    The offers, sales and issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and/or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions under compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.


       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
   1.1                  Form of Underwriting Agreement.

   3.1**                Amended and Restated Certificate of Incorporation.

   3.2**                Bylaws.

   4.1**                Reference is made to Exhibits 3.1 and 3.2.

   4.2**                Form of Common Stock Certificate.

   4.3**                Form of Warrant Agreement.

   5.1**                Opinion of Cooley Godward LLP.

  10.1**                Form of Indemnity Agreement entered into between the
                          Registrant and its directors and officers.

  10.2**                Registrant's 2000 Stock Option and Incentive Plan.

  10.3**                Form of Incentive and Nonstatutory Stock Option Agreements
                          under the 2000 Stock Option and Incentive Plan.

  10.4**                Registrant's Employee Stock Purchase Plan.

  10.5**                Registrant's Nonstatutory Stock Option Plan, as amended.

  10.6**                Form of Stock Option Agreement under Registrant's
                          Nonstatutory Stock Option Plan.

  10.7+**               Sub-Lease Agreement between Cloverleaf Cold Storage and The
                          Titan Corporation dated September 1, 1999.

  10.8**                Industrial Real Estate Lease between B/G Management and The
                          Titan Corporation dated April 10, 2000.

  10.10+**              Amended and Restated Agreement No. 3 for Purchase of an
                          X-Ray System by and among SureBeam Corporation, The Titan
                          Corporation, Hawaii Pride LLC, John W. Clark and Eric
                          Weinert.

  10.11**               Supplemental Retirement Plan for Executives, as amended.

  10.12+**              Contract for Purchase and Sale of Equipment and Services
                          dated December 28, 1999 between Zero Mountain Cold Storage and Titan Scan.

  10.13**               Agreement between Texas A&M University, Texas Agricultural
                          Experiment Station and SureBeam Corporation.

  10.14+**              Joint Venture and Strategic Partnering Agreement dated
                          May 18, 2000 between Tech Ion Industrial Brasil S.A. and
                          SureBeam Corporation, as amended.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
  10.15**               Letter Agreement dated September 30, 1999, as amended on
                          October 18, 1999, between The Titan Corporation and Larry
                          Oberkfell.

  10.16**               Letter Agreement dated July 14, 1999 between The Titan
                          Corporation and Kevin Claudio.

  10.17**               Joint Venture Arrangement and Agreement for purchase of an electron beam system by and among SureBeam Corporation and
                          Zero Mountain, Inc. dated August 8, 2000.

  10.18**               Tax Allocation Agreement dated as of August 4, 2000 between
                          The Titan Corporation and SureBeam Corporation.

  10.19**               Corporate Services Agreement dated August 4, 2000 between
                          The Titan Corporation and SureBeam Corporation.

  10.20**               Subordinated Promissory Note dated August 4, 2000 between SB
                          Operating Co. and The Titan Corporation.

  10.21**               Contribution Agreement dated as of August 4, 2000 among The
                          Titan Corporation, SureBeam Corporation and Gene Ray.

  10.22**               Contribution Agreement dated as of August 4, 2000 between
                          SureBeam Corporation and SB Operating Co.

  10.23**               License Agreement dated as of August 4, 2000 between
                          SB Operating Co. and The Titan Corporation.

  10.24                 First Amendment to Sub-Lease Agreement between Cloverleaf
                          Cold Storage and The Titan Corporation dated February 1,
                          2001.

  21.1**                Subsidiaries of the Registrant.

  23.1                  Consent of Arthur Andersen LLP, Independent Public
                          Accountants.

  23.2**                Consent of Cooley Godward LLP. Reference is made to Exhibit
                          5.1.

  24.1**                Power of Attorney.

  27.1**                Financial Data Schedule.


------------------------

  + Confidential Treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.


 ** Previously filed.


(B) SCHEDULES.

    All schedules are omitted because they are not required, are not applicable or the information is included in the consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on the 20th day of February, 2001.


                                                       By:            /s/ LARRY A. OBERKFELL
                                                            -----------------------------------------
                                                                        Larry A. Oberkfell
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 8 has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       President, Chief Executive
               /s/ LARRY A. OBERKFELL                    Officer and Director
     -------------------------------------------         (PRINCIPAL EXECUTIVE        February 20, 2001
                 Larry A. Oberkfell                      OFFICER)

                                                       Vice President and
                /s/ KEVIN K. CLAUDIO                     Chief Financial Officer
     -------------------------------------------         (PRINCIPAL FINANCIAL AND    February 20, 2001
                  Kevin K. Claudio                       ACCOUNTING OFFICER)

                          *
     -------------------------------------------       Chairman of the Board         February 20, 2001
                     Gene W. Ray

                          *
     -------------------------------------------       Director                      February 20, 2001
                    Susan Golding


*By:                 /s/ LARRY A. OBERKFELL
             --------------------------------------
                       Larry A. Oberkfell
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
   1.1                  Form of Underwriting Agreement.

   3.1**                Amended and Restated Certificate of Incorporation.

   3.2**                Bylaws.

   4.1**                Reference is made to Exhibits 3.1 and 3.2.

   4.2**                Form of Common Stock Certificate.

   4.3**                Form of Warrant Agreement.

   5.1**                Opinion of Cooley Godward LLP.

  10.1**                Form of Indemnity Agreement entered into between the
                          Registrant and its directors and officers.

  10.2**                Registrant's 2000 Stock Option and Incentive Plan.

  10.3**                Form of Incentive and Nonstatutory Stock Option Agreements
                          under the 2000 Stock Option and Incentive Plan.

  10.4**                Registrant's Employee Stock Purchase Plan.

  10.5**                Registrant's Nonstatutory Stock Option Plan, as amended.

  10.6**                Form of Stock Option Agreement under Registrant's
                          Nonstatutory Stock Option Plan.

  10.7+**               Sub-Lease Agreement between Cloverleaf Cold Storage and The
                          Titan Corporation dated September 1, 1999.

  10.8**                Industrial Real Estate Lease between B/G Management and The
                          Titan Corporation dated April 10, 2000.

  10.10+**              Amended and Restated Agreement No. 3 for Purchase of an
                          X-Ray System by and among SureBeam Corporation, The Titan
                          Corporation, Hawaii Pride LLC, John W. Clark and Eric
                          Weinert.

  10.11**               Supplemental Retirement Plan for Executives, as amended.

  10.12+**              Contract for Purchase and Sale of Equipment and Services
                          dated December 28, 1999 between Zero Mountain Cold Storage and Titan Scan.

  10.13**               Agreement between Texas A&M University, Texas Agricultural
                          Experiment Station and SureBeam Corporation.

  10.14+**              Joint Venture and Strategic Partnering Agreement dated
                          May 18, 2000 between Tech Ion Industrial Brasil S.A. and
                          SureBeam Corporation, as amended.

  10.15**               Letter Agreement dated September 30, 1999, as amended on
                          October 18, 1999, between The Titan Corporation and Larry
                          Oberkfell.

  10.16**               Letter Agreement dated July 14, 1999 between The Titan
                          Corporation and Kevin Claudio.

  10.17**               Joint Venture Arrangement and Agreement for purchase of an electron beam system by and among SureBeam Corporation and
                          Zero Mountain, Inc. dated August 8, 2000.

  10.18**               Tax Allocation Agreement dated as of August 4, 2000 between
                          The Titan Corporation and SureBeam Corporation.

  10.19**               Corporate Services Agreement dated August 4, 2000 between
                          The Titan Corporation and SureBeam Corporation.

  10.20**               Subordinated Promissory Note dated August 4, 2000 between SB
                          Operating Co. and The Titan Corporation.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
  10.21**               Contribution Agreement dated as of August 4, 2000 among The
                          Titan Corporation, SureBeam Corporation and Gene Ray.

  10.22**               Contribution Agreement dated as of August 4, 2000 between
                          SureBeam Corporation and SB Operating Co.

  10.23**               License Agreement dated as of August 4, 2000 between
                          SB Operating Co. and The Titan Corporation.

  10.24                 First Amendment to Sub-Lease Agreement between Cloverleaf
                          Cold Storage and The Titan Corporation dated February 1,
                          2001.

  21.1**                Subsidiaries of the Registrant.

  23.1                  Consent of Arthur Andersen LLP, Independent Public
                          Accountants.

  23.2**                Consent of Cooley Godward LLP. Reference is made to Exhibit
                          5.1.

  24.1**                Power of Attorney.

  27.1**                Financial Data Schedule.


------------------------

  + Confidential Treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.


 ** Previously filed.